UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Adobe Systems Incorporated
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Adobe Systems Incorporated
345 Park Avenue
San Jose, California 95110-2704
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 12, 2012
Dear Stockholders:
You are cordially invited to attend our 2012 Annual Meeting of Stockholders to be held on Thursday, April 12, 2012 at 9:00 a.m. local time at our East Tower building located at 321 Park Avenue, San Jose, California 95110. We are holding the meeting to:

1.	Elect five members of our Board of Directors named herein to serve for a one-year term;

2.
Approve the amendment of the 2003 Equity Incentive Plan to increase the available share reserve by 12.39 million shares, increase the maximum number of shares that may be granted as incentive stock options and approve new performance metrics as described herein;

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending on November 30, 2012;

4.	Approve, on an advisory basis, the compensation of our named executive officers; and

5.	Transact any other business that may properly come before the meeting.
If you owned our common stock at the close of business on February 15, 2012, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Jose, California for the ten days prior to the meeting for any purpose related to the meeting.
We are pleased to continue to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2011 Annual Report. We believe that this process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2011 Annual Report and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

Sincerely,

Karen Cottle Senior Vice President, General Counsel & Corporate Secretary
March 1, 2012
San Jose, California

ADOBE SYSTEMS INCORPORATED
Proxy Statement
for the
Annual Meeting of Stockholders
To Be Held April 12, 2012

i

____________________
ADOBE SYSTEMS INCORPORATED
____________________
PROXY STATEMENT
____________________
INFORMATION CONCERNING SOLICITATION AND VOTING
Our Board of Directors (the “Board”) is soliciting proxies for our 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) to be held on Thursday, April 12, 2012, at 9:00 a.m. local time at our East Tower building located at 321 Park Avenue, San Jose, California 95110. Our principal executive offices are located at 345 Park Avenue, San Jose, California 95110, and our telephone number is (408) 536-6000.
The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2011 Annual Report, are being distributed and made available on or about March 1, 2012. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials over the internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about March 1, 2012 to most of our stockholders who owned our common stock at the close of business on the record date, February 15, 2012. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.
The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.
Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.
We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or email. We have also retained Innisfree M&A Incorporated to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Innisfree a fee of $12,500 for its services and will reimburse Innisfree for reasonable out-of-pocket expenses, estimated at $20,000. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
QUESTIONS AND ANSWERS

Q:	Who may vote at the meeting?

A:
Our Board set February 15, 2012 as the record date for the meeting. If you owned our common stock at the close of business on February 15, 2012, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of February 15, 2012, there were 496,153,961 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the quorum requirement for the meeting?

A:	A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum.

Your shares will be counted as present at the meeting if you:

• are present and entitled to vote in person at the meeting; or
• have properly submitted a proxy card or voting instruction card, or voted by telephone or over the internet.

Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.

Each proposal identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A:	There are four proposals scheduled to be voted on at the meeting:

• Election of five members of our Board named herein to serve for a one-year term;

•
Approval of the amendment of the 2003 Equity Incentive Plan to increase the available share reserve by 12.39 million shares, increase the maximum number of shares that may be granted as incentive stock options and approve new performance metrics as described herein;

• Ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2012; and

• Approval, on an advisory basis, of the compensation of our named executive officers.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	Why did I receive a Notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A:
We are pleased to continue to take advantage of the SEC rule that allows companies to furnish their proxy materials over the internet. Accordingly, we have sent to most of our stockholders of record and beneficial owners a Notice regarding internet availability of proxy materials. Instructions on how to access the proxy materials over the internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates such election.

Q:	Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the internet availability of proxy materials?

A:
We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to https://www.icsdelivery.com/adobe/index.html and enroll for online delivery of annual meeting and proxy voting materials.

Q:	How can I get electronic access to the proxy materials?

A:
You can view the proxy materials on the internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card.

Our proxy materials are also available on our Investor Relations website at www.adobe.com/aboutadobe/invrelations.

Q:	Can I vote my shares by filling out and returning the Notice?

A:
No. The Notice will, however, provide instructions on how to vote by internet, by telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the meeting.

Q:	How may I vote my shares in person at the meeting?

A:
If your shares are registered directly in your name with our transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting. The meeting will be held at our East Tower building located at 321 Park Avenue, San Jose, California 95110. If you need directions to the meeting, please visit http://www.adobe.com/aboutadobe/maps/sj_map.html.

Q:	How can I vote my shares without attending the meeting?

A:
Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by telephone, by using the internet or by mail if you received a printed set of the proxy materials.

By Telephone or Internet – If you have telephone or internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Mail – If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	What happens if I do not give specific voting instructions?

A:
Registered Stockholder of Record. If you are a registered stockholder of record and you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote at its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Q.	Which ballot measures are considered “routine” or “non-routine?”

A.
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2012 (Proposal 3), is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 3. The election of directors (Proposal 1), the amendment of the 2003 Equity Incentive Plan (Proposal 2) and the advisory vote on executive compensation (Proposal 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and, therefore, there may be broker non-votes on Proposals 1, 2 and 4.

Q:	How can I revoke my proxy and change my vote after I return my proxy card?

A:
You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date; by voting by telephone or by using the internet, either of which must be completed by 11:59 p.m. Eastern Time on April 11, 2012 (your latest telephone or internet proxy is counted); or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

Q:	Where can I find the voting results of the meeting?

A:
The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

PROPOSAL 1
ELECTION OF DIRECTORS
We currently have nine members of our Board, five directors of the Company whose term will expire at the 2012 Annual Meeting of Stockholders and four directors of the Company whose term will expire at the 2013 Annual Meeting of Stockholders. Stockholders will vote for the five nominees listed below to serve until our 2013 Annual Meeting of Stockholders and until such director’s successor has been elected and qualified, or until such director’s death, resignation or removal. The four incumbent members of our Board who were elected to two-year terms at our 2011 Annual Meeting of Stockholders will continue to serve until our 2013 Annual Meeting of Stockholders and until such director’s successor has been elected and qualified, or until such director’s death, resignation or removal. Thereafter, their successors will be elected to one-year terms, and from and after the 2013 Annual Meeting of Stockholders, all directors will stand for election annually.
Each of the nominees listed below is currently a director of Adobe and has previously been elected by our stockholders. There are no family relationships among our directors or executive officers. If any nominee is unable or declines to serve as a director, the Board may designate another nominee to fill the vacancy and the proxy will be voted for that nominee.
Vote Required and Board Recommendation
Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. Any nominee for director, in an uncontested election, who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election shall promptly tender his or her resignation to the Board, and the Board, after taking into consideration the recommendation of the Nominating and Governance Committee of the Board, will determine whether or not to accept the director’s resignation. The election of directors pursuant to this Proposal is an uncontested election, and, therefore, the majority vote standard will apply. Abstentions and broker non-votes will not have any effect on the outcome of this Proposal. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES

Our Board of Directors
The tables below set forth the following information for each nominee and each director of Adobe whose term of office will continue after this meeting: name, age, principal occupation during the past five years, other directorships held in public companies, relevant experiences, qualifications, attributes or skills, and the year service as a director of Adobe commenced.
Nominees for Election for a One-Year Term Expiring in 2013

Name	Principal Occupation During Last Five Years and Relevant Experiences, Qualifications, Attributes or Skills	Age	Director Since

Edward W. Barnholt
Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, from March 1999 to March 2005 and as its Chairman of the Board from November 2002 until his retirement in March 2005. From 1990 to 1999, Mr. Barnholt served in several executive positions at Hewlett-Packard Company, a computer and electronics company, including serving as Executive Vice President and General Manager of its Measurements Organization. Mr. Barnholt currently serves on the board of directors of eBay Inc., a global online marketplace and as Chairman of the Board of KLA-Tencor Corporation, a provider of process control and yield management solutions. Mr. Barnholt holds a B.S. and a M.S. in Electrical Engineering from Stanford University.
		68	2005

As the former President, Chief Executive Officer and Chairman of the Board of Agilent, as well as a former senior executive with Hewlett-Packard, Mr. Barnholt possesses significant leadership and operational experience, including on matters particularly relevant to companies with complex technology and international issues. As a board member of two other public companies, Mr. Barnholt also has strong corporate governance expertise and a global business perspective.

Michael R. Cannon
Mr. Cannon served as President, Global Operations of Dell Inc., a computer systems manufacturer and services provider, from February 2007 until his retirement in January 2009, and as a consultant to Dell from January 2009 until January 31, 2011. Prior to joining Dell, Mr. Cannon was the President and Chief Executive Officer of Solectron Corporation, an electronic manufacturing services company, from January 2003 until February 2007. From July 1996 until January 2003, Mr. Cannon served as the Chief Executive Officer of Maxtor Corporation, a disk drive and storage systems manufacturer. Prior to joining Maxtor, Mr. Cannon held senior management positions at IBM, a global services, software and systems company. Mr. Cannon also serves on the board of directors of Seagate Technology Public Limited Company, a disk drive and storage solutions company, Lam Research Corporation, a semiconductor wafer fabrication equipment company and Elster Group SE, a metering and smart grid technology company. Mr. Cannon studied mechanical engineering at Michigan State University and completed the Advanced Management Program at Harvard Business School.
		59	2003

Mr. Cannon’s career spans 35 years in technology. As a result of his former senior executive positions at Dell, Solectron and Maxtor, Mr. Cannon possesses a significant amount of leadership and worldwide operational experience with companies in high technology industries. In addition, as Chief Executive Officer with financial oversight responsibilities at both Solectron and Maxtor, Mr. Cannon possesses extensive financial expertise. Also, from his service as a board member with three other public companies, Mr. Cannon offers our Board a deep understanding of corporate governance matters.

Name	Principal Occupation During Last Five Years and Relevant Experiences, Qualifications, Attributes or Skills	Age	Director Since

James E. Daley
Mr. Daley has been an independent consultant since his retirement in July 2003 from Electronic Data Systems Corporation (“EDS”), an information technology service company. Mr. Daley served as Executive Vice President and Chief Financial Officer of EDS from March 1999 to February 2003, and as its Executive Vice President of Client Solutions, Global Sales and Marketing from February 2003 to July 2003. From 1963 until his retirement in 1998, Mr. Daley was with Price Waterhouse, L.L.P., an accounting firm, where he served as Co-Chairman-Operations and Vice-Chairman-International from 1988 to 1998. Mr. Daley currently serves on the board of directors of The Guardian Life Insurance Company of America. Mr. Daley holds a B.B.A. from Ohio University.
		70	2001

With more than 35 years of service with the international accounting firm Price Waterhouse, L.L.P., as well as his past service as the Chief Financial Officer of a publicly traded global technology company, Mr. Daley brings to the Board extensive financial expertise related to the business and financial issues facing large global technology corporations, as well as a comprehensive understanding of international business and corporate governance matters.

Charles M. Geschke	Dr. Geschke was a founder of Adobe and has served as our Chairman of the Board since September 1997, sharing that office with John E. Warnock. He was our Chief Operating Officer from December 1986 until July 1994 and our President from April 1989 until his retirement in April 2000. Dr. Geschke holds a Ph.D. in Computer Science from Carnegie Mellon University.	72	1983

As a co-founder of Adobe and its former President and Chief Operating Officer, Dr. Geschke has experience growing Adobe from a start-up to a large publicly traded company. His nearly 20 years of executive and technological leadership at Adobe provides the Board with significant leadership, operations and technology experience, as well as important perspectives on innovation, management development, and global challenges and opportunities. As Chairman of the Board of Directors of Adobe, Dr. Geschke has a strong understanding of his role as a director and a broad perspective on key industry issues and corporate governance matters.

Shantanu Narayen
Mr. Narayen currently serves as our President and Chief Executive Officer. He joined Adobe in January 1998 as Vice President and General Manager of our engineering technology group. In January 1999, he was promoted to Senior Vice President, Worldwide Products, and in March 2001 he was promoted to Executive Vice President, Worldwide Product Marketing and Development. In January 2005, Mr. Narayen was promoted to President and Chief Operating Officer, and effective December 2007, he was appointed our Chief Executive Officer and joined our Board of Directors. Mr. Narayen serves on the board of directors of Dell Inc. Mr. Narayen holds a B.S. in Electronics Engineering from Osmania University in India, a M.S. in Computer Science from Bowling Green State University and an M.B.A. from the Haas School of Business, University of California, Berkeley.
		48	2007

As our President and Chief Executive Officer and as an Adobe employee for well over a decade, Mr. Narayen brings to the Board extensive leadership and industry experience, including a deep knowledge and understanding of our business, operations and employees, the opportunities and risks faced by Adobe, and management’s current and future strategy and plans. As a member of the board of directors of Dell, he also has a strong understanding of his role as a director and a broad perspective on key industry issues and corporate governance matters.

Incumbent Directors with a Term Expiring in 2013

Name	Principal Occupation During Last Five Years and Relevant Experiences, Qualifications, Attributes or Skills	Age	Director Since

Robert K. Burgess
Mr. Burgess has been an independent consultant since December 2005. He served as Chief Executive Officer of Macromedia, Inc., a provider of internet and multimedia software, from November 1996 to January 2005. He also served on the board of directors of Macromedia from November 1996 until December 2005, as Chairman of the Board of Macromedia from July 1998 until December 2005 and as Executive Chairman of Macromedia from January 2005 until December 2005, when Macromedia was acquired by Adobe. Prior to joining Macromedia, Mr. Burgess held key executive positions at Silicon Graphics, Inc., a graphics and computing company, and from 1991 to 1995 served as Chief Executive Officer and a member of the board of directors of Alias Research, Inc., a publicly traded 3D software company, prior to its acquisition by Silicon Graphics. Mr. Burgess currently serves on the board of IMRIS Inc., a provider of image guided therapy solutions, and NVIDIA Corporation, a provider of programmable graphics processing technologies. Mr. Burgess holds a B.Com. from McMaster University in Canada.
		54	2005

As the former Executive Chairman, Chief Executive Officer and Chairman of the Board of Macromedia, as well as several other executive positions, Mr. Burgess has extensive executive leadership experience, as well as extensive knowledge of operational, financial and strategic issues. He also possesses significant experience with business issues in technology organizations as a result of his former executive roles. With more than 15 years experience as a board member of publicly traded companies, Mr. Burgess also has a broad understanding of the role and responsibilities of the board and valuable insight on a number of significant issues in the technology industry.

Daniel Rosensweig
Mr. Rosensweig is currently President, Chief Executive Officer and a member of the board of directors of Chegg.com, an online textbook rental company. Prior to joining Chegg.com in February 2010, Mr. Rosensweig served as President and Chief Executive Officer of RedOctane, a business unit of Activision Publishing, Inc., a developer, publisher and distributor of interactive entertainment and leisure products. Prior to joining RedOctane in March 2009, Mr. Rosensweig was an Operating Principal at the Quadrangle Group, a private investment firm. Prior to joining the Quadrangle Group in August 2007, Mr. Rosensweig served as Chief Operating Officer of Yahoo! Inc., an internet content and service provider, which he joined in April 2002. Prior to joining Yahoo!, Mr. Rosensweig was President of CNET Networks, Inc., an interactive media company, which he joined in October 2000. Mr. Rosensweig served for 18 years with Ziff-Davis, an integrated media and marketing services company, including roles as President and Chief Executive Officer of its subsidiary ZDNet, from 1997 until 2000 when ZDNet was acquired by CNET. Mr. Rosensweig holds a B.A. in Political Science from Hobart College.
		50	2009

As a result of his current executive position at Chegg.com, as well as his former positions as a senior executive at global media and technology organizations, Mr. Rosensweig provides the Board with extensive and relevant executive leadership, worldwide operations and technology industry experience.

Name	Principal Occupation During Last Five Years and Relevant Experiences, Qualifications, Attributes or Skills	Age	Director Since

Robert Sedgewick	Dr. Sedgewick has been a Professor of Computer Science at Princeton University since 1985, where he was the founding Chairman of the Department of Computer Science and is now the William O. Baker Professor of Computer Science. From 1975 to 1985, he served on the faculty at Brown University. Dr. Sedgewick holds a Ph.D. in Computer Science from Stanford University.	65	1990

Professor Sedgewick has held visiting research positions at Xerox PARC in Palo Alto, Institute for Defense Analyses in Princeton and INRIA in Rocquencourt, France. He regularly serves on journal editorial boards and organizes program committees of conferences and workshops on data structures and the analysis of algorithms held throughout the world.

Professor Sedgewick’s research interests include mathematical analysis of algorithms, design of data structures and algorithms and program visualization. He has published widely in these areas and is the author of several books. His latest books are “An Introduction to Programming in Java - An Interdisciplinary Approach” (with Kevin Wayne), “Analytic Combinatorics” (with Philippe Flajolet) and a new fourth edition of “Algorithms,” the latest in a series that has sold over one-half million copies.

As a Professor and the founding Chairman of the Department of Computer Science, Dr. Sedgewick brings to the Board extensive leadership experience and expertise on technology issues in the software industry. Also, as the holder of a Ph.D. degree in Computer Science from Stanford University, and the author of numerous research papers and widely used series of textbooks on algorithms, Dr. Sedgewick offers relevant expertise on a broad range of technology issues. As a result of his membership on Adobe’s Board, Dr. Sedgewick also possesses experience with a range of corporate governance issues.

John E. Warnock	Dr. Warnock was a founder of Adobe and has been our Chairman of the Board since April 1989. Since September 1997, he has shared the position of Chairman with Charles M. Geschke. Dr. Warnock served as our Chief Executive Officer from 1982 until December 2000. From December 2000 until his retirement in March 2001, Dr. Warnock served as our Chief Technical Officer. Dr. Warnock currently serves as Chairman of the Board of Salon Media Group, Inc. Dr. Warnock holds a Ph.D. in Electrical Engineering from the University of Utah.	71	1983

As a co-founder of Adobe and its former Chief Executive Officer and Chief Technical Officer, Dr. Warnock has experience growing Adobe from a start-up to a large publicly traded company. His nearly 20 years of executive and technological leadership at Adobe provides the Board with significant leadership, operations and technology experience, as well as important perspectives on innovation, management development, and global challenges and opportunities. As Chairman of the Board of Directors of Adobe and Salon, Dr. Warnock has a strong understanding of his role as a director and a broad perspective on key industry issues and corporate governance matters.

Independence of Directors
As required by the NASDAQ Global Select Market’s (“NASDAQ”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ listing standards.
In determining Dr. Warnock’s independence, the Board considered Dr. Warnock’s son’s employment at Adobe as a project manager, a non-executive position, prior to his son’s departure from Adobe in March 2010 and another son’s service as a consultant to the Company during fiscal year 2011. Adobe considers these business relationships to be at arms length and in the ordinary course of business. Neither was considered a material relationship because of the nature and, with regards to the consulting services, the limited duration of the services and the relatively insignificant amount involved.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his family members, Adobe, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our Board is comprised of independent directors. Our independent directors include: Mr. Barnholt, Mr. Burgess, Mr. Cannon, Mr. Daley, Dr. Geschke, Mr. Rosensweig, Dr. Sedgewick and Dr. Warnock.
Committees of the Board
The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; our enterprise risk management program (in conjunction with the Board); and our compliance with related legal, regulatory and ethical requirements. The Audit Committee oversees the appointment, compensation, engagement, retention, termination and services of our independent registered public accounting firm, including conducting a review of its independence; reviewing and approving the planned scope of our annual audit; overseeing our independent registered public accounting firm’s audit work; reviewing and pre-approving any audit and non-audit services that may be performed by our independent registered public accounting firm; reviewing with management and our independent registered public accounting firm the adequacy of our internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; monitoring the rotation of partners of our independent registered public accounting firm on our audit engagement team as required by regulation; and overseeing the performance of our internal audit function. The Audit Committee establishes procedures, as required under applicable regulation, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm. The Audit Committee has the authority to obtain independent advice and assistance from internal or external legal, accounting and other advisors, at Adobe’s expense. See “Report of the Audit Committee” contained in this proxy statement.
Each member of the Audit Committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Burgess, Mr. Cannon and Mr. Daley (i) are “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and (ii) also meet NASDAQ’s financial sophistication requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, a copy of which can be found on our website at www.adobe.com/corporateresponsibility/corporate.html.
The Executive Compensation Committee sets and administers the policies governing all compensation of our executive officers, including cash and non-cash compensation and equity compensation programs, and is responsible for making recommendations to the Board concerning Board and committee compensation. The Executive Compensation Committee also reviews and approves equity-based compensation grants to our non-executive officer employees and consultants, other than stock option, performance share and restricted stock unit grants to our non-executive officer employees that are approved by a Management Committee for Employee Equity Awards appointed by the Board and consisting of our Chief Executive Officer and Senior Vice President, Human Resources. In addition, the Executive Compensation Committee reviews and approves our stock ownership guidelines for senior management, which are described below in “Compensation Discussion and Analysis—Ownership Guidelines and Policies—Stock Ownership Guidelines”. The Executive Compensation Committee is also responsible for oversight of our overall compensation plans and benefit programs, as well as the approval of all employment, severance and change of control agreements and plans applicable to our executive officers. The Executive Compensation Committee oversees all matters related to stockholder approval of executive compensation and evaluates the risk-taking incentives and risk management of our compensation policies and practices. The Executive Compensation Committee also has the authority to obtain independent advice and assistance from internal or external legal, accounting and other advisors, at Adobe’s expense. The members of the Executive Compensation Committee are all independent directors within the meaning of applicable NASDAQ listing standards, and all of the members are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Executive Compensation Committee acts pursuant to a written charter, a copy of which can be found on our website at www.adobe.com/corporateresponsibility/corporate.html.
Risk Analysis of Performance-Based Compensation Plans
Our Executive Compensation Committee believes that our employee compensation programs do not encourage excessive and unnecessary risk-taking that would be reasonably likely to have a material adverse effect on Adobe. The Executive Compensation Committee oversaw the performance of a risk assessment of our compensation programs as generally applicable to our employees to ascertain any potential material risks that may be created by the compensation programs. The Executive Compensation Committee considered the findings of the assessment conducted internally and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage employees to take unnecessary or excessive risks, and that the level of risk that they do encourage is not reasonably likely to materially harm our business or financial condition, after considering mitigating controls.
Although the majority of target total direct compensation provided to our executive officers is typically performance-based, the Executive Compensation Committee believes that our executive compensation programs have been designed with appropriate controls and other mitigating measures to prevent excessive and unnecessary risk taking. Our other performance-based employee compensation programs typically make up a smaller percentage of our other employees’ overall compensation and therefore provide even less incentive for risk-taking. The design of these broad-based employee compensation programs is intended to encourage our employees to remain focused on both short- and long-term operational and financial goals of the company in several key respects:

•
The Executive Bonus Plan (as described under “Compensation Discussion and Analysis—Elements of Compensation—Cash Incentives—Annual Cash Incentive Plan”), and the similar bonus plan for employees who are not executive officers, had only a one year measurement period, but included both revenue and operating profit measures that must be achieved, in order to provide balanced objectives emphasizing both revenue generation and expense management.

•
Our system of internal controls over financial reporting, standards of business conduct, and compliance programs, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our bonus and sales compensation plans.

•	Our performance-based plans include caps that in recent years have ranged from 110% to 200% of the target awards. We believe these caps limit the incentive for excessive risk-taking by our employees.

•
Equity incentive awards for our executive officers have included three different types of equity, which helps to diversify the executive officers’ interests and limit the potential value of excessive risk-taking. For most of our non-executive employees, equity incentive awards are solely in the form of restricted stock units (“RSUs”). Annual equity incentive awards for our executive officers and employees for fiscal year 2011 vest monthly in equal installments over forty-eight months for options, 25% each year over four years for RSUs and 1/3 each year over three years for performance shares, encouraging executiveofficers and other employees to focus on sustained stock price appreciation over the long term. As discussed in the executive summary of the Compensation Discussion and Analysis section of this proxy statement, stock options were eliminated from the mix of equity incentive awards granted to our executive officers in fiscal year 2012, which our Executive Compensation Committee believes will further mitigate the potential value to our executive officers of unnecessary or excessive risk-taking.

•
Our officers at the Senior Vice President level and above are all subject to and in compliance with our stock ownership guidelines, described under “Compensation Discussion and Analysis—Ownership Guidelines and Policies—Stock Ownership Guidelines,” which encourage a level of stock ownership that we believe appropriately aligns their interests with those of our stockholders.

The Nominating and Governance Committee’s primary purpose is to evaluate candidates for membership on our Board and make recommendations to our Board regarding candidates; make recommendations with respect to the composition of our Board and its committees; review and make recommendations regarding the functioning of our Board as an entity; recommend corporate governance principles applicable to Adobe; manage periodic review, discussion and evaluation of the performance of our Board, its committees and its members; assess the independence of our directors; consider and approve or disapprove any related-person transaction as defined under Item 404 of Regulation S-K promulgated by the SEC, after examining each such transaction for potential conflicts of interest and other improprieties; review the board memberships of other entities held by members of the Board and review and approve such memberships for our executive officers. The Nominating and Governance Committee also assists our Board in reviewing and assessing management development and succession planning for our executive officers. The Nominating and Governance Committee has the authority to obtain independent advice and assistance from internal or external legal, accounting and other advisors, at Adobe’s expense. The members of our Nominating and Governance Committee are all independent directors within the meaning of applicable NASDAQ listing standards. The Nominating and Governance Committee operates pursuant to a written charter, a copy of which can be found on our website at www.adobe.com/corporateresponsibility/corporate.html.
In carrying out its function to nominate candidates for election to our Board, the Nominating and Governance Committee considers the Board’s mix of skills, experience, character, commitment and diversity—diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements and needs of our Board at that point in time. In reviewing potential candidates, the Committee will also consider all relationships between any proposed nominee and any of Adobe’s stockholders, competitors, customers, suppliers or other persons with a relationship to Adobe. The Nominating and Governance Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Nominating and Governance Committee’s judgment, interfere with or limit such candidate’s ability to do so. Each candidate should also be prepared to represent the best interests of all of our stockholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Nominating and Governance Committee also considers such director’s past attendance at Board and committee meetings and participation in and contributions to the activities of our Board. The Nominating and Governance Committee has no stated specific minimum qualifications that must be met by a candidate for a position on our Board. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of our Audit Committee to meet the criteria for an “audit committee financial expert” as defined by SEC rules, that at least two members of our Executive Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Code, and that a majority of the members of our Board meet the definition of “independent director” within the meaning of applicable NASDAQ listing standards.
The Nominating and Governance Committee’s methods for identifying candidates for election to our Board include the solicitation of ideas for possible candidates from a number of sources, including from members of our Board, our executive officers, individuals who our executive officers or Board members believe would be aware of candidates who would add value to our Board and through other research. The Nominating and Governance Committee, from time to time, retains for a fee one or more third-party search firms to identify suitable candidates.
Any of our stockholders may nominate one or more persons for election as a director at our annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Bylaws. In addition, the notice must include any other information required pursuant to Section 14 of the Exchange Act. In order for the director nomination to be timely for our 2013 Annual Meeting of Stockholders, a stockholder’s notice to our Corporate Secretary must be delivered to our principal executive offices no later than November 1, 2012 nor earlier than October 2, 2012. Our Bylaws specify additional requirements if stockholders wish to nominate directors at special meetings of stockholders.
The Nominating and Governance Committee will consider all candidates identified through the processes described above, and will evaluate each candidate, including incumbents, based on the same criteria.
Meetings of the Board and Committees
During fiscal year 2011, our Board held four meetings, and its three standing committees—Audit Committee, Executive Compensation Committee, and Nominating and Governance Committee—collectively held 23 meetings. Other than Mr. Burgess, each director attended at least 75% of the meetings (held during the period that such director served) of the Board and the committees on which such director served in fiscal year 2011. Members of our Board are encouraged to attend our annual meetings of stockholders. Eight of our Board members attended our 2011 Annual Meeting of Stockholders.
The following table sets forth the three standing committees of our Board, the members of each committee, and the number of meetings held by our Board and the committees during fiscal year 2011:

Name	Board	Audit(1)	Executive Compensation(2)	Nominating and Governance(3)

Mr. Barnholt	X		X	Chair
Mr. Burgess	X	X
Mr. Cannon	X	X
Mr. Daley	X	Chair		X
Dr. Geschke	Chair
Ms. Mills(4)	X		Chair	X
Mr. Narayen	X
Mr. Rosensweig	X		Chair	X
Dr. Sedgewick	X	X	X
Dr. Warnock	Chair
Number of meetings held in fiscal year 2011	6	11	7	5
_________________________

(1)
Prior to April 20, 2011, our Audit Committee for fiscal year 2011 was composed of Mr. Cannon, Mr. Daley (Chair) and Dr. Sedgewick. Effective April 20, 2011 and for the remainder of fiscal year 2011, our Audit Committee was composed of Mr. Burgess, Mr. Cannon and Mr. Daley (Chair).

(2)
Prior to April 20, 2011, our Executive Compensation Committee for fiscal year 2011 was composed of Mr. Barnholt, Ms. Mills (Chair) and Mr. Rosensweig. Effective April 20, 2011 and for the remainder of fiscal year 2011, our Executive Compensation Committee was composed of Mr. Barnholt, Mr. Rosensweig (Chair) and Dr. Sedgewick.

(3)
Prior to April 20, 2011, our Nominating and Governance Committee for fiscal year 2011 was composed of Mr. Barnholt (Chair), Mr. Daley and Ms. Mills. Effective April 20, 2011 and for the remainder of fiscal year 2011, our Nominating and Governance Committee was composed of Mr. Barnholt (Chair), Mr. Daley and Mr. Rosensweig.

(4)
Ms. Mills did not stand for re-election to our Board at our 2011 Annual Meeting of Stockholders. Immediately preceding our 2011 Annual Meeting of Stockholders held on April 21, 2011, the authorized size of our Board was reduced to nine members.

The members of the respective committees satisfy the applicable qualification requirements of the SEC, NASDAQ and the Code.

Communications with the Board
Any stockholder who desires to contact our Board, or specific members of our Board, may do so electronically by sending an email to the following address: directors@adobe.com. Alternatively, a stockholder may contact our Board, or specific members of our Board, by writing to: Stockholder Communications, Adobe Systems Incorporated, 345 Park Avenue, San Jose, California 95110-2704 USA. All such communications will be initially received and processed by the office of our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to the Chair of the Audit Committee. Other matters will be referred to the Board, the non-employee directors or individual directors as appropriate.
Board Leadership Structure
We separate the roles of Chief Executive Officer and Chairmen of our Board. Our Board is currently chaired by Drs. Geschke and Warnock, Adobe’s founders and the former President and Chief Executive Officer, respectively. The duties of the Chairmen of our Board include:

•	presiding over all meetings of the Board;

•	preparing the agenda for Board meetings in consultation with the Chief Executive Officer and other members of our Board;

•	calling and presiding over meetings of the independent directors;

•	managing the Board’s evaluation of the Chief Executive Officer; and

•	presiding over all meetings of stockholders.
Accordingly, the Chairmen have substantial ability to shape the work of our Board. We believe that separation of the positions of Chairmen and Chief Executive Officer reinforces the independence of our Board in its oversight of our business and affairs. In addition, such separation helps create an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of Adobe and its stockholders.
Our Board also believes that there may be advantages to having independent chairmen for matters such as communications and relations between our Board, the Chief Executive Officer, and other senior management and in assisting our Board in reaching consensus on particular strategies and policies. Dr. Geschke’s and Dr. Warnock’s past service as executive officers helps ensure our Board and management act with a common purpose, making them best positioned to act as a bridge between management and the Board. Having Chairmen separate from the Chief Executive Officer also allows the Chairmen to focus on assisting the Chief Executive Officer and senior management in seeking and adopting successful business strategies and risk management policies and in making successful choices in management succession. The Board also believes that it is advantageous to have Chairmen with extensive history and knowledge of Adobe, as is the case with Drs. Geschke and Warnock.
The Board’s Role in Risk Oversight
Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that actively manages risks as a part of Adobe’s corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing Adobe. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to oversee our major financial risk exposures and the steps our management has taken to monitor and control these exposures as well as oversight of our enterprise risk management program. The Audit Committee also monitors compliance with legal and regulatory requirements and oversees the performance of our internal audit function. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-persons transactions. Our Executive Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

PROPOSAL 2
APPROVAL OF THE AMENDMENT OF THE
ADOBE SYSTEMS INCORPORATED 2003 EQUITY INCENTIVE PLAN
In February 2012, the Executive Compensation Committee approved amendments to the Adobe Systems Incorporated 2003 Equity Incentive Plan (the “2003 Plan”), including an increase to the available share reserve, an increase to the maximum number of incentive stock options that may be issued under the 2003 Plan, and the addition of new performance metrics, each subject to approval by our stockholders. Our Board believes that the 2003 Plan is an integral part of our Total Rewards Program. See “Compensation Discussion and Analysis” contained in this proxy statement for more information on our Total Rewards Program.
Stockholder approval of our request for additional shares is necessary to enable us to grant equity to new employees and continue with our annual grant program for existing employees in fiscal year 2013, even though we significantly reduced the percentage of employees eligible to receive fiscal year 2012 annual grants. New hire grants are essential in helping us attract talented individuals and align their interests with our stockholders, and annual grants are essential in helping us retain our most valuable employees and keep their interests aligned with our stockholders. Our Board and management, therefore, recommend that stockholders approve the amendments to the 2003 Plan, including the request for an addition of 12.39 million shares to the share reserve.
General 2003 Plan Information
Our 2003 Plan is a vital component of our employee compensation programs, since it allows us the ability to compensate our employees based on company performance, while at the same time providing an incentive to build stockholder value. Our 2003 Plan was originally adopted by our Board in January 2003 and approved by our stockholders in April 2003 as a successor plan to our 1994 Stock Option Plan and our 1999 Equity Incentive Plan. On April 9, 2008, our stockholders approved the expansion of the eligible class of participants under the 2003 Plan to include non-employee directors, and our 2003 Plan became a successor plan to the 1996 Outside Directors Stock Option Plan. In addition, our Board, or a committee thereof, with stockholder approval as required, has amended our 2003 Plan from time to time. As of February 2, 2012, an aggregate of 20,760,940 shares of our common stock remained available for future grants under our 2003 Plan. The closing market price of our common stock on February 2, 2012 was $31.29.
In fiscal year 2011, equity awards for a total of 11,168,378 shares of our common stock were granted to employees pursuant to the 2003 Plan. Mr. Narayen, our President and Chief Executive Officer, was granted awards totaling 457,000 shares (assuming performance shares at target), or 4% of the total number of shares granted. Grants to all of our executive officers equaled 12% of the total number of shares granted. In fiscal year 2012, the equity grants to Mr. Narayen were equal to approximately 4% of the total number of shares of our common stock granted through January 24, 2012, which includes our annual grant awards to all eligible employees of Adobe, and our other executive officers were granted approximately 9% of the total number of shares of our common stock granted to all employees of Adobe through January 24, 2012.
Shares Available in Our Equity Incentive Plans
While the 2003 Plan is the primary equity plan we use to grant equity awards, we also have a small number of shares available in our 2005 Equity Incentive Assumption Plan and our 1994 Performance and Restricted Stock Plan.
As of February 2, 2012, we had a total of 2,981,545 shares available in our 2005 Equity Incentive Assumption Plan. This plan has four separate share reserves. Three of the reserves, representing 2,813,782 of the available shares, require that each full value award reduces the share reserve by 1.77 shares. The final reserve, representing 167,763 of the available shares, does not have a fungible ratio provision (so each full value share reduces the share reserve by one share). Additional information regarding our 2005 Equity Incentive Assumption Plan and its various reserves can be found in “Equity Compensation Plan Information” below.
In addition, as of February 2, 2012, we had a total of 50,328 shares available in our 1994 Performance and Restricted Stock Plan. This plan does not have a fungible ratio provision.

As of February 2, 2012, under our three equity incentive plans described above and equity plans and other grants assumed as the result of acquisitions, we had an aggregate of 33,935,661 outstanding stock options and stock appreciation rights (“SARs”), with a weighted average exercise price of $31.00 and a weighted averaged remaining term of 3.14 years, as well as 20,268,100 outstanding full value awards.
Amendments to the 2003 Plan
Our Board believes the 2003 Plan is important to Adobe’s success in enhancing our ability to attract and retain talented people and motivate them to build long-term value for our stockholders. See “Compensation Discussion and Analysis” contained in this proxy statement for more information regarding our executive compensation strategy. In addition to recent clarifying updates to the 2003 Plan as approved by our Board, we have made, and submit for your consideration, an amendment to the 2003 Plan to (i) increase the available share reserve by 12.39 million shares of our common stock (for a cumulative aggregate share authorization of 229,649,620 shares); (ii) increase the maximum number of shares that may be granted as incentive stock options under the 2003 Plan to equal the proposed, amended available share reserve for the 2003 Plan; and (iii) approve new performance metrics as described in the “Performance Awards” section of this proposal.
Vote Required and Board Recommendation
Approval of the amendment to the 2003 Plan requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the meeting. Abstentions and broker non‑votes will not have any effect on the outcome of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Summary of the 2003 Plan
The following paragraphs provide a summary of the principal features of the 2003 Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the amended and restated 2003 Plan, a copy of which has been filed with the SEC with this proxy statement as Annex A.
General. Our 2003 Plan advances the interests of Adobe and our stockholders by providing equity-based incentives that are necessary in today’s competitive labor market to attract, reward and retain employees, consultants, directors and other advisors upon whose judgment and contributions we depend for our success. The 2003 Plan allows us to achieve these purposes by providing for grants of stock options, stock appreciation rights, stock purchase rights, stock bonuses, RSUs, performance shares and performance units in consideration for services rendered by the participant to Adobe.
Eligibility. Under the 2003 Plan, we may grant awards to employees (including executive officers) and consultants of Adobe, our subsidiary corporations or other affiliated entities of Adobe, and members of our Board. Pursuant to applicable tax law, we may grant incentive stock options only to employees; however, we may grant nonstatutory stock options, stock appreciation rights, stock bonuses, stock purchase rights, RSUs, performance shares and performance units to any eligible participant. As of February 2, 2012, we had a total of 9,776 employees and consultants and eight non-employee directors who would be eligible to be granted awards from the 2003 Plan.
Shares Subject to the 2003 Plan. We are proposing an increase in the available share reserve under the 2003 Plan by 12.39 million shares of our common stock. In fiscal year 2012, to help us conserve shares, we only made annual grants to approximately one-third of our employees, focusing on our top performers, whereas in prior years we have made grants to 50% or more of our employees. If this increase is not approved, we will not have enough shares available to make meaningful annual grants in fiscal year 2013 to help us retain top employees. If such increase is approved by our stockholders, the cumulative aggregate share authorization under our 2003 Plan will increase from 217,259,620 (the “Existing Share Reserve”) to 229,649,620 shares. As of February 2, 2012, 36,368,153 shares were issued from the Existing Share Reserve, awards covering 44,515,075 shares were outstanding under the Existing Share Reserve, and 20,760,940 shares remained available for future awards under the Existing Share Reserve.
The share reserve for the 2003 Plan is reduced:

•	by one share for each share granted upon the exercise of stock options or stock appreciation rights awarded at any time under the 2003 Plan;

•	by 1.77 shares for each share granted pursuant to all awards other than stock options or stock appreciation rights awarded under the 2003 Plan on or after April 1, 2009;

•	by 2.4 shares for each share granted pursuant to all awards other than stock options or stock appreciation rights awarded under the 2003 Plan from April 10, 2008 through March 31, 2009;

•	by 2.1 shares for each share granted pursuant to all awards other than stock options or stock appreciation rights awarded under the 2003 Plan from April 5, 2007 through April 9, 2008; and

•	by one share for each share granted pursuant to all awards granted under the 2003 Plan prior to April 5, 2007.
If any award granted under the 2003 Plan expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase upon failure to vest at termination are forfeited or repurchased, such shares will again become available for issuance under the 2003 Plan in proportion to the number of shares by which the reserve was originally reduced at the time of grant or issuance. Shares will not be treated as having been issued under the 2003 Plan, and will therefore not reduce the number of shares available for grant, to the extent an award is settled in cash (other than cash settled stock appreciation rights). Shares will be treated as having been issued under the 2003 Plan to the extent such shares are withheld in satisfaction of tax withholding obligations or the payment of the awards exercise or purchase price.

Appropriate adjustments will be made to the share reserve, to the other numerical limits described in the 2003 Plan (such as the limit on the number of shares that may be issued as incentive stock options and the limit on the number of shares that may be awarded to any one person in any fiscal year for purposes of Section 162(m) of the Code) and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock.
Administration. The 2003 Plan is administered by the Board and by two committees duly appointed by the Board: the Executive Compensation Committee and the Management Committee for Employee Equity Awards. The Board authorizes grants of awards to its directors pursuant to the terms of the 2003 Plan. The Executive Compensation Committee, which consists of at least two directors who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Code, is authorized to grant all types of awards to employees, executive officers and consultants. The Management Committee for Employee Equity Awards is authorized by the Board to grant stock options, performance shares and RSUs to eligible employees who are not executive officers, directors or consultants. For purposes of this proposal, the term “Committee” refers to either of such duly appointed committees or the Board, unless the context or applicable law requires otherwise.
Subject to the provisions of the 2003 Plan and the authority delegated to it by the Board, the Committee determines, in its discretion, the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Executive Compensation Committee may (subject to certain limitations required by Section 162(m) of the Code and the express language in the 2003 Plan that prohibits a reduction in the exercise price of outstanding awards without stockholder approval), amend, modify, extend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The Executive Compensation Committee may also establish rules and policies for administration of the 2003 Plan and adopt one or more forms of agreement to evidence awards made under the 2003 Plan. The Executive Compensation Committee interprets the 2003 Plan and any agreement used under the 2003 Plan, and all determinations of the Executive Compensation Committee will be final and binding on all persons having an interest in the 2003 Plan or any award issued under the 2003 Plan. The 2003 Plan provides, subject to certain limitations, for indemnification by Adobe of any officer, employee or director against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2003 Plan.
Stock Options. The Committee may grant nonstatutory stock options, incentive stock options or a combination of each. Subject to appropriate adjustment in the event of a change in our capital structure, we may not grant to any one employee in any fiscal year stock options which, together with Freestanding SARs (as defined below) granted that year, cover more than 4,000,000 shares in the aggregate.
The terms of the 2003 Plan limit the shares of our common stock available for issuance pursuant to the exercise of incentive stock options. We are asking that our stockholders approve an increase to this limitation to equal to the proposed, amended available share reserve for the 2003 Plan, for a total of 229,649,620 shares, as part of this proposal.
Each stock option granted under the 2003 Plan must be evidenced by a written agreement between us and the optionee specifying the number of shares subject to the stock option and the other terms and conditions of the stock option, consistent with the requirements of the 2003 Plan. The exercise price of each stock option may not be less than the fair market value of a share of our common stock on the date of grant (except in connection with the assumption or substitution for another stock option in a manner qualifying under Sections 409A and 424(a) of the Code). In addition, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any subsidiary corporation of Adobe (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of our common stock on the date of grant.
The 2003 Plan provides that the stock option exercise price may be paid in cash, by check or in cash equivalent; by means of a broker-assisted cashless exercise; by means of a “net exercise” arrangement; by tender of shares of common stock owned by the optionee having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any stock option award. No stock option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the stock option, including, if permitted or required by us, through the optionee’s surrender of a portion of the stock option shares to Adobe.
Stock options become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. In general, our employee stock options vest in monthly installments over a period of four years after the date of grant, except for new-hire grants, which vest 1/4 on the first anniversary of the grant date and then monthly thereafter for the following three years. Stock options granted to our directors generally vest 100% on the day immediately preceding the date of the next annual meeting of stockholders.
Stock options granted to our employees and directors will expire not later than seven years from the date of grant and in no event will the term of an incentive stock option granted to a Ten Percent Stockholder exceed five years. Subject to the term of the stock option, a stock option generally will remain exercisable for three months following the optionee’s termination of service, except that if service terminates at or after an optionee has reached 65 years of age (or, for directors, after four years of service), or as a result of an optionee’s death or disability, the stock option generally will remain exercisable for one year, and, if an employee optionee’s service is terminated for cause, the stock option will terminate immediately. The Committee, in its discretion, may provide different post-termination exercise periods, but in any event the stock option must be exercised no later than the original expiration of its term.
Stock options are not assignable or transferable by the optionee other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and as set forth in the stock option award agreement, a stock option is assignable or transferable subject to the applicable limitations described in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended (which includes transfers to family members, family trusts or pursuant to domestic relations orders, but excludes transfers of stock options for consideration).
Stock Appreciation Rights. The Committee may grant stock appreciation rights either in tandem with a related stock option (a “Tandem SAR”) or independently of any stock option (a “Freestanding SAR”). A Tandem SAR requires the stock option holder to elect either the exercise of the underlying stock option for shares of common stock, the surrender of the stock option or the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of a stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant. Subject to appropriate adjustment in the event of any change in our capital structure, we may not grant to any one employee in any fiscal year Freestanding SARs which, together with any stock options granted that year, cover in the aggregate more than 4,000,000 shares.
Upon the exercise of a stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. At the Committee’s discretion, we may pay this stock price appreciation in cash or in shares of common stock whose fair market value on the exercise date equals the payment amount. Payment is made in a lump sum as soon as possible following exercise. The maximum term of any stock appreciation right granted under the 2003 Plan is eight years.
Repricing Prohibition. The 2003 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for either the cancellation of stock options or stock appreciation rights outstanding under the 2003 Plan in exchange for the grant of a new award at a lower exercise price or the amendment of outstanding stock options or stock appreciation rights to reduce the exercise price.
Stock Awards. Stock awards may be granted under the 2003 Plan in the form of a stock bonus, a stock purchase right or an RSU. No monetary payment is required for receipt of shares pursuant to a stock bonus, the consideration for which is services rendered by the participant, except that the participant must furnish consideration in the form of cash or past services rendered having a value not less than the par value of the shares acquired, to the extent required by law. The purchase price for shares issuable under each stock purchase right (and, if applicable, each

RSU) will be established by the Committee in its discretion and may be paid in cash, by check, in cash equivalent or by such other lawful consideration as approved by the Committee.
Stock awards may be granted by the Committee subject to such restrictions for such periods as determined by the Committee and set forth in a written agreement between Adobe and the participant, and neither the award nor the shares acquired pursuant to the award may be sold or otherwise transferred or pledged until the restrictions lapse or are terminated. Restrictions may lapse in full or in installments on the basis of the participant’s continued service or other factors, such as the attainment of performance goals established by the Committee (see discussion of permitted performance goals under “Performance Awards” below). Typically, employee new hire and annual RSU awards will vest 25% each year on the anniversary of the grant date over a four-year period. Initial RSU awards for new directors will vest 50% each year over a two year period on the anniversary of the grant date, and annual RSU awards granted to our directors will vest 100% on the day immediately preceding the date of the next annual meeting of stockholders. Unless otherwise provided by the Committee, a participant will generally forfeit any shares acquired (and any rights to acquire shares) under a stock award to the extent any vesting restrictions have not lapsed prior to the participant’s termination of service, except that if service terminates as a result of a death or disability or in some cases, if the termination occurs when the participant is 65 or older, the participant will be given credit for an additional 12 months of continued service. Participants holding restricted stock will have the right to vote the shares and to receive all dividends and other distributions, except that any dividends or other distributions in shares will be subject to the same restrictions on transferability as the original award. Participants holding RSUs will not have the right to vote the shares until such shares have been issued and the Committee may, in its sole discretion, provide that dividend equivalents will not be paid or provide for either current or deferred payment of dividend equivalents. Subject to appropriate adjustment in the event of any change in our capital structure, we may not grant to any one employee in any fiscal year stock awards subject to restrictions based on the attainment of performance goals for more than 200,000 shares.
Performance Awards. The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between Adobe and the participant. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of one share of common stock and $100 per unit, respectively. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. We may settle performance awards to the extent earned in cash, shares of our common stock (including shares of restricted stock) or any combination thereof. Subject to appropriate adjustment in the event of any change in our capital structure, we may not grant performance shares to any one employee that could result in the employee receiving more than 200,000 shares of common stock for each full fiscal year contained in the performance period, or performance units to any one employee that could result in the employee receiving more than $2,500,000 for each full fiscal year contained in the performance period. No participant may be granted more than one performance award for the same performance period.
Prior to the beginning of the applicable performance period or such later date as permitted under applicable law (such as Section 162(m) of the Code if deductibility under Section 162(m) is desired with respect to a specific award), the Executive Compensation Committee will establish one or more performance goals applicable to the award. These goals will be based on the attainment of specified levels with respect to one or more measures of the business or financial performance of Adobe, its affiliates or such division or business unit as determined by the Executive Compensation Committee. As provided under the current 2003 Plan, the Executive Compensation Committee, in its discretion, may base performance goals on one or more of the following measures: growth in revenue; growth in market price of our common stock; operating margin; gross margin; operating income; pre-tax profit; earnings before interest, taxes and depreciation; earnings before interest, taxes and depreciation and amortization; net income; total return on shares of our common stock relative to the increase in an appropriate index selected by the Executive Compensation Committee; earnings per share; return on stockholder equity; return on net assets; expenses; return on capital; economic value added; market share; operating cash flow; cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization; cash flow per share; customer satisfaction; implementation or completion of projects or processes; improvement in or attainment of working capital levels; stockholders’ equity; and other measures of performance selected by the Executive Compensation Committee.

We are asking that our stockholders approve the addition of the following measures on which to base future performance goals as part of this proposal:

•	product revenue;

•	margin, including gross margin;

•	operating income after taxes;

•	operating profit or net operating profit;

•	income before or after taxes (including net income);

•	total return on shares of our stock or total stockholder return;

•	earnings, including but not limited to, earnings per share and net earnings;

•	average stockholders’ equity;

•	return on assets, investment or capital employed;

•	cost reduction goals;

•	improvement in or attainment of working capital levels;

•	debt reduction;

•	debt levels;

•	capital expenditures;

•	sales or revenue targets, including product or product family targets;

•	billings;

•	workforce diversity; and

•	other measures of performance selected by the Executive Compensation Committee, to the extent consistent with Code Section 162(m) of the Code.
The 2003 Plan currently provides the Executive Compensation Committee with the ability to make adjustments to performance, as may be necessary in connection with the establishment of performance goals, as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by Adobe achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiii) to reflect any partial or complete corporate liquidation.

In addition, we are asking that our stockholders approve the amendment to, or additions of, the following adjustments to performance in connection with the establishment of a performance goal as part of this proposal:

•	to include or exclude restructuring and/or other nonrecurring charges;

•	to include or exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals;

•	to include or exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board;

•	to include or exclude the effects of any statutory adjustments to corporate tax rates;

•	to include or exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles;

•	to include or exclude the effect of payment of bonuses under any cash bonus plans of Adobe;

•	to include or exclude the effect of stock-based compensation and/or deferred compensation;

•	to include or exclude any other unusual, non-recurring gain or loss or other extraordinary item;

•	to include or exclude the effects of divestitures, acquisitions or joint ventures;

•	to include or exclude the effects of discontinued operations that do not qualify as a segment of a business unit under generally accepted accounting principles;

•
to include or exclude the effect of any change in the outstanding shares of Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends;

•	to reflect shippable backlog; and

•	to include or exclude the amortization of purchased intangibles, technology license arrangements and incomplete technology.
The target levels with respect to these performance goals, including the new goals, if approved by our stockholders at our 2012 Annual Meeting of Stockholders, may be expressed as an absolute value or as a value determined relative to a standard selected by the Executive Compensation Committee. In establishing a performance goal, the Executive Compensation Committee may provide that performance shall be appropriately adjusted for changes in accounting standards, restructuring charges, and similar extraordinary items as outlined in the 2003 Plan.
Following completion of the applicable performance period, the Executive Compensation Committee will certify the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Executive Compensation Committee may otherwise make positive or negative adjustments to performance award payments to participants to reflect the participant’s individual job performance or other factors determined by the Executive Compensation Committee; however, if deductibility of the compensation is desired for a “covered employee” within the meaning of Section 162(m) of the Code, the Executive Compensation Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained. The Executive Compensation Committee may provide for performance award payments in lump sums or installments. The Executive Compensation Committee may also provide for the payment of dividend equivalents with respect to cash dividends paid on the common stock subject to the performance award. Generally, performance awards may not be sold or transferred other than by will or the laws of descent and distribution.
Performance shares granted prior to fiscal year 2010 vest 25% on the later of the certification by the Executive Compensation Committee of the achievement of the performance goals and the one-year anniversary of the grant date. The remaining 75% is subject to time-based annual vesting in equal installments over the next three years. Performance shares granted in or after fiscal year 2010 vest one-third upon the later of the certification by our Executive Compensation Committee of the achievement of the performance goals and the one-year anniversary of the grant date. The remaining two-thirds is subject to time-based annual vesting in equal installments over the next two years.
Change of Control. For awards granted prior to January 24, 2008, a “Change of Control” under the 2003 Plan means any of the following events (or series of related events) in which Adobe’s stockholders, immediately prior to the event, do not retain, immediately after the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of Adobe or the entity to which Adobe’s assets were transferred: (i) the direct or indirect sale or exchange by the stockholders of all or substantially all of voting stock of Adobe; (ii) a merger or consolidation in which Adobe is a party; (iii) the sale, exchange, or transfer of all or substantially all of Adobe’s assets; or (iv) a liquidation or dissolution of Adobe. If a Change of Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume all outstanding stock options, RSUs and stock appreciation rights or substitute substantially equivalent stock options, RSUs or stock appreciation rights for its stock. If the outstanding stock options, RSUs and stock appreciation rights are not assumed or substituted, then all unexercised and unvested portions of such outstanding awards will become immediately exercisable and vested in full. Any stock options, RSUs or stock appreciation rights which are not assumed in connection with a Change of Control or exercised prior to the Change of Control will terminate effective as of the time of the Change of Control.
For awards granted on or after January 24, 2008, a “Change of Control” under the 2003 Plan means a change of control of Adobe of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided, however, that a Change of Control shall be deemed to have occurred if: (i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d‑3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of Adobe representing 30% or more of the combined voting power of Adobe’s then outstanding securities entitled to vote in the election of directors of Adobe; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by Adobe’s stockholders was approved by a vote of at least three‑fourths of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving Adobe, in each case with respect to which the stockholders of Adobe immediately prior to such transaction do not, immediately after the transaction, own securities representing more than 50% of the combined voting power of Adobe, a parent of Adobe or other corporation resulting from such transaction (counting, for this purpose, only those securities held by Adobe’s stockholders immediately after the transaction that were received in exchange for, or represent their continuing ownership of, securities of Adobe held by them immediately prior to the transaction); (iv) all or substantially all of the assets of Adobe are sold, liquidated or distributed; or (v) there is a “Change of Control” or a “change in the effective control” of Adobe within the meaning of Section 280G of the Code.
If a Change of Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume Adobe’s rights and obligations under outstanding awards or substitute substantially equivalent equity awards. If the acquiring entity elects not to do so, then all unexercised and unvested portions of all outstanding awards will become immediately exercisable and vested in full. Any awards which are not assumed or replaced in connection with a Change of Control or exercised prior to the Change of Control will terminate effective as of the time of the Change of Control.
Equity awards granted to directors will fully accelerate as of immediately prior to the effective date of a Change of Control, subject to the consummation of the Change of Control.
The Executive Compensation Committee has provided, and may provide in the future, additional benefits upon a Change of Control or other similar transactions. For example, our executive officers are either covered by the terms of a separate retention agreement or an Executive Severance Plan in the Event of a Change of Control, which provide for certain acceleration benefits applicable to equity compensation awards in the event of a Change of Control (see “Compensation Discussion and Analysis—Severance and Change of Control Compensation” and “Executive Compensation—Change of Control” contained in this proxy statement for more information).

Termination or Amendment. The 2003 Plan will continue in effect until the first to occur of (i) its termination by the Executive Compensation Committee, or (ii) the date on which all shares available for issuance under the 2003 Plan have been issued and all restrictions on such shares under the terms of the 2003 Plan and the agreements evidencing awards granted under the 2003 Plan have lapsed. All incentive stock options must be granted, if at all, within ten years from the earlier of the date the 2003 Plan is adopted, as amended, by the Board (or the Executive Compensation Committee) or the date the 2003 Plan is duly approved, as amended, by our stockholders. Therefore, currently no incentive stock option may be granted under the 2003 Plan on or after April 16, 2020, the 10th anniversary of the last amendment to the 2003 Plan approved by our stockholders.
The Executive Compensation Committee may terminate or amend the 2003 Plan at any time, provided that without stockholder approval the 2003 Plan cannot be amended to increase the share reserve, change the class of persons eligible to receive incentive stock options or effect any other change that would require stockholder approval under any applicable law. No termination or amendment may affect any outstanding award unless expressly provided by the Executive Compensation Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law.
Summary of Federal Income Tax Consequences
The following summary is intended only as a general guide to the current U.S. federal income tax consequences of participation in the 2003 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable.
Incentive Stock Options. A participant recognizes no taxable ordinary income as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.
If a participant holds stock acquired through the exercise of an incentive stock option for more than two years from the date on which the stock option was granted and more than one year after the date the stock option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, Adobe will not be entitled to any income tax deduction.
Generally, if the participant disposes of the stock before the expiration of either of those holding periods (a “disqualifying disposition”), then at the time of such disqualifying disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long term or short term depending on whether the stock was held for more than one year. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally Adobe will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.
Nonstatutory Stock Options. Stock options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable ordinary income as the result of the grant of such a stock option. Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the difference between the stock option exercise price and the fair market value of the shares on the date of purchase. Generally, Adobe will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.
Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.
Stock Appreciation Rights. A participant recognizes no taxable ordinary income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Adobe generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.
Stock Bonuses and Stock Purchase Rights. A participant acquiring restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” (as defined below) and the participant’s purchase price, if any. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable, or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as a capital gain or loss. Such gain or loss will be long term or short term depending on whether the stock was held for more than one year. Adobe will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which ordinary income is recognized by the participant.
Restricted Stock Units. No taxable income is recognized upon receipt of an RSU award. In general, the participant will recognize ordinary income in the year in which the shares subject to that award vest and are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. Adobe will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.
Performance Awards. A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received, if any, and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above in “Stock Bonuses and Stock Purchase Rights.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date,” will be taxed as a capital gain or loss. Adobe generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Potential Limitation on Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1 million. It is possible that compensation attributable to awards granted under the 2003 Plan, when combined with all other types of compensation received by a covered employee from Adobe, may cause this limitation to be exceeded in any particular year. However, certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation.
In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if: (i) such awards are approved by a compensation committee comprised solely of “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (iii) the terms of the plan, including the per-employee limitation on grant size, are approved by the stockholders, and (iv) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. In reliance on this rule, as further described in the Compensation Discussion and Analysis below, it is intended that the Executive Compensation Committee may grant stock options and stock appreciation rights under the 2003 Plan that qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

Compensation attributable to stock bonus awards, stock purchase rights, RSUs, performance shares and performance units will qualify as performance-based compensation, provided that: (i) the award is approved by a compensation committee comprised solely of “outside directors”; (ii) the award is granted (or vests) based upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the grant (or vesting, as applicable) of the award that the performance goal has been satisfied; and (iv) prior to the issuance, stockholders have approved the material terms of the plan (including the class of employees eligible for awards, the business criteria on which the performance goals may be based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of performance goals). It is intended that the Executive Compensation Committee may grant stock bonus awards, stock purchase rights, RSUs, performance shares and performance units under the 2003 Plan that qualify as performance-based compensation that is exempt from the $1 million deduction limitation.
New Plan Benefits
Equity Awards Made in Fiscal Year 2011. We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to participants under the 2003 Plan; therefore, the following table sets forth information with respect to equity awards made in fiscal year 2011 under the 2003 Plan to each of (i) the named executive officers identified in the “Executive Compensation–Summary Compensation Table” contained in this proxy statement, (ii) all current executive officers as a group, (iii) our current non-executive officer directors as a group, and (iv) all employees other than executive officers as a group.
2003 Plan Grants During Fiscal Year 2011

	Stock Options(#)	Restricted Stock Units (#)	Performance Shares(1)
Name			Threshold (#)	Target (#)	Maximum (#)

Shantanu Narayen, President and Chief Executive Officer	272,000(2)	94,000(3)	—	91,000(4)	136,500(4)
Mark Garrett, Executive Vice President and Chief Financial Officer	88,000(2)	30,000(3)	—	29,000(4)	43,500(4)
Kevin Lynch, Senior Vice President, Chief Technology Officer	141,000(2)	48,000(3)	—	47,000(4)	70,500(4)
Matthew Thompson, Senior Vice President, Worldwide Field Operations	77,000(2)	27,000(3)	—	26,000(4)	39,000(4)
David Wadhwani, Senior Vice President and General Manager, Digital Media Business Unit	77,000(2)	27,000(3)	—	26,000(4)	39,000(4)
Executive Group (9 persons)	817,000(2)	286,000(3)	—	264,000(4)	396,000(4)
Non-Executive Director Group (8 persons)	85,104(5)	28,368(5)	—	—	—
Non-Executive Officer Employee Group (9,756 persons)	3,224,498(6)	6,415,755(6)	—	161,125(6)	241,688(6)
_________________________

(1)
Represents the target and maximum (150% of target) number of shares of our common stock that could have been earned at the respective performance levels in accordance with the terms of our 2011 Performance Share Program. One-third of the performance shares vest on the later of certification of performance results or the first anniversary of the date of grant (January 24, 2012), and the remainder will vest in equal installments over two additional years. After the 2011 fiscal year end, it was determined that 130% of target performance share awards were earned under the terms of the 2011 Performance Share Program. See “Compensation Discussion and Analysis” and the “Equity Awards during Fiscal Year 2011” table in this proxy statement for award achievement and a discussion of actual results under the 2011 Performance Share Program.

(2)	Granted on January 24, 2011 with an exercise price of $34.03 per share. The stock options vest 1/48 per month over four years and expire seven years after the grant date.

(3)	Granted on January 24, 2011 with a fair market value of $34.03 per share. The RSUs vest 25% on each anniversary of the grant date over four years.

(4)	Granted on January 24, 2011 with a fair market value of $34.03 per share.

(5)
Granted pursuant to the terms of our 2011 Non-Employee Director Compensation Policy. Weighted average exercise price of $33.23 per share for stock options, and weighted average fair market value of $33.23 per share for RSUs. For additional information regarding equity awards made pursuant to our Non-Employee Director Compensation Policy, see “Director Compensation” in this proxy statement.

(6)
These equity awards represent various new hire, annual, promotion and retention grants with a weighted average exercise price of $34.03 per share for stock options, and a weighted average fair market value of $34.03 and $34.48 per share for performance shares and RSUs, respectively. For additional information regarding the terms and conditions of our equity awards, including standard vesting provisions, see “Summary of the 2003 Plan” above.

Equity Awards Made in Fiscal Year 2012 and Future Equity Awards. Although we cannot currently determine the benefits or number of shares subject to awards that may be granted during the remainder of the 2012 fiscal year to participants under the 2003 Plan, we did award our annual equity grants for fiscal year 2012 on January 24, 2012 to our employees, including our executive officers, under the 2003 Plan. The largest portion of our grants under the 2003 Plan are typically made during this annual January grant process, and if the proposed increase in the share limit for the 2003 Plan had been in effect in January 2012, we believe that the awards granted to our executive officers and employees would not have been different. We also issued certain promotion and new hire grants in fiscal year 2012 through January 24, 2012. In addition, pursuant to the terms of our current Non-Employee Director Compensation Policy, our directors will each receive, on the first business day after the 2012 Annual Meeting of Stockholders, an annual grant of stock options, RSUs or a 50% combination of each (elected by each director in his or her discretion prior to the end of the previous fiscal year), which will vest 100% on the day immediately preceding our next annual meeting of stockholders. The annual grant is valued at $240,000 (on the date of grant) and is converted into RSUs and options as described in “Director Compensation—Equity Awards” in this proxy statement.
The following table sets forth information with respect to grants made in fiscal year 2012 through January 24, 2012 under the 2003 Plan to each of (i) the named executive officers identified in the “Executive Compensation—Summary Compensation Table” contained in this proxy statement, (ii) all current executive officers as a group, (iii) our current non-employee directors as a group, and (iv) all current employees, other than executive officers, as a group. It also includes the dollar value of the anticipated awards to be made to our non-executive officer directors on the first business day after the scheduled date of the 2012 Annual Meeting of Stockholders.
2003 Plan Grants During Fiscal Year 2012

	Restricted Stock Units (#)	Performance Shares(1)			Non-Executive Director Award Dollar Value ($)
Name		Threshold (#)	Target (#)	Maximum (#)

Shantanu Narayen, President and Chief Executive Officer	157,500(2)	—	157,500(3)	236,250(3)	—
Mark Garrett, Executive Vice President and Chief Financial Officer	62,500(2)	—	62,500(3)	93,750(3)	—
Kevin Lynch, Senior Vice President, Chief Technology Officer	62,500(2)	—	62,500(3)	93,750(3)	—
Matthew Thompson, Senior Vice President, Worldwide Field Operations	62,500(2)	—	62,500(3)	93,750(3)	—
David Wadhwani, Senior Vice President and General Manager, Digital Media Business Unit	55,000(2)	—	55,000(3)	82,500(3)	—
Executive Group (8 persons)	452,150(2)	—	452,150(3)	678,225(3)	—
Non-Executive Director Group (8 persons)	—	—	—	—	1,920,000(4)
Non-Executive Officer Employee Group (9,959 persons)	6,266,200(5)	—	665,800(5)	998,700(5)	—
_________________________

(1)
Represents the target and maximum (150% of target) number of shares of our common stock that may be earned by our employees under the 2003 Plan in accordance with the terms of our 2012 Performance Share Program. Performance shares will be earned, if at all, following our 2012 fiscal year end, subject to the achievement of certain performance goals. One-third of any earned performance shares would then vest upon the later of the certification by our Executive Compensation Committee of the achievement of the performance goals and the one-year anniversary of the grant date (January 24, 2013); the remainder would vest in equal annual installments over the next two years.

(2)	Granted on January 24, 2012 with a fair market value of $30.95 per share. RSUs granted as part of our annual award process vest 25% on each anniversary of the grant date over four years.

(3)	Granted on January 24, 2012 with a fair market value of $30.95 per share.

(4)
Represents the aggregate dollar value of anticipated awards to be made to our eight non-employee directors under the 2003 Plan on April 13, 2012 (the first business day after the scheduled date of the 2012 Annual Meeting of Stockholders), pursuant to the terms of our 2012 Non-Employee Director Compensation Policy, based on the valuation method described under “Director Compensation—Equity Awards” in this proxy statement.

(5)
These equity awards represent various new hire, annual, promotion and retention grants granted during fiscal year 2012 through January 24, 2012, with a weighted average fair market value of $30.89 per share for performance shares and RSUs. For additional information regarding the terms and conditions of our equity awards, including standard vesting provisions, see “Summary of the 2003 Plan” above.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending on November 30, 2012, and urges you to vote for ratification of KPMG’s appointment. KPMG has audited our financial statements since fiscal year 1983. Although we are not required to seek your approval of this appointment, we believe it is good corporate governance to do so. No determination has been made as to what action our Audit Committee would take if you fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm if the Audit Committee concludes such a change would be in the best interests of Adobe and its stockholders.
We expect representatives of KPMG to be present at the meeting and available to respond to appropriate questions by stockholders. Additionally, the representatives of KPMG will have the opportunity to make a statement if they so desire.
Vote Required and Board Recommendation
Stockholder ratification of KPMG as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at this meeting. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

PRINCIPAL ACCOUNTING FEES AND SERVICES
During fiscal years 2011 and 2010, we retained KPMG to provide services in the following categories and amounts:

Fee Category	2011	2010

Audit Fees	$3,243,980	$3,190,337
Audit-Related Fees	424,105	30,000
Tax Fees	333,613	463,289
All Other Fees	123,200	391,258
Total	$4,124,898	$4,074,884
Audit fees include the audit of Adobe’s annual financial statements, review of financial statements included in each of our Quarterly Reports on Form 10-Q, and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for those fiscal years.
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to accounting-related consulting services.
Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning. This category includes fees primarily related to the preparation and review of federal, state and international tax returns and assistance with tax audits.
All other fees include assurance services not related to the audit or review of our financial statements. This category includes fees primarily related to due diligence in connection with proposed acquisitions.
Our Audit Committee determined that the rendering of non-audit services by KPMG is compatible with maintaining the independence of KPMG.
AUDIT COMMITTEE PRE-APPROVAL OF SERVICES PERFORMED BY OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be performed by KPMG. Our Audit Committee pre-approves services by authorizing specific projects within the categories outlined above, subject to a budget for each category. Our Audit Committee’s charter delegates to a subcommittee when appropriate, or to one or more members of the Audit Committee, the authority to address any requests for pre-approval of services between Audit Committee meetings, and the subcommittee or such member or members must report any pre-approval decisions to our Audit Committee at its next scheduled meeting.
All services related to audit fees, audit-related fees, tax fees and all other fees provided by KPMG during fiscal years 2011 and 2010 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.
For more information on KPMG, please see “Report of the Audit Committee.”

REPORT OF THE AUDIT COMMITTEE*
The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; our enterprise risk management program; and our compliance with related legal, regulatory and ethical requirements. The Audit Committee oversees the appointment, compensation, engagement, retention, termination and services of our independent registered public accounting firm, including conducting a review of its independence; reviewing and approving the planned scope of our annual audit; overseeing our independent registered public accounting firm’s audit work; reviewing and pre-approving any audit and non-audit services that may be performed by it; reviewing with management and our independent registered public accounting firm the adequacy of our internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; monitoring the rotation of partners of our independent registered public accounting firm on our audit engagement team as required by regulation; and overseeing the performance of our internal audit function. The Audit Committee establishes procedures, as required under applicable regulation, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm. The Audit Committee held 11 meetings during fiscal year 2011.
Each member of the Audit Committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Burgess, Mr. Cannon and Mr. Daley (i) are “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and (ii) also meet NASDAQ’s financial sophistication requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, a copy of which can be found on our website at www.adobe.com/corporateresponsibility/corporate.html.
We have reviewed and discussed with management and KPMG our audited financial statements. We discussed with KPMG and Adobe’s internal auditors the overall scope and plans of their audits. We met with KPMG, with and without management present, to discuss results of its examinations, its evaluation of Adobe’s internal controls, and the overall quality of Adobe’s financial reporting.
We have reviewed and discussed with KPMG matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have received from KPMG the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence. We have discussed with KPMG matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with KPMG’s independence.
Based on the reviews and discussions referred to above and our review of Adobe’s audited financial statements for fiscal year 2011, we recommended to the Board that Adobe’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 2, 2011, for filing with the SEC.
Respectfully submitted,
AUDIT COMMITTEE
James E. Daley, Chair
Robert K. Burgess
Michael R. Cannon

_________________________

*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Adobe under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14 of the Exchange Act, Adobe is asking its stockholders to cast an advisory vote to approve the fiscal year 2011 compensation of our named executive officers as disclosed in this proxy statement (our “NEOs”). This Proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our executive officers, including our NEOs, as they are critical to our success. Under these programs, our executive officers, including our NEOs, are rewarded for the achievement of both specific financial and strategic objectives that are expected to result in increased stockholder value. Please read the “Compensation Discussion and Analysis” and the accompanying tables and narrative discussion for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our NEOs. Biographical information regarding our executive officers is contained in the section titled “Executive Officers” in our 2011 Annual Report on Form 10-K and is incorporated herein by reference.
Fiscal Year 2011 Business Highlights and Compensation Decisions
While the past year marked another period of uncertainty and challenges in the global economy and financial markets, our executive officers successfully led a critical business model transformation in fiscal year 2011. Beginning with our acquisition of Omniture in 2009, our executives have driven sustained investments in the high-growth digital marketing area, including our strategic acquisitions of Day Software, Demdex, Auditude and Efficient Frontier. At the same time, Adobe’s leadership team conceived and is implementing a business model transformation for our creative business from perpetual licenses to a subscription-based cloud offering, reimagining the creative process through the introduction of our Creative Cloud, which is a comprehensive offering of our Creative Suite desktop applications combined with creative services, new content creation touch-based apps for use on tablets, and community features that together we believe will redefine the content creation process. In the midst of bringing about these transformations to our business models and structure, our executive officers have continued to deliver strong financial results, consistently achieving target financial milestones. For the fiscal year ending December 2, 2011, we reported:

▪	record revenue of $4.216 billion, compared to $3.800 billion in fiscal year 2010—representing 11% year-over-year growth;(1)

•	GAAP operating profit growth from $993.1 million to $1.1 billion, or 11%, from fiscal year 2010 to fiscal year 2011; and

•	GAAP diluted earnings-per-share of $1.65, compared to $1.47 in fiscal year 2010, a 12% increase.
During the year, our executive officers also executed successfully against the key strategic performance objectives established by the Executive Compensation Committee for fiscal year 2011. These achievements included:

•
driving significant increases in annual contract value (“ACV”) bookings and enterprise customer retention rates in our Omniture business and achieving revenue growth for our Day business in excess of the growth plan established at the time of the Day acquisition;

•
developing and announcing the Creative Cloud offering, strategy and vision and implementing meaningful organizational changes to support the success of this vision and the increasing focus on growth opportunities in digital marketing, including implementing strategy changes for our Adobe Flash, Adobe LiveCycle and Adobe Connect products;

________________

(1)
All financial results of Adobe included in this proxy statement that are presented in accordance with GAAP reflect the impact of acquisitions by Adobe during the relevant fiscal periods. For additional information regarding our financial results, please see our 2011 Annual Report, including Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	executing strategic business acquisitions of Demdex, Auditude and EchoSign and entering into a definitive agreement to acquire Efficient Frontier;

•	increasing awareness of Adobe’s leadership in digital experiences and opportunities in digital media and digital marketing through the successful launch of the “Adobe &” brand campaign in the U.S.;

•	achieving strong Adobe.com revenue and increased Adobe.com conversion rates in North America; and

•	improving communications and clarifying our strategic vision with our employees and achieving targeted retention of key talent, including successful retention of employees of acquired businesses.
Our fiscal year 2011 cash compensation and equity awards were substantially tied to our key strategic objectives and to our financial performance:

•	Based on our strong year-over-year GAAP revenue and operating profit growth of 11% and 11%, respectively, our NEOs earned their annual cash incentive awards at 107% of their target award opportunity.

•
Based on our strong GAAP revenue results and our achievement of the pre-determined key strategic performance objectives related to our transformation, our NEOs earned their performance share awards at 130% of their target award opportunity.

•
To directly tie executive compensation to our performance, the Executive Compensation Committee set the aggregate target value of Mr. Narayen’s annual equity award to comprise approximately 80% of his target total direct compensation (“TDC”) opportunity, and the average aggregate target value of the annual equity awards for our other NEOs at approximately 74% of their target TDC.

Changes to Fiscal Year 2012 Compensation Program
During fiscal year 2011, the Executive Compensation Committee took note of stockholder feedback about the effectiveness of our “pay-for-performance” philosophy, including that more than 50% of our executive officers’equity awards were delivered through time-based equity vehicles (including stock options). In response to this feedback, the Executive Compensation Committee took the following actions to rebalance the target equity award mix for our executive officers, including the NEOs, for fiscal year 2012 to link more of their target TDC to longer-term performance and risk outcomes:

•	Eliminated the use of stock options (for all employees).

•
Adjusted the equity award mix to increase the proportion of the overall award delivered through performance-based equity vehicles. Specifically, for fiscal year 2012, half of the equity awards granted to our executive officers consist of performance shares, with the other half consisting of time-based RSU awards.

•
Continued to provide that the performance share awards would be earned based on our actual achievement as measured against multiple pre-established strategic and financial objectives, with a new requirement that 20% of each performance share award would be earned based upon a relative total stockholder return measure.

•
Continued to set the aggregate target value of Mr. Narayen’s annual equity award to comprise approximately 80% of his target TDC opportunity, and the average aggregate target value of the annual equity awards for our other NEOs at approximately 78% of their target TDC.

The Executive Compensation Committee regularly reviews the compensation programs for our executive officers, including our NEOs, to ensure they achieve the desired goal of aligning our executive compensation structure with our stockholders’ interests. This includes using our incentive compensation awards to support our strategic and operating plans. We also closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of market practices. This enables us to retain our executive officers in a competitive market for executive talent.
We believe that our executive compensation program has been effective at driving the achievement of our target financial and strategic results, appropriately aligning executive pay and corporate performance, and enabling us to attract and retain very talented executives within our industry.
Advisory Vote and Board Recommendation
We request stockholder approval of the fiscal year 2011 compensation of our NEOs as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion that accompanies the compensation tables within the Executive Compensation section of this proxy statement). We encourage you to review the Compensation Discussion and Analysis and accompanying compensation tables and narrative discussion elsewhere in this proxy statement for a description and analysis of our principal executive compensation actions and decisions for fiscal year 2011.
This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this proxy statement.
Accordingly, we ask that you vote “FOR” the following resolution at this meeting:
“RESOLVED, that the stockholders of Adobe Systems Incorporated approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the accompanying compensation tables and narrative discussion within the Executive Compensation section of this proxy statement.”
Approval of the above resolution requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at this meeting. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.
As an advisory vote, the outcome of the vote on this Proposal is not binding upon us or our Board. However, our Executive Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this Proposal and will consider the outcome of this vote when making future compensation decisions for our executive officers.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

CORPORATE GOVERNANCE
Corporate Governance Guidelines
We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and management development and succession planning for senior management, including the Chief Executive Officer position. A copy of our Corporate Governance Guidelines is available on our website at www.adobe.com/corporateresponsibility/corporate.html.
Code of Ethics
We adopted a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, Treasurer and certain other finance department executives, which is a “code of ethics” as defined by applicable SEC rules. The Code of Ethics is publicly available on our website at www.adobe.com/corporateresponsibility/corporate.html. If we make any amendments to the Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of this Code of Ethics to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, Treasurer or certain other finance department executives, we will disclose the nature of the amendment or waiver, its effective date, and to whom it applies, on our website at www.adobe.com/corporateresponsibility/corporate.html or in a current report on Form 8-K filed with the SEC. There were no waivers of the Code of Ethics during fiscal year 2011.
Code of Business Conduct
We have also adopted a Code of Business Conduct applicable to all officers, directors and employees of Adobe as required by applicable NASDAQ listing standards. The Code of Business Conduct includes an enforcement mechanism, and any waivers for directors or executive officers must be approved by our Board and disclosed in a current report on Form 8-K with the SEC. This Code of Business Conduct is publicly available on our website at www.adobe.com/corporateresponsibility/corporate.html. There were no waivers of the Code of Business Conduct for any of our directors or executive officers during fiscal year 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of February 15, 2012 by each entity or person who is known to beneficially own 5% or more of our common stock, each of our directors, each NEO identified in “Executive Compensation—Summary Compensation Table” contained in this proxy statement and all of our directors and current executive officers as a group.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class

PRIMECAP Management Company	44,620,240	(3)	8.99%
225 South Lake Avenue, No. 400 Pasadena, CA 91101
The Bank of New York Mellon Corporation	27,557,276	(4)	5.55%
One Wall Street, 31st Floor New York, New York 10286
Shantanu Narayen	2,183,632	(5)	*
Mark Garrett	648,091	(6)	*
Kevin Lynch	642,807	(7)	*
Matthew Thompson	539,726	(8)	*
David Wadhwani	196,672	(9)	*
Edward W. Barnholt	149,925	(10)	*
Robert K. Burgess	243,395	(11)	*
Michael R. Cannon	138,667	(12)	*
James E. Daley	284,003	(13)	*
Charles M. Geschke	487,040	(14)	*
Daniel L. Rosensweig	33,342	(15)	*
Robert Sedgewick	271,479	(16)	*
John E. Warnock	1,438,885	(17)	*
All directors and current executive officers as a group (16 persons)	7,936,771	(18)	1.58%
_________________________

*	Less than 1%.

(1)	The address of each person named in the table, unless otherwise indicated, is c/o Adobe Systems Incorporated, 345 Park Avenue, San Jose, California 95110.

(2)
This table is based upon information supplied by executive officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. None of the shares beneficially owned by our executive officers and directors are pledged as security. Applicable percentages are based on 496,153,961 shares outstanding on February 15, 2012, adjusted as required by rules promulgated by the SEC.

(3)
Includes 44,620,240 shares beneficially held by PRIMECAP Management Company (“PRIMECAP”) as of December 31, 2011, with sole dispositive power as to all shares and sole voting power as to 13,864,652 shares. Of those shares beneficially held by PRIMECAP, Vanguard-related entities have sole voting power over 28,819,500 shares. This information is based on a Schedule 13G/A filed with the SEC on February 13, 2012 by PRIMECAP and additional information provided by a representative of PRIMECAP on February 16, 2012.

(4)
Reflects the beneficial ownership of The Bank of New York Mellon Corporation as of December 31, 2011, with sole dispositive power as to 26,681,990 shares and shared dispositive power as to 38,904 shares, and with sole voting power as to 21,369,399 shares and shared voting power as to 366,428 shares. The beneficial ownership of MBC Investments Corporation consisted of 24,547,741 shares, with sole dispositive power as to all shares, sole voting power as to 17,716,687 shares and shared voting power as to 338,724 shares. The shares reported are beneficially owned by the following direct or indirect subsidiaries of The Bank of New York Mellon Corporation: The Bank of New York Mellon, BNY Mellon, National Association, BNY Mellon Trust of Delaware, The Dreyfus Corporation, Lockwood Advisors, Inc., Mellon Capital Management Corporation, Newton Capital Management Limited, Newton Investment Management Limited, Walter Scott & Partners Limited, MBSC Securities Corporation, Pershing LLC, The Bank of New York Mellon Corporation, B.N.Y. Holdings (Delaware) Corporation, MBC Investments Corporation, Mellon International Holdings S.A.R.L., BNY Mellon International Asset Management Group Limited, Newton Management Limited, Pershing Group LLC and The Bank of New York Mellon SA/NV. The foregoing information is based on a Schedule 13G filed by The Bank of New York Mellon corporation on January 30, 2012 reporting beneficial ownership as of December 31, 2011.

(5)
Consists of 225,354 shares held by the Narayen Family Trust, of which Mr. Narayen is a trustee, and 1,958,278 shares issuable upon exercise of outstanding options held by Mr. Narayen exercisable within 60 days of the date of this table.

(6)
Consists of 100,660 shares held by the Garrett Living Trust, of which Mr. Garrett is a trustee, and 547,431 shares issuable upon exercise of outstanding options held by Mr. Garrett exercisable within 60 days of the date of this table.

(7)	Includes 594,522 shares issuable upon exercise of outstanding options held by Mr. Lynch exercisable within 60 days of the date of this table.

(8)	Includes 468,122 shares issuable upon exercise of outstanding options held by Mr. Thompson exercisable within 60 days of the date of this table.

(9)	Includes 186,812 shares issuable within 60 days of the date of this table upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Wadhwani.

(10)	Includes 138,979 shares issuable within 60 days of the date of this table upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Barnholt.

(11)
Consists of 102,796 shares held by the Burgess Family Trust, of which Mr. Burgess is a trustee; 1,620 shares, for which Mr. Burgess has shared voting and dispositive power, held in trust for the benefit of his children; and 138,979 shares issuable within 60 days of the date of this table upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Burgess.

(12)
Consists of 21,575 shares held by the Michael Cannon 2004 Trust, of which Mr. Cannon is a trustee; and 117,092 shares issuable within 60 days of the date of this table upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Cannon.

(13)	Includes 276,003 shares issuable upon exercise of outstanding options held by Mr. Daley exercisable within 60 days of the date of this table.

(14)
Consists of 264,760 shares held by the Geschke Family Trust, of which Dr. Geschke is a trustee; 18,843 shares held in a grantor retained annuity trust of which Dr. Geschke is a trustee; 18,843 shares held in a grantor retained annuity trust of which Dr. Geschke’s spouse is a trustee; 6,431 shares held in the Charles M Geschke and Nancy A Geschke foundation, a 501(c)(3) private non-operating foundation, of which Dr. Geschke is president and Dr. Geschke’s spouse is secretary, and as to which Dr. Geschke disclaims any beneficial ownership; and 178,163 shares issuable upon exercise of outstanding options held by Dr. Geschke exercisable within 60 days of the date of this table.

(15)	Includes 7,092 shares issuable within 60 days of the date of this table upon vesting of restricted stock units held by Mr. Rosensweig.

(16)	Includes 212,218 shares issuable upon exercise of outstanding options held by Dr. Sedgewick exercisable within 60 days of the date of this table.

(17)	Includes 292,218 shares issuable upon exercise of outstanding options held by Dr. Warnock exercisable within 60 days of the date of this table.

(18)
Includes 5,664,853 shares issuable within 60 days of the date of this table upon vesting of restricted stock units or the exercise of outstanding exercisable options held by our directors and current executive officers. See also Notes 5-17.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors, as well as any person or entity who owns more than 10% of a registered class of our common stock or other equity securities, to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them.
Based solely on review of this information and written representations by our executive officers and directors that no other reports were required, we believe that, during fiscal year 2011, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION
The following table shows information related to our common stock which may be issued under our existing equity compensation plans as of December 2, 2011, including our 1997 Employee Stock Purchase Plan, 2003 Equity Incentive Plan, and 1994 Performance and Restricted Stock Plan, plus certain non-stockholder-approved equity compensation plans and awards assumed by us (and which were not subsequently voted on by Adobe’s stockholders) in connection with our acquisitions of Macromedia, Inc. in December 2005, Omniture, Inc. in October 2009, Day Software Holding AG in October 2010, Demdex, Inc. in January 2011, EchoSign, Inc. in July 2011, Typekit, Inc. in September 2011, and Auditude, Inc. in October 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, performance shares and restricted stock units	Weighted-average exercise price of outstanding options, performance shares and restricted stock units	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)

Equity compensation plans approved by Adobe’s stockholders	45,213,278(1)	$21.66	56,215,419(2)
Equity compensation plans not approved by Adobe’s stockholders(3)	7,442,350	15.63	2,681,729
Total	52,655,628	$20.80	58,897,148
_________________________

(1)
Includes 637,688 shares of common stock issuable pursuant to the terms of our 2011 Performance Share Program at maximum levels (150%) as of December 2, 2011. However, after the 2011 fiscal year end, it was determined that 130% of the target awards (552,663 shares) were earned under the terms of this program and the balance (85,025 shares) were forfeited as of January 24, 2012; in addition, 61,100 shares were forfeited due to participants’ departure from Adobe prior to the certification date. See “Compensation Discussion and Analysis” in this proxy statement for a discussion of actual results under the 2011 Performance Share Program.

(2)	Includes 22,390,057 shares that are reserved for issuance under the 1997 Employee Stock Purchase Plan as of December 2, 2011.

(3)
On December 3, 2005, in connection with our acquisition of Macromedia, we assumed the outstanding stock awards and the shares remaining available for future issuance under various equity incentive plans maintained by Macromedia. On October 23, 2009, in connection with our acquisition of Omniture, we assumed the outstanding stock awards and the shares remaining available for future issuance under various equity incentive plans maintained by Omniture. On October 28, 2010, in connection with our acquisition of Day Software, we assumed the outstanding unvested stock options issued under various equity incentive plans maintained by Day Software. On January 18, 2011, in connection with our acquisition of Demdex, we assumed the outstanding unvested stock awards issued under the equity incentive plan maintained by Demdex. On July 15, 2011, in connection with our acquisition of EchoSign, we assumed the outstanding unvested stock options issued under various equity incentive plans maintained by EchoSign. On September 28, 2011, in connection with our acquisition of Typekit, we assumed the outstanding unvested stock options issued under the equity incentive plan maintained by Typekit. On October 18, 2011, in connection with our acquisition of Auditude, we assumed the outstanding unvested stock awards issued under various equity incentive plans maintained by Auditude.

We also assumed certain non-stockholder approved grants made outside of the assumed equity compensation plans described above. As of December 2, 2011, these assumed grants covered a total of 28,432 shares of our common stock at a weighted average exercise price of $11.11. The shares to be issued upon exercise of these grants are included in the “Equity compensation plans not approved by stockholders” row of the table.

As part of the assumption of the Macromedia plans, effective December 3, 2005, our Board adopted the Adobe Systems Incorporated 2005 Equity Incentive Assumption Plan (the “Assumption Plan”). The Assumption Plan permits the grant of non-statutory stock options, stock appreciation rights, stock purchase rights, stock bonuses, restricted stock, restricted stock units, performance shares and performance units using shares reserved under certain of the assumed Macromedia plans (as described below). In connection with our assumption of the Omniture plans, on November 16, 2009, the Assumption Plan was amended by the Board to include shares reserved under certain of the assumed Omniture plans (as described below). The Assumption Plan has not been approved by our stockholders. The terms and conditions of stock awards under the Assumption Plan are substantially similar to those under our 2003 Equity Incentive Plan. In accordance with applicable NASDAQ listing requirements, we may grant new stock awards under the Assumption Plan to our employees who were not employed by or providing services to us or any of our affiliates prior to December 3, 2005 (other than employees of Macromedia before December 3, 2005, and Omniture before October 23, 2009, and their respective affiliates and subsidiaries).
Under the Assumption Plan, an aggregate of 2,681,729 shares of our common stock is reserved for issuance. Such share reserve consists solely of the unused and converted share reserves and potential reversions to the share reserves with respect to certain Macromedia and Omniture plans (as described below). The share reserve is divided into Reserves A through E. As of December 2, 2011, the reserves were as follows:

Reserve(1)	Shares of Common Stock, Including Unused Share Reserve and Reversions (#)	Acquired Plans from which Unused Share Reserve and Reversions Are Comprised	Last Day Stock Can Be Awarded from Reserve

B	39,953	Macromedia, Inc. 2002 Equity Incentive Plan	November 10, 2014
		Allaire Corporation 1997 Stock Incentive Plan
		Allaire Corporation 1998 Stock Incentive Plan
		Allaire Corporation 2000 Stock Incentive Plan
C	2,150,927	Omniture, Inc. 2006 Equity Incentive Plan	March 23, 2016
D	26,150	Omniture, Inc. 2007 Equity Incentive Plan	June 30, 2015
E	578,447	Omniture, Inc. 2008 Equity Incentive Plan	July 14, 2014
_________________________________________

(1)	Reserve A, which comprised shares from the Andromedia, Inc. 1999 Stock Plan acquired in connection with the Macromedia acquisition, expired on August 1, 2009.
The Assumption Plan limits the number of shares that may be issued from Reserve B in the form of stock purchase rights, stock bonuses, restricted stock units, performance shares, or performance units to 100,000 shares of our common stock. For each award granted under Reserves C, D or E, the applicable reserve will be reduced by one share of common stock for each stock option or stock appreciation right, and by 1.77 shares of common stock for all other awards. If an award for any reason expires, terminates or is canceled without having been exercised or settled in full, or if shares of stock acquired pursuant to an award are forfeited or repurchased by us, those shares will be added back to the applicable reserve in the amount corresponding to the original reduction and will again be available for issuance under the Assumption Plan.
Our Board may terminate or amend the Assumption Plan at any time subject to applicable rules. In the event of a sale of substantially all of our voting stock, a merger involving us, the sale of substantially all of our assets, or a liquidation or dissolution of us, stock awards covered by the Assumption Plan may be assumed or substituted by a successor entity. In the event that a successor entity elects not to assume or substitute for such stock awards, the stock awards will become fully vested.
In addition to the Assumption Plan, as of the fiscal year ended December 2, 2011, we maintained eight equity compensation plans assumed by us in connection with the Macromedia acquisition, nine plans assumed by us in connection with the Omniture acquisition, two plans assumed by us in connection with the Day Software acquisition, one plan assumed by us in connection with the Demdex acquisition, two plans assumed by us in connection with the EchoSign acquisition, one plan assumed by us in connection with the Typekit acquisition, and two plans assumed by us in connection with the Auditude acquisition under which stock awards had been granted by these predecessor entities that remained outstanding at the time of the Macromedia, Omniture, Day Software, Demdex, EchoSign,

Typekit, and Auditude acquisitions, respectively. The “Equity compensation plans not approved by stockholders” row in the “Equity Compensation Plan Information” table above shows aggregated share reserve information for these plans and awards. Other than through the Assumption Plan, no future awards may be granted under any of our acquired plans.
Please see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2011 Annual Report on Form 10-K in the notes to Consolidated Financial Statements at Note 13, “Stock-based Compensation” for further information regarding our equity compensation plans and awards.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information regarding our Total Rewards Program during fiscal year 2011 for the following executive officers of Adobe:

•	Shantanu Narayen, President and Chief Executive Officer

•	Mark Garrett, Executive Vice President and Chief Financial Officer

•	Kevin Lynch, Senior Vice President, Chief Technology Officer

•	Matthew Thompson, Senior Vice President, Worldwide Field Operations

•	David Wadhwani, Senior Vice President and General Manager, Digital Media Business Unit
These executive officers are referred to in this Compensation Discussion and Analysis and in the accompanying compensation tables as our named executive officers, or “NEOs.”
This Compensation Discussion and Analysis describes the material elements of our Total Rewards Program for our executive officers during fiscal year 2011. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Executive Compensation Committee of our Board arrived at the material compensation decisions for our executive officers, including our NEOs, in fiscal year 2011.
Executive Summary
Adobe’s vision is to change the world through digital experiences. To support our product and technical innovation with strong execution, we strive to create a dynamic work environment that attracts and retains great people who contribute directly to organizational priorities, innovation, customer focus and growth for Adobe. Our Total Rewards Program plays a fundamental role in creating this environment by rewarding all levels of employees, including our NEOs, for the successful execution of our short- and long-term business objectives.
Business and Compensation Highlights
While the past year marked another period of uncertainty and challenges in the global economy and financial markets, our executive officers successfully led a critical business model transformation in fiscal year 2011. Beginning with our acquisition of Omniture in 2009, our executives have driven sustained investments in the high-growth digital marketing area, including our strategic acquisitions of Day Software, Demdex, Auditude and Efficient Frontier. At the same time, Adobe’s leadership team conceived and is implementing a business model transformation for our creative business from perpetual licenses to a subscription-based cloud offering, reimagining the creative process through the introduction of our Creative Cloud, which is a comprehensive offering of our Creative Suite desktop applications combined with creative services, new content creation touch-based apps for use on tablets, and community features that together we believe will redefine the content creation process. In the midst of bringing about these transformations to our business models and structure, our executive officers have continued to deliver strong financial results, consistently achieving target financial milestones. For the fiscal year ending December 2, 2011, we reported:

•	record revenue of $4.216 billion, compared to $3.800 billion in fiscal year 2010 — representing 11% year-over-year growth;

•	GAAP operating profit growth from $993.1 million to $1.1 billion, or 11%, from fiscal year 2010 to fiscal year 2011; and

•	GAAP diluted earnings-per-share of $1.65, compared to $1.47 in fiscal year 2010, a 12% increase.
During the year, our executive officers also executed successfully against the key strategic performance objectives established by the Executive Compensation Committee for fiscal year 2011. These achievements included:

•
driving significant increases in ACV bookings and enterprise customer retention rates in our Omniture business and achieving revenue growth for our Day business in excess of the growth plan established at the time of the Day acquisition;

•
developing and announcing the Creative Cloud offering, strategy and vision and implementing meaningful organizational changes to support the success of this vision and the increasing focus on growth opportunities in digital marketing, including implementing strategy changes for our Adobe Flash, Adobe LiveCycle and Adobe Connect products;

•	executing strategic business acquisitions of Demdex, Auditude and EchoSign and entering into a definitive agreement to acquire Efficient Frontier;

•	increasing awareness of Adobe’s leadership in digital experiences and opportunities in digital media and digital marketing through the successful launch of the “Adobe &” brand campaign in the U.S.;

•	achieving strong Adobe.com revenue and increased Adobe.com conversion rates in North America; and

•	improving communications and clarifying our strategic vision with our employees and achieving targeted retention of key talent, including successful retention of employees of acquired businesses.
Consistent with these results, the Executive Compensation Committee took the following actions with respect to the incentive compensation of our NEOs for fiscal year 2011:

•
determined that, based on our strong year-over-year GAAP revenue and operating profit growth of 11% and 11%, respectively, their annual cash incentive awards were earned at 107% of their target award opportunity;

•
determined that, based on our strong GAAP revenue results and our achievement of the pre-determined key strategic performance objectives related to our transformation, their performance share awards were earned at 130% of their target award opportunity; and

•
to directly tie executive compensation to our performance, set the aggregate target value of Mr. Narayen’s annual equity award to comprise approximately 80% of his target TDC opportunity, and the average aggregate target value of the annual equity awards for our other NEOs at approximately 74% of their target TDC.

These decisions were primarily based on our NEO’s success in achieving annual financial and strategic objectives that further our long-term business objectives and create sustainable long-term stockholder value in a cost-effective manner.
These decisions were also consistent with our objectives of tying the outcomes of our incentive compensation awards for our executive officers, including our NEOs, to the achievement of our key strategic performance objectives and the returns to our stockholders. As a practical matter, this means that, unless we achieve our financial and key strategic performance objectives each year and over the long-term, our executive officers do not realize the intended value from their annual and long-term incentive compensation. Further, because Adobe common stock underlies our equity-based compensation awards, the immediate value of these awards is wholly subject to fluctuations in our stock price—thereby strongly aligning the interests of our executive officers with our stockholders.
Response to 2011 Say-on-Pay Vote
Adobe and the Executive Compensation Committee value the input of our stockholders on our Total Rewards Program. We regularly communicate with our stockholders to better understand their opinions on our business strategy and objectives, as well as matters of investor interest or concern, such as executive compensation. The Executive Compensation Committee carefully considers this feedback as part of its annual review of our Total Rewards Program for our executive officers. In addition, stockholders are invited to express their views to the Executive Compensation Committee as described under the heading “Communications with the Board” in the “Election of Directors” section of this proxy statement. Finally, the advisory vote on the compensation of our NEOs contained in Proposal 4 of this proxy statement provides stockholders with an opportunity to communicate their views on our executive compensation policies and practices under our Total Rewards Program.

In April 2011, we held our initial advisory vote on the compensation of our NEOs. While a majority of the votes cast on the proposal voted in support of the compensation paid to our NEOs for fiscal year 2010, approximately 40% of the votes cast voted against the proposal. In view of this outcome, as well as the feedback that we gathered through our engagement efforts with many of our stockholders prior to our 2011 Annual Meeting of Stockholders about our executive compensation practices, the Executive Compensation Committee decided to redesign several significant aspects of our Total Rewards Program, including as it pertains to our executive officers. At the time of this decision, the principal actions and decisions with respect to our Total Rewards Program for fiscal year 2011 had already been completed. Accordingly, the Executive Compensation Committee determined that it was in the best interests of Adobe and its stockholders to first apply these changes to our fiscal year 2012 Total Rewards Program.
During its deliberations, the Executive Compensation Committee noted that investor concerns centered generally on the effectiveness of our “pay-for-performance” philosophy, including that more than 50% of our executive officers’ equity awards were delivered through time-based equity vehicles (including stock options). Consequently, the Executive Compensation Committee took the following actions to rebalance the target equity award mix for our executive officers, including the NEOs, for fiscal year 2012 to link more of their target TDC to longer-term performance and risk outcomes:

•	Eliminated the use of stock options (for all employees).

•
Adjusted the equity award mix to increase the proportion of the overall award delivered through performance-based equity vehicles. Specifically, for fiscal year 2012, half of the equity awards granted to our executive officers consist of performance shares, with the other half consisting of time-based restricted stock unit awards.

•
Continued to provide that the performance share awards would be earned based on our actual achievement as measured against multiple pre-established strategic and financial objectives, with a new requirement that 20% of each performance share award would be earned based upon a relative total stockholder return measure.

•
Continued to set the aggregate target value of Mr. Narayen’s annual equity award to comprise approximately 80% of his target TDC opportunity, and the average aggregate target value of the annual equity awards for our other NEOs at approximately 78% of their target TDC.

We believe that this increased focus on performance-based awards will directly motivate our executive officers to devote their efforts to our long-term strategic priorities, especially in view of Adobe’s on-going business model transformation for our creative business from perpetual licenses to a subscription-based cloud offering, as well as our focusing our investment in the areas of digital media and digital marketing.
Role of Our Executive Compensation Committee, External Compensation Consultants and Management
Executive Compensation Committee
The Executive Compensation Committee oversees and provides strategic direction to management regarding many elements of our Total Rewards Program. It reviews and approves the compensation and severance benefits of Adobe’s executive officers, including our NEOs. As part of this review, the Executive Compensation Committee regularly solicits input from its independent executive compensation consultant. In fiscal year 2011, the Executive Compensation Committee met regularly in executive session with its independent compensation consultant and without management present. The Chair of the Executive Compensation Committee also met separately with the consultant, both with and without management present. The Executive Compensation Committee has the authority to obtain independent advice and assistance from internal or external legal, accounting and other advisors, at Adobe’s expense. The Executive Compensation Committee also discusses Mr. Narayen’s performance with the Board. The Executive Compensation Committee remains solely responsible for making the final decisions on compensation for our executive officers, including our NEOs.

Executive Compensation Consultant
Since 2008, the Executive Compensation Committee has engaged Compensia, Inc. to advise it on executive compensation matters due to Compensia’s expertise in the software industry, its knowledge of our peer group, and its geographical proximity, enabling frequent in-person attendance at Executive Compensation Committee meetings. Compensia provided the following services on behalf of the Executive Compensation Committee during fiscal year 2011:

•	reviewed and provided recommendations on the composition of our peer group, and provided compensation data relating to executives at the selected companies in our peer group;

•	conducted a comprehensive review of the total compensation arrangements for all of our executive officers;

•	provided advice on our executive officers’ compensation;

•	assisted with executive equity program design, including analysis of equity mix, aggregate share usage and target grant levels;

•
reviewed information provided by management regarding compensation paid to the Board and provided recommendations to the Executive Compensation Committee and the Board regarding future director pay structure;

•	provided market data, analysis and guidance on the design of our change of control plans;

•	updated the Executive Compensation Committee on emerging trends/best practices in the area of executive and board compensation; and

•	reviewed the Compensation Discussion and Analysis for inclusion in the 2011 proxy statement.
The Executive Compensation Committee is satisfied with the qualifications, performance and independence of Compensia. Other than providing limited guidance to our Human Resources department regarding equity compensation models for Adobe’s non-executive employees (as authorized by the Chair of the Executive Compensation Committee), Compensia does not provide any other services to Adobe. Adobe pays for the cost for Compensia’s services.
Management
Our Human Resources, Finance and Legal departments work with our Chief Executive Officer and Compensia to design and develop new compensation programs applicable to our NEOs and other executive officers, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer group compensation comparisons and other committee briefing materials and, ultimately, to implement the decisions of the Executive Compensation Committee. Members of these departments and our Chief Executive Officer also meet with Compensia separately from the Executive Compensation Committee to convey information on proposals that management may make to the Executive Compensation Committee, as well as to allow Compensia to collect information about Adobe to develop its own proposals.
In addition, our Chief Executive Officer conducted reviews of the performance and compensation of the other NEOs, and based on these reviews, made his recommendations for fiscal year 2011 target compensation levels (including adjustments to base salary and target cash and equity incentive levels) directly to the Executive Compensation Committee. No NEO was present or participated in the final determinations or deliberations of the Executive Compensation Committee regarding the amount of any component of his own fiscal year 2011 compensation package.

Comparative Framework
Adobe regularly reviews relevant market and industry practices on executive compensation. We do so to balance our need to compete for talent with the need to maintain a reasonable and responsible cost structure while aligning our executive officers’ interests with those of our stockholders.
Peer Group
Each year, to assist the Executive Compensation Committee in its deliberations on executive compensation, the Executive Compensation Committee reviews and updates our peer group, as necessary, to ensure that the comparisons are meaningful. Compensia, using the Executive Compensation Committee’s criteria (described in the table below for fiscal year 2011), provides recommendations on the composition of our “peer group.” Based on the factors described in the table below and management’s input, for fiscal year 2011, Compensia recommended, and the Executive Compensation Committee approved, adding salesforce.com, inc. to the peer group.
Peer Group

General Description	Criteria Considered	Peer Group List

High-technology companies at which our NEOs’ positions would be analogous in scope and complexity, which operate in similar or related businesses to Adobe, and with which Adobe competes for talent
Companies with revenues less than $10 billion and at least three of the following within 0.5x to 2.0x of Adobe’s comparable metric (for quantitative criteria): (i) global multi-faceted software/internet company; (ii) revenue; (iii) profit margin; (iv) market capitalization; and (v) number of employees

Activision Blizzard, Inc.
Autodesk, Inc.
BMC Software, Inc.
CA, Inc.
Citrix Systems Inc.
eBay Inc.
Electronic Arts Inc.
Intuit, Inc.
Juniper Networks, Inc.
McAfee, Inc.
NetApp, Inc.
NVIDIA Corporation
salesforce.com, inc.
Symantec Corporation
VMWare, Inc.
Yahoo! Inc.

Compensia then prepares a compensation analysis compiled from both executive compensation surveys and data gathered from publicly available information for our peer group companies. As this reported compensation data may be up to two fiscal years old (that is, it may reflect decisions made by peer companies 24 months before the Executive Compensation Committee is making its decisions), Compensia adjusts the cash compensation data to bring it to presumed levels that our peer companies will be awarding for the coming year. For fiscal year 2011, Compensia adjusted the cash compensation data using an annualized factor of 3% based on industry surveys and market projection. The Executive Compensation Committee uses this data to compare the current compensation of our NEOs to the peer group and to determine the relative market value for each NEO position, based on direct, quantitative comparisons of pay levels.
Elements of Compensation
Our Total Rewards Program includes base salary, an annual cash incentive opportunity, equity incentive awards and employee benefits, as well as potential benefits in connection with a change of control. Within the Total Rewards Program, the percentage of performance-based compensation, or “at-risk” pay, increases with job responsibility, reflecting our view of internal pay equity and the ability of a given employee to contribute to our results, and consistent with the practices of our peer group. At the executive officer level, we place the greatest emphasis on linking pay to performance, which also reinforces the alignment of the interests of these individuals with those of our stockholders. Under our Total Rewards Program, when results do not meet our expectations, our NEOs receive compensation that is below our target levels and may be below market in comparison to our peer group. Similarly, when superior results are achieved, our NEOs may receive compensation that is above our target levels and above market.

Compensation Objectives

Objectives
Compensation Element	Description	Attract/Retain Key Performers	Reward Short-Term Performance	Reward Long-Term Performance

Base Salary	Base salary provides market competitive compensation in recognition of role and responsibilities.	✓
Cash Incentives
Cash incentives are earned in full or in part only if (i) we achieve certain pre-established one-year company performance targets, (ii) the recipient achieves individual performance levels or objectives, and (iii) the recipient remains employed with Adobe for the performance period.
		✓	✓
Equity Incentives	Equity incentives are awarded upon hire and then typically annually thereafter. Awards vest over multiple years while also aligning employee interests with stockholder interests.	✓	✓	✓
Employee Benefits and Perquisites	Benefits programs for all Adobe employees provide protection for health, welfare and retirement.	✓
Change of Control Benefits
Change of control benefits in the form of severance and accelerated vesting provide some certainty to executives so that they can remain focused on business operations and transactions that are in the best interests of our stockholders.
✓
Competitive Positioning
The fiscal year 2011 target TDC for Mr. Narayen was set within the 50th to 75th percentile of our peer group for target performance, and the target TDC for each of our other NEOs was set near or above the 75th percentile of our peer group for target performance. Competitive pay practices, as reflected in the peer group data, were the initial determinant of targeted compensation levels, with additional adjustments made based on an individual NEO’s importance to Adobe, tenure, company and individual performance, anticipated future contributions, internal pay equity and historical pay levels, as well as the level of unvested equity awards and opportunities that we believed were necessary to enable us to retain the NEO in light of potential competing offers from other companies. We also reviewed the positioning of the total target cash and equity elements of compensation, but these individual elements of NEO compensation may vary above or below this range based on the importance of the other factors in any given year with respect to any given NEO. Because our fiscal year begins earlier than most of our peer companies, our ranges attempt to foresee what the competitive compensation positioning for each role will be for the coming fiscal year. In reviewing fiscal year 2010 executive compensation packages after our peer companies had all reported their fiscal year 2010 executive compensation, the actual annual target compensation for our NEOs was generally below our desired range, and the Executive Compensation Committee anticipated continued upward movement in the peer company data based on the historical trends of the actual awards by our peer companies. For fiscal year 2011, the Executive Compensation Committee targeted TDCs over the target ranges for three of our NEOs (Mr. Garrett, Mr. Lynch and Mr. Thompson); however, in reviewing the actual target compensation of our peer companies for fiscal year 2011 after they had all reported their fiscal year 2011 executive compensation, all target TDCs except Mr. Lynch’s were actually within or below their respective ranges. The Executive Compensation Committee continued to target TDC above the range for Mr. Lynch based on his unique, key role within the company as our Chief Technology Officer.

Pay Mix
In setting the mix among the different elements of executive compensation, we do not target specific allocations, but generally weight target TDC more heavily toward performance-based compensation, both cash and equity. In determining base salary, cash incentive opportunity and equity incentives, the total target cash compensation opportunity (base salary and cash incentive opportunity) was weighted less than the total target equity compensation opportunity, to increase alignment with our stockholders’ interests. The target compensation mix for our Chief Executive Officer and the average compensation mix for the other NEOs at target, were approximately:
Mr. Narayen’s Target Pay Mix(1)

Other NEOs’ Average Target Pay Mix(1)

______________________________

(1)	The mechanism for calculating the target equity award values is described in detail below under “Equity Incentives—Equity Compensation Mix.”
These allocations reflect our belief that a significant portion of our NEOs’ compensation should be performance-based and therefore “at-risk” based on company and individual performance. Since our cash incentive opportunities and equity incentive awards have both upside opportunities and downside risks and our actual performance can deviate from the target goals, the amount of compensation actually earned typically differs from the target allocations.

Base Salary
For fiscal year 2011, the Executive Compensation Committee reviewed the base salaries of our NEOs and, based on comparing these salaries to the base salary levels at the companies in our peer group, as well as considering the roles and responsibilities and potential performance of the individual NEO and their positioning in the range for other elements of their compensation, approved a base salary increase for each of our NEOs except Mr. Narayen. In considering the size of the base salary increase for Mr. Wadhwani, the Executive Compensation Committee took into account the material expansion of Mr. Wadhwani’s role in fiscal year 2010 and his anticipated role in fiscal year 2011, and that his previous base salary and total target cash opportunity were significantly below the target range.
Fiscal Years 2010 and 2011 Base Salaries

Name	2010 Salary ($)	Increase (%)	2011 Salary(1) ($)

Shantanu Narayen	900,000	—	900,000
Mark Garrett	550,000	4.5	575,000
Kevin Lynch	440,000	13.6	500,000
Matthew Thompson	500,000	5.0	525,000
David Wadhwani	375,000	26.7	475,000
_________________________

(1)
Fiscal year 2011 salary increases became effective February 1, 2011. Actual base salaries earned during the fiscal year are shown below in the “Fiscal Year 2011 Executive Bonus Plan Target Cash Incentives” table.

Cash Incentives
Annual Cash Incentive Plan
Objectives
Under our Executive Cash Performance Bonus Plan (the “Master Bonus Plan”), which was approved by our stockholders at our 2011 Annual Meeting of Stockholders to allow for the granting of performance-based compensation opportunities that are deductible by the company under Code Section 162(m), amounts are paid contingent upon the achievement of pre-established performance goals. The objectives of the Master Bonus Plan are to:

•	tie executive compensation to the achievement of key performance goals such as revenue growth and operating profit;

•	encourage accountability;

•	tie executive compensation to the successful execution of long-term strategy and operating plan objectives; and

•	provide a clearly defined reward to NEOs for achievements meeting or exceeding Adobe’s target objectives.
In early 2011, the Executive Compensation Committee approved the Fiscal Year 2011 Executive Annual Incentive Plan (the “Executive Bonus Plan”), which operates under the terms of the Master Bonus Plan, to provide cash compensation opportunities to our NEOs based on the company’s achievement of pre-established performance goals and set threshold, target and maximum performance levels for these goals that were based on our Board-approved operating plan for fiscal year 2011.

Target Annual Incentive Opportunity
The Executive Compensation Committee set the target annual cash incentive opportunity for fiscal year 2011 (expressed as a percentage of base salary earned during the year) for each NEO in early fiscal year 2011. In setting the target levels, the Executive Compensation Committee considered the positioning of the fiscal year 2011 target total cash opportunity against the peer group data provided by Compensia and internal pay equity. With regard to peer pay positioning, the Executive Compensation Committee did not increase the target opportunities of any of the NEOs other than Mr. Wadhwani, as shown in the “Fiscal Year 2011 Executive Bonus Plan Target Cash Incentives” table below, because the Executive Compensation Committee believed that the target cash incentive opportunities were appropriately placed within the 50th to 75th percentiles. With regard to internal pay equity, the Executive Compensation Committee believes that the target annual cash incentive opportunity should make up a larger portion of an NEO’s target TDC and total target cash compensation as the executive’s level of responsibility increases. In light of Mr. Wadhwani’s increased responsibilities in fiscal year 2010 and anticipated responsibilities in fiscal year 2011, as well as the peer company data, the Executive Compensation Committee increased his target annual cash incentive opportunity from 70% to 75% (which is within the target range for the peer company data).
Performance Measures
The Executive Compensation Committee determined that, for purposes of earning any award in fiscal year 2011 under the Executive Bonus Plan for fiscal year 2011, we must have achieved:

•	a threshold “GAAP Revenue” target funding level (described in the table below), before our NEOs could earn any annual cash incentive award; and

•	separate “Adjusted Revenue” and “Adjusted Operating Profit” levels (also described in the table below) which determine the “Corporate Result Percentage.”
If we achieved the GAAP Revenue threshold, each participant would be eligible to earn a maximum benefit of 200% of such participant’s bonus target; the Executive Bonus Plan’s pre-approved matrix (an excerpt from which is included below) reflecting our percentage achievement of the Adjusted Revenue and Adjusted Operating Profit target levels would then be used to determine the Corporate Result Percentage (ranging from 0% for achievement of results at or below the minimum matrix funding levels to 200% for achievement of results well above the matrix target levels, as shown in the excerpt below). If the minimum threshold level for GAAP Revenue is not achieved, or the minimum funding levels of Adjusted Revenue or Adjusted Operating Profit were not achieved, however, our NEOs would earn no annual cash incentive awards under the Executive Bonus Plan.

Fiscal Year 2011 Executive Bonus Plan Measures

Measure and Required Minimum Threshold Achievement	Measure Definition	Threshold Level ($)	Target ($)	Actual Company Achievement against Target (%)

GAAP Revenue (threshold funding measure)	Board-approved operating plan GAAP revenue target, excluding the effects of any material acquisitions not incorporated into the operating plan	3.8 billion	4.2 billion	100%

90%

Adjusted Revenue (matrix funding measure)	GAAP Revenue target adjusted for shippable backlog	3.8 billion	4.2 billion	100%

90%

Adjusted Operating Profit (matrix funding measure)	Board-approved operating plan non-GAAP operating profit target plus the operating profit associated with shippable backlog, and excluding the effects of any material acquisitions not incorporated into the operating plan and the expenses associated with any annual incentive plan payments (including the Executive Bonus Plan). Adobe’s non-GAAP operating profit excludes stock-based and deferred compensation expense, restructuring charges, and amortization of purchased intangibles, technology license arrangements and incomplete technology.	1.2 billion	1.6 billion	102%

75%

To illustrate how the Adjusted Revenue and Adjusted Operating Profit interrelate in determining the Corporate Result Percentage, an excerpt of the Corporate Result Percentage matrix is depicted below.

Executive Bonus Plan Matrix Excerpt

		Corporate Result Percentage
Adjusted Operating Profit	125%	166%	175%	183%	198%	200%
	110%	116%	125%	133%	148%	164%
	100%	83%	91%	100%	116%	132%
	90%	49%	58%	68%	84%	100%
	80%	16%	26%	36%	52%	68%
	75%	0%	10%	20%	36%	52%
		90%	95%	100%	105%	110%
		Adjusted Revenue

After determining the Corporate Result Percentage, the amount actually earned by each NEO was determined by multiplying each NEO’s target cash incentive opportunity by the Corporate Result Percentage and his Individual Result Percentage, as follows:

Target Cash Incentive ($)	X	Corporate Result (%)	X	Individual Result (%)	=	Actual Cash Incentive Payment ($)

Base salary earned during the year multiplied by applicable target cash incentive percentage		Determined based on the Corporate Result Percentage matrix illustrated above. The Corporate Result could not exceed 200%.
Based on (i) each NEO’s achievement of individual goals (approved by the Executive Compensation Committee for the Chief Executive Officer and by the Chief Executive Officer for all other NEOs) tied to the internal operating plan and strategic objectives, and (ii) the individual’s contributions toward the achievement of the Corporate Result in excess of 100%. The Individual Result could not exceed 100%.

Fiscal Year 2011 Payouts
At the time the corporate and individual goals were set for fiscal year 2011, the Executive Compensation Committee believed that the Executive Bonus Plan goals were achievable, but only with significant effort as the revenue goals reflected a meaningful increase over actual results for fiscal year 2010 and the operating profit goal was set approximately equal to the strong result achieved in fiscal year 2010. For fiscal year 2011, we delivered corporate results at or just above our target goals, and achieved the targeted meaningful increases in our revenue performance over fiscal year 2010, with our total Adjusted Revenue increasing by $364.2 million, or 9%, and our Adjusted Operating Profit growing by $97.1 million, or 6%; in addition, for the first time, we exceeded $1 billion in quarterly revenue in all four quarters of the fiscal year.
As shown in the “Fiscal Year 2011 Executive Bonus Plan Measures” table above, we exceeded our GAAP Revenue threshold level, and we achieved Adjusted Revenue of approximately $4.2 billion (100% of target) and Adjusted Operating Profit of $1.7 billion (102% of target). These results yielded a Corporate Result Percentage of 107%.
The Executive Compensation Committee determined that our NEOs contributed significantly, individually and as a team, to our success and our achievement of the 107% of the Corporate Result Percentage. The Executive Compensation Committee therefore gave the most weight in determining the Individual Result Percentages to their contributions to the Corporate Result Percentage. The Executive Compensation Committee also considered, to a lesser extent, each NEO’s performance against that NEO’s individual goals, particularly our strong financial results, the NEO’s achievement of significant objectives working toward our long-term, transformative strategic plan and our completing multiple acquisitions. Therefore, the Executive Compensation Committee approved the Individual Results shown in the “Fiscal Year 2011 Executive Bonus Plan Target Cash Incentives” table below.
The target annual cash incentive opportunity amounts and actual cash incentive earned under the Executive Bonus Plan for fiscal year 2011 for each NEO were as follows:

Fiscal Year 2011 Executive Bonus Plan Target Cash Incentives

Name	Salary(1) ($)	Target Cash Incentive Percentage(2) (%)	Target Cash Incentive(3) ($)	Corporate Result (%)	Actual Individual Results (%)	Actual Cash Incentive Earned ($)

Shantanu Narayen	896,434	125	1,120,542	107	100	1,198,980
Mark Garrett	568,844	100	568,844	107	100	608,663
Kevin Lynch	488,711	75	366,533	107	100	392,191
Matthew Thompson	519,042	100	519,042	107	100	555,375
David Wadhwani	457,605	75	340,295	107	100	364,116
_________________________

(1)	Actual base salary earned during fiscal year 2011 shown.

(2)
Target cash incentive percentage for Mr. Wadhwani was increased from fiscal year 2010 level of 70% effective February 1, 2011, and the cash payment was therefore calculated based on a pro-rated target level. No other cash incentive targets were increased.

(3)	Target cash incentive amount is calculated based on base salary amounts earned during the fiscal year.
Other Cash Incentives
The Executive Compensation Committee has authorized a small supplemental cash bonus pool of $60,000 approved by the Executive Compensation Committee that may be awarded by our Chief Executive Officer to executive officers, including our NEOs but not himself, as special recognition bonuses. Mr. Narayen awarded Mr. Lynch a bonus of $25,000 in recognition of his extended assignment in Hamburg, Germany. No other special recognition bonuses were awarded in fiscal year 2011 from this bonus pool.
In addition, the Executive Compensation Committee retains authority to pay additional discretionary bonuses outside the Executive Bonus Plan if warranted. In fiscal year 2011, the Executive Compensation Committee authorized the reimbursement of certain personal expenses for Mr. Lynch related to his family’s accompanying him on his extended assignment in Hamburg, Germany, which totaled $25,166. The Executive Compensation Committee determined that no additional discretionary bonus payments were necessary to meet our compensation objectives for our NEOs.
Equity Incentives
Goals of Equity Compensation
We use equity compensation to motivate and reward strong corporate performance and to retain valued NEOs. We also use equity incentive awards as a means to attract and recruit qualified executives. We believe that equity awards serve to align the interests of our NEOs with those of our stockholders by rewarding them for stock price growth and the achievement of key operational goals. By having a significant percentage of our NEOs’ target TDC payable in the form of equity and, thus, subject to higher risk and longer vesting than cash compensation, our NEOs are motivated to take actions that will benefit Adobe and its stockholders in the long term.
Equity Compensation Mix
Each year, the Executive Compensation Committee, with input from management, our Chief Executive Officer, and Compensia, determine the mix of annual equity incentive awards. For fiscal year 2011, the Executive Compensation Committee determined that the previous equity mix of approximately 33% stock options, 33% performance shares and 34% time-based RSUs would continue to appropriately balance and meet our compensation objectives, as described in the table below. The Executive Compensation Committee calculated the target values for equity to achieve this desired mix, based on a price of $28.97 per share, the 30-day average of our stock price during November 2010, the period just prior to the development of the equity compensation award recommendations. This price was used to determine the total number of “option equivalent” shares by (i) multiplying the $28.97 price by

32.4% (the value ratio of one stock option share to an RSU share under Adobe’s Black-Scholes option pricing model), then (ii) dividing the desired equity value by this number. The total option equivalent shares were then allocated to the three different types of equity according to our equity mix, and the RSU and performance share allocations were each divided by three, as that approximates the accounting value ratio of a stock option share to an RSU or performance share. Finally, shares in each equity category were rounded to the nearest thousand.
Fiscal Year 2011 Mix of Annual Equity Incentive Awards

Type of Equity/Fiscal Year 2011 Award Value Allocation Percentage	Description	Objectives/Dilutive Effect	Vesting(1)

Stock Options (33%)
Options to purchase Adobe common stock with an exercise price equal to the closing market price of our common stock as reported on NASDAQ on the grant date; value to the NEOs depends on stock price appreciation above the exercise price

Provide strong reward for growth in our stock price, as the entire value of stock options depends on future stock price appreciation; provide a strong incentive for our NEOs to remain employed with us, as they require continuous employment while vesting; and have the highest relative dilutive effect

Vest in equal monthly installments over a period of four years after the grant date, except for new-hire grants, which vest 25% on the first anniversary of the grant date and then in equal monthly installments thereafter for the following three years

Performance Shares (33%)
Stock-settled awards subject to performance‑ and time-based vesting conditions; one-year performance period determines the total number of shares eligible to be earned, with significant benefits for overachievement and significant consequences for underachievement, including no award being earned; no purchase cost to executive so always have value if earned

Focus NEOs on annual performance goals supporting our three-year strategic plan while also providing a strong long-term performance and retention incentive, as they require continuous employment to vest; provide moderate reward for growth in our stock price; and use fewer shares than stock options, so less dilution

Vest 1/3 upon the later of certification of performance results or the first anniversary of the grant date; the remainder vest in equal annual installments over two additional years (reflecting the three-year strategic plan that the goals support)

RSUs (34%)	Stock-settled awards subject to time-based vesting conditions; no purchase cost to executive so always have value
Provide a strong incentive for our NEOs to remain employed with us, as they require continuous employment while vesting; provide moderate reward for growth in our stock price; and use fewer shares than stock options, so less dilution
Vest in equal annual installments over a period of four years
_________________________

(1)
Our equity awards are also subject to certain acceleration provisions as described below under “Severance and Change of Control Compensation” below and “Executive Compensation—Grants of Plan-Based Awards in Fiscal Year 2011—Narrative Summary to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2011 Table—Effect of Retirement, Death and Disability on Equity Compensation Awards.”

Target Value and Award Determination
For fiscal year 2011, the Executive Compensation Committee, with input from Compensia, management and our Chief Executive Officer, determined the target value of the equity compensation opportunity for each of our NEOs based primarily on the desired peer group positioning, internal pay equity and the other factors for determining compensation discussed under “Elements of Compensation” above. With regard to peer pay positioning, the Executive Compensation Committee reviews the value of equity awards in the aggregate, because of the different mix of equity awards granted by our peers, and the aggregated manner in which this data is presented in the peer group surveys. Because Mr. Narayen’s target equity opportunity in fiscal year 2011 was targeted within the usual 50th to 75th percentile range, Mr. Narayen’s target equity opportunity was significantly lower than his fiscal year 2010 target equity opportunity, when the Executive Compensation Committee had targeted his equity opportunity and TDC above the range to address retention concerns. The Executive Compensation Committee increased the value of the target opportunity for each of our other NEOs. As with cash incentives, the Executive Compensation Committee believes that the target equity incentive compensation opportunity should make up a greater portion of an NEO’s potential TDC as the individual’s level of responsibility increases.
The following table sets forth the total target value determined by the Executive Compensation Committee, and the resulting number of options, performance shares (target, maximum and earned) and RSUs granted to each of our NEOs in fiscal year 2011.
Equity Awards during Fiscal Year 2011

		Performance Share Program
Name	Stock Options (#)	Target Award (#)	Maximum Award(1) (#)	Actual Achievement(1) (#)	RSUs Award (#)	Total Target Value of Equity Award ($)

Shantanu Narayen	272,000	91,000	136,500	118,300	94,000	7,750,000
Mark Garrett	88,000	29,000	43,500	37,700	30,000	2,500,000
Kevin Lynch	141,000	47,000	70,500	61,100	48,000	4,000,000
Matthew Thompson	77,000	26,000	39,000	33,800	27,000	2,200,000
David Wadhwani	77,000	26,000	39,000	33,800	27,000	2,200,000
_________________________

(1)
The maximum number was granted (150% of the target award), but that maximum number was reduced to 130%, which was the overall achievement of the other performance goals (the GAAP Revenue funding threshold measure was achieved) that was certified by the Executive Compensation Committee.

2011 Performance Share Program
Our Executive Compensation Committee made grants of performance share awards under our 2011 Performance Share Program (the “2011 Program”), which is subject to the terms of our Adobe Systems Incorporated 2003 Equity Incentive Plan (the “2003 Plan”). We granted each NEO an award for the maximum number of shares (equal to 150% of the target number of shares) that he could earn based on the maximum achievement of the pre-established performance goals (selected from the list of stockholder-approved goals set forth in the 2003 Plan), with the actual award subject to a reduction from the maximum award based on actual performance achievement of additional performance goals as well as time-based vesting over three years (as described in the table above “Fiscal Year 2011 Mix of Annual Equity Incentive Awards”). The threshold, target, and maximum awards for our NEOs are set forth in the “Executive Compensation—Grants of Plan-Based Awards in Fiscal Year 2011” table.
Performance Goals
Under the 2011 Program, the Executive Compensation Committee selected the same type of funding measure (GAAP Revenue) with a different threshold amount (80%) for this program as under the Executive Bonus Plan, as the Executive Compensation Committee believes that this metric is a key driver of stockholder value and a clear, objective measure of the success of the Company in a given year. However, because GAAP Revenue is not the only measure of performance that the Executive Compensation Committee feels should determine compensation, the Executive Compensation Committee selected additional distinct strategic performance measures for the 2011 Program to balance the purely financial objectives selected under the cash program. Under the 2011 Program, Adobe would have to achieve the GAAP Revenue threshold funding measure of $3.36 billion for any NEO to be eligible to earn any shares under the 2011 Program. If that threshold was met, the actual number of shares to be earned under the 2011 Program would then be calculated based solely on the achievement of the five categories of performance goals set forth in the table below, with each category weighted equally. The 2011 Program did not contain an individual performance measurement component.
Other Performance Goals

Category	Goal	Key Accomplishments

Growth	Maximize organic revenue in our strategic growth segments	• Significant increase in Omniture ACV bookings and retention • Exceeded Day acquisition plan revenue

Innovation	Drive innovation in digital experience for the multiscreen world
• Announced Creative Cloud strategy and vision, including development and launch of touch apps
• Executed transformational acquisitions of Demdex, Auditude and EchoSign, and signed agreement to complete Efficient Frontier acquisition
• Successfully developed and launched Digital Publishing solution
• Implemented major strategy changes for Adobe Flash, Adobe LiveCycle and Adobe Connect products

Brand	Increase awareness of Adobe’s leadership in digital experiences	• Increase in brand, media, press and industry analyst metrics • Successfully launched major new U.S. brand campaign

Go-to-Market	Improve customer experience and satisfaction	• Achieved strong Adobe.com revenue with increased conversion rates in North America

Employees	Implement operating plan priorities focused on employee recruiting, development and engagement
• Improved communications and clarified vision of the company’s future
• Increased executive visibility with employees worldwide
• Strong retention of key talent, including employees retained through acquisitions

Results
As noted above, Adobe achieved $4.2 billion in GAAP Revenue, satisfying the 2011 Program GAAP Revenue threshold for fiscal year 2011. We achieved the strategic goals set forth in the table above in the course of a strong, transformative year. In reviewing these results, the Executive Compensation Committee determined that 130% of each target performance share was earned.
For more information on performance shares granted during fiscal year 2011, see the “Executive Compensation—Grants of Plan-Based Awards in Fiscal Year 2011” table and accompanying narrative.
Retirement and Deferred Compensation Plan Benefits
We do not provide our employees, including our NEOs, with a defined benefit pension plan, any supplemental executive retirement plans or retiree health benefits, except as required by local law or custom for employees outside the United States. Our NEOs may participate on the same basis as other U.S. employees in our

Section 401(k) Retirement Savings Plan (the “401(k) Plan”). The 401(k) Plan provides for a matching contribution by Adobe of 50% of the first 6% of the employee’s eligible compensation up to a maximum matching cash contribution of $7,350 for the 2011 plan year. We also provide a “true-up” for participants who did not receive their maximum matching contribution during a 401(k) Plan year as a result of meeting their contribution limits early in the year. Adobe makes a matching contribution to help attract and retain employees and to provide an additional incentive for our employees to save for their retirement in a tax-advantaged manner.
We also maintain an unfunded, nonqualified deferred compensation plan (the “Deferred Compensation Plan”) for senior management and our Board. The Deferred Compensation Plan allows participants, including our NEOs, the ability to defer receipt of income to a later date, which may be an attractive tax planning opportunity. We offer this Deferred Compensation Plan to remain attractive to current and potential NEOs in a highly competitive market for executive talent. We generally do not contribute to the Deferred Compensation Plan on behalf of the participants; therefore, our cost to maintain the Deferred Compensation Plan is limited to administration expenses, which are minimal. No NEOs participated in or had an accrued balance under the Deferred Compensation Plan in fiscal year 2011.
Perquisites and Additional Benefits and Programs
We provide limited perquisites to our executives, including our NEOs. In considering potential perquisites, the Executive Compensation Committee considers the cost to Adobe as compared to the perceived value to our employees. We offer our executives at the director level and above, including our NEOs, an annual physical paid for by us. We believe that the good health of our executives is important to our business.
In addition, we maintain a limited membership in a Marquis Jet Card Program. Our policy related to this program allows our Chief Executive Officer the use of a private jet for business travel. Other executive officers and employees may accompany our Chief Executive Officer for business purposes only. In addition, our policy allows family members to accompany a participating executive during business travel, if related costs for the family members are paid for by the executive officer. This policy was adopted to allow for efficient travel by the participating executive officers, which we believe is consistent with market practices. No family members accompanied our executive officers on the aircraft during fiscal year 2011.
We also provide the following benefits to our NEOs, on the same terms and conditions as provided to all other eligible employees:

•	health, dental and vision insurance;

•	life insurance;

•	an Employee Stock Purchase Plan;

•	medical and dependent care flexible spending account;

•	short- and long-term disability, accidental death and dismemberment; and

•
patent award program (cash awards made to any employee, including an NEO, who is an inventor of, or a direct manager of an inventor of, an Adobe patent that is filed with the U.S. Patent and Trademark Office, with a further award if the patent is issued).

We believe these benefits are consistent with benefits provided by companies with which we compete for executive-level talent.
Granting Guidelines for Equity Compensation
Adobe maintains written equity grant guidelines setting forth our grant practices and procedures for all equity awards, as described below under “Executive Compensation—Grants of Plan-Based Awards in Fiscal Year 2011—Narrative Summary to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2011 Table—Granting Guidelines for Equity Compensation.”

Ownership Guidelines and Policies
Stock Ownership Guidelines
As part of our overall corporate governance and compensation practices, in 2003, our Board adopted stock ownership guidelines for our executive officers and directors, which the Executive Compensation Committee reviews annually. These guidelines are designed to align our executive officers’ interests with our stockholders’ long-term interests by promoting long-term share ownership, which reduces the incentive for excessive short-term risk taking. The Executive Compensation Committee reviews quarterly reports of the stock activity of our executive officers and directors. As of December 2, 2011, each of our NEOs was in compliance with the applicable guidelines. The guidelines currently state that the executives in the following positions should hold 25% of the net shares acquired from Adobe for two years unless, following the sale of such shares, the total number of Adobe shares held by that executive equals or exceeds the following amounts:

Position	Shares (#)

Chief Executive Officer	150,000
President, Executive Vice President or Chief Financial Officer	50,000
Senior Vice President	25,000
For purposes of these guidelines, an “acquired share” includes shares of vested restricted stock, RSUs, performance shares, performance units and shares issued upon the exercise of vested options. “Net shares acquired” means acquired shares remaining after deducting acquired shares sold to cover the exercise price and withheld taxes, and excluding shares acquired through our Employee Stock Purchase Plan. Shares that count toward the minimum share ownership include shares owned outright or beneficially owned, shares acquired through the Employee Stock Purchase Plan, vested restricted stock, vested RSUs, performance shares and performance units in our Deferred Compensation Plan, and shares issued from the exercise of vested options.
Our Board may evaluate whether exceptions should be made in the case of any covered person who, due to his or her unique financial circumstances, would incur a hardship by complying with these guidelines. No such exceptions were granted or were in place in fiscal year 2011 and all directors and officers were in compliance with the guidelines during fiscal year 2011.
Hedging Policy
Our policies do not permit any employees, including our NEOs, to “hedge” their ownership by engaging in short sales or trading in any derivatives involving Adobe securities.
Employment Agreements
Each of our NEOs is employed “at will.” Except in limited circumstances, such as when an employment agreement that provides for severance is assumed or renegotiated as part of a corporate transaction, we only enter into agreements providing for severance benefits with our U.S. executive officers in relation to a change of control of Adobe or an executive transition plan.
Severance and Change of Control Compensation
Each of our NEOs is, or could be, an eligible participant in our Executive Severance Plan for Prior Participants in the Event of a Change of Control (the “Prior Participant Change of Control Plan”), which provides for severance payments and fully accelerated vesting of outstanding equity awards to our NEOs and other members of senior management upon an involuntary termination of employment upon or following a qualifying change of control. The Prior Participant Change of Control Plan replaces the former executive change of control severance plan (the “Former Plan”), which expired in December 2011, for all employees who were eligible under the Former Plan upon its expiration, on substantially the same terms as the Former Plan. We also adopted a change of control severance plan for members of senior management who were not eligible under the Former Plan upon its expiration, but all of our NEOs were eligible and therefore would be covered by the Prior Participant Change of Control Plan. Our Executive Compensation Committee believes that change of control vesting and severance benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that an executive officer departs Adobe before an acquisition is consummated. We believe that a pre-existing plan will allow our executive officers to focus on continuing normal business operations and on the success of a potential business combination, rather than on seeking alternative employment. We further believe that the two plans ensure stability and will enable our executive officers to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. Severance payments and benefits under both plans are provided only upon a qualifying termination of employment upon or following a change of control so that an acquirer that wishes to retain our management team during a transition period or over the long term will have an opportunity to do so.
We have also entered into a Retention Agreement with Mr. Narayen (unchanged since December 2010), which provides similar benefits but does not require termination of his employment in order for him to receive the equity acceleration, as described below under “Executive Compensation—Change of Control—Chief Executive Officer Retention Agreement.”
The two change of control plans and the individual Retention Agreement with Mr. Narayen do not provide for reimbursements or “gross-ups” of excise tax amounts under Section 4999 of the Code. Rather, under all of these arrangements, benefits would be reduced if doing so would result in a better after-tax economic position for the affected executive. We believe this is an appropriate allocation of the tax cost of these arrangements between Adobe and the executive and is consistent with market practice.
Our change of control arrangements are designed to be competitive with the pay practices of the peer group. Our Executive Compensation Committee periodically reviews the terms and conditions of our change of control arrangements and will make adjustments when and to the extent it deems appropriate. Our Executive Compensation Committee approved the Prior Participant Change of Control Plan effective as of December 13, 2011 upon the automatic expiration of the Former Plan on December 12, 2011. The Prior Participant Change of Control Plan will expire on December 13, 2014.(1)
Additional details regarding our Prior Participant Change of Control Plan, the Former Plan, and the individual Retention Agreement with Mr. Narayen, including estimates of amounts payable in specified circumstances as of the last day of fiscal year 2011, are disclosed in the “Executive Compensation—Change of Control—Potential Payments upon Termination and/or a Change of Control” table contained in this proxy statement.
Tax Considerations and Compensation Recovery Policies
Tax Deductibility
Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s Chief Executive Officer and the three other most highly compensated executive officers as of the end of any fiscal year, other than the Chief Financial Officer. However, certain types of performance-based compensation are excluded from the $1 million deduction limit if specific requirements are met. The Executive Compensation Committee considers the impact of Section 162(m) when designing our executive compensation program and structured our Executive Bonus Plan, stock plans and performance share programs so that a number of awards would be granted under these plans and programs in a manner that complies with the requirements imposed by Section 162(m). Tax deductibility is not the primary factor used by the Executive Compensation Committee in setting compensation, however, and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, the Executive Compensation Committee has granted and may continue to grant awards, such as time-based RSU awards, under which payments may not be deductible under Section 162(m) when it determines that such non-deductible arrangements are otherwise in the best interests of Adobe and its stockholders.

_________________________

(1)	The Prior Participant Change of Control Plan that was filed as Exhibit 10.1 to our Current Report on Form 8-K filed on December 15, 2011, is incorporated herein by reference.

Compensation Recovery Policies
As a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as the result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipate that we will adopt a compensation recovery policy once final regulations on the subject have been adopted. Our fiscal year 2012 compensation plans explicitly provide for any such required recovery.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE*
The Executive Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the Executive Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 2, 2011, and in this proxy statement.
Respectfully submitted,
EXECUTIVE COMPENSATION COMMITTEE
Daniel Rosensweig, Chair
Edward W. Barnholt
Robert Sedgewick

_________________________

*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Adobe under the Securities Act of 1933 or the Securities Exchange Act of 1934, except our Annual Report on Form 10-K for the fiscal year ended December 2, 2011, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding the compensation for services performed during fiscal years 2011, 2010 and 2009 awarded to, paid to or earned by the NEOs, which include (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our three other most highly compensated executive officers, as determined by reference to total compensation for fiscal year 2011, who were serving as executive officers at the end of fiscal year 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

Shantanu Narayen	2011	896,434	—	6,295,550	2,403,773	1,198,980	30,373	10,825,110
President and Chief Executive Officer	2010	909,583	—	6,490,400	2,660,286	2,160,259	7,686	12,228,214
	2009	875,000	—	1,895,343	2,254,127	—	7,740	5,032,210
Mark Garrett	2011	568,844	—	2,007,770	777,691	608,663	9,180	3,972,148
Executive Vice President and Chief Financial Officer	2010	551,641	—	2,835,280	449,497	1,048,117	7,938	4,892,473
	2009	510,000	—	841,046	1,000,254	—	8,040	2,359,340
Kevin Lynch	2011	488,711	25,000(5)	3,232,850	1,246,073	392,191	42,020	5,426,845
Senior Vice President, Chief Technology Officer	2010	443,529	—	2,835,280	449,497	625,209	9,354	4,362,869
	2009	421,000	—	841,046	1,000,254	—	10,290	2,272,590
Matthew Thompson	2011	519,042	—	1,803,590	680,480	555,375	27,992	3,586,479
Senior Vice President, Worldwide Field Operations	2010	499,252	—	2,698,640	394,456	948,578	7,938	4,548,864
	2009	450,500	—	657,690	782,189	—	8,040	1,898,419
David Wadhwani(6)	2011	457,605	—	1,803,590	680,480	364,116	8,312	3,314,103
Senior Vice President, Digital Media Business Unit
___________________

(1)
These amounts do not reflect the actual economic value realized by the NEO. In accordance with SEC rules, this column represents the grant date fair value of performance shares, assuming the probable outcome of related performance conditions at target levels, and RSUs. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures. For reference, the grant date fair value for the performance share awards, assuming the highest level of achievement had been met, is as follows:

Name	2011 ($)	2010 ($)	2009 ($)

Shantanu Narayen	4,645,095	4,867,800	1,089,822
Mark Garrett	1,480,305	819,840	483,601
Kevin Lynch	2,399,115	819,840	483,601
Matthew Thompson	1,327,170	717,360	378,172
David Wadhwani	1,327,170	*	*

*	Not applicable. See footnote 6 below.

No stock awards reflected in this table were forfeited by any of our NEOs. For additional information on the valuation assumptions, see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2011 Annual Report on Form 10-K and the Notes to Consolidated Financial Statements at Note 13, “Stock-based Compensation.”

(2)
These amounts do not reflect the actual economic value realized by the NEO. In accordance with SEC rules, this column represents the grant date fair value of stock options, in accordance with applicable accounting guidance related to stock-based compensation. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. No stock options reflected in this table were forfeited by any of our NEOs. For additional information on the valuation assumptions, see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2011 Annual Report on Form 10-K and the Notes to Consolidated Financial Statements at Note 13, “Stock-based Compensation.”

(3)
These amounts consist solely of amounts earned under the Executive Bonus Plan, and equivalent predecessor plans, each of which is a cash bonus plan adopted under our Master Bonus Plan and its predecessor. Amounts earned under the Executive Bonus Plan are payable in the subsequent fiscal year.

(4)
These amounts for fiscal year 2011 include matching contributions under Adobe’s 401(k) Plan (including an additional matching contribution made by Adobe early in the applicable fiscal year to eligible participants who did not previously receive the maximum matching contribution during the prior 401(k) Plan year), and life insurance premiums for all NEOs. In addition, for Mr. Narayen, Mr. Garrett, and Mr. Wadhwani, the amounts include the cost of an executive physical; for Mr. Narayen and Mr. Thompson, they include the taxable value of the Platinum Club trip for the NEO and his spouse ($20,360 for Mr. Narayen and $20,054 for Mr. Thompson); and for Mr. Lynch, they include patent awards and $25,166 in compensable reimbursement of certain personal expenses related to his family’s accompanying him during Mr. Lynch’s extended assignment in Hamburg, Germany.

(5)	Special recognition bonus awarded by our Chief Executive Officer in recognition of Mr. Lynch’s extended assignment in Hamburg, Germany.

(6)	Mr. Wadhwani was not a named executive officer in any prior fiscal year.

Grants of Plan-Based Awards in Fiscal Year 2011
The following table shows all plan-based awards granted to the NEOs during fiscal year 2011. The equity awards granted in fiscal year 2011 identified in the table below are also reported in “Outstanding Equity Awards at 2011 Fiscal Year End.” For additional information regarding incentive plan awards, please refer to the cash incentives and equity incentives sections of our “Compensation Discussion and Analysis.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units(3) (#)	Options(4) (#)	Awards ($/Share)	Awards(5) ($)

Shantanu Narayen	—	—	1,120,542	2,241,085	—	—	—	—	—	—	—
	1/24/2011	—	—	—	—	91,000	136,500	—	—	—	3,096,730(6)
	1/24/2011	—	—	—	—	—	—	94,000	—	—	3,198,820
	1/24/2011	—	—	—	—	—	—	—	272,000	34.03	2,403,773
Mark Garrett	—	—	568,844	1,137,687	—	—	—	—	—	—	—
	1/24/2011	—	—	—	—	29,000	43,500	—	—	—	986,870(6)
	1/24/2011	—	—	—	—	—	—	30,000	—	—	1,020,900
	1/24/2011	—	—	—	—	—	—	—	88,000	34.03	777,691
Kevin Lynch	—	—	366,533	733,067	—	—	—	—	—	—	—
	1/24/2011	—	—	—	—	47,000	70,500	—	—	—	1,599,410(6)
	1/24/2011	—	—	—	—	—	—	48,000	—	—	1,633,440
	1/24/2011	—	—	—	—	—	—	—	141,000	34.03	1,246,073
Matthew Thompson	—	—	519,042	1,038,083	—	—	—	—	—	—	—
	1/24/2011	—	—	—	—	26,000	39,000	—	—	—	884,780(6)
	1/24/2011	—	—	—	—	—	—	27,000	—	—	918,810
	1/24/2011	—	—	—	—	—	—	—	77,000	34.03	680,480
David Wadhwani	—	—	340,295	680,590	—	—	—	—	—	—	—
	1/24/2011	—	—	—	—	26,000	39,000	—	—	—	884,780(6)
	1/24/2011	—	—	—	—	—	—	27,000	—	—	918,810
	1/24/2011	—	—	—	—	—	—	—	77,000	34.03	680,480
_________________________

(1)
These columns represent awards granted under our Executive Bonus Plan for performance in fiscal year 2011. These columns show the awards that were possible at the threshold, target and maximum levels of performance. Minimum performance under the Executive Bonus Plan could have resulted in a threshold amount equal to $0. Actual cash incentive awards earned in fiscal year 2011 by the NEOs under the Executive Bonus Plan are shown in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table.”

(2)
These columns represent awards granted under our 2011 Performance Share Program, which was adopted under our 2003 Plan, for performance in fiscal year 2011. These columns show the awards that were possible at the threshold, target and maximum levels of performance. The Executive Compensation Committee had full discretion not to award shares under the 2011 Performance Share Program regardless of the performance level achieved, and, as a result, the threshold amount could have equaled zero shares. Actual awards earned in fiscal year 2011 by the NEOs under this program are shown in the table “Equity Awards during Fiscal Year 2011” in the “Compensation Discussion and Analysis.”

(3)	This column represents awards of RSUs granted under our 2003 Plan.

(4)	This column represents awards of stock options granted under our 2003 Plan.

(5)
These amounts do not reflect the actual economic value realized by the NEO. In accordance with SEC rules, this column represents the grant date fair value of each equity award. For additional information on the valuation assumptions, see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2011 Annual Report on Form 10-K and the Notes to Consolidated Financial Statements at Note 13, “Stock-based Compensation.”

(6)
The grant date fair value included in this column for awards granted under our 2011 Performance Share Program is based on the target award amount listed in this table, as this amount was estimated to be the probable outcome of the performance conditions associated with these grants determined as of the grant date, excluding the effect of estimated forfeitures. See footnote 1 to the “Summary Compensation Table” for more information regarding the grant date fair value for these awards at the maximum payout levels.

Narrative Summary to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2011 Table
The material terms of the NEOs’ annual compensation, including base salaries, the Executive Bonus Plan (which is a cash plan adopted under our Master Bonus Plan), the performance share program, and the explanations of the amounts of salary, cash incentives and equity values in proportion to total compensation are described under “Compensation Discussion and Analysis” in this proxy statement. Our equity award granting practices are described below and our severance benefits are described under “Change of Control” in this proxy statement. None of our NEOs have entered into a written employment agreement with Adobe.
As discussed in greater detail in “Compensation Discussion and Analysis,” the fiscal year 2011 non-equity incentive awards were granted pursuant to the Executive Bonus Plan, with amounts earned based on the achievement of certain financial targets as well as individual performance goals applicable to each respective NEO. Cash incentives were fully vested when earned.
As discussed in greater detail in “Compensation Discussion and Analysis,” the fiscal year 2011 performance share awards were granted in the form of stock-settled RSUs subject to the terms of our 2011 Performance Share Program. Awards earned under the 2011 Performance Share Program were determined based on the results achieved during the one-year performance period, as certified by the Executive Compensation Committee. Each NEO was granted an award for the maximum number of shares that he could earn based on the maximum achievement of the pre-established performance goals, with the actual award earned subject to a reduction from the maximum award based on actual achievement of the other performance goals. The first 1/3 of the shares earned vested on the first anniversary of the grant date, and the remaining 2/3 of the shares earned is subject to equal annual time-based vesting over the two years after the first anniversary of the grant date, contingent upon the NEO’s continued service to Adobe.
The RSUs granted pursuant to our 2003 Plan vest over four years with 25% vesting on each anniversary of the grant date. There is no purchase price associated with performance share or RSU awards.
The stock options vest in equal monthly installments over four years from the date of grant, subject to continued employment, and the exercise price was the closing market price of our common stock on the grant date.
We did not pay dividends on our common stock during fiscal year 2011.
Granting Guidelines for Equity Compensation
Adobe has adopted written guidelines setting forth our grant practices and procedures for all equity awards. Pursuant to these guidelines:

•
the effective grant date for our annual equity awards granted to our employees, including the NEOs, is January 24 of each year, or the first trading day thereafter, unless another date is approved and documented by the Executive Compensation Committee;

•
the effective grant date for executive officer new hire stock option awards is the next 15th day of a month following the executive officer’s hire date, or, if that is not a trading day, the first trading day thereafter;

•
the effective grant date for executive officer new hire RSU and performance share awards is the executive officer’s hire date, unless the performance share program for the applicable fiscal year has not yet been adopted (in which case the performance share award and any accompanying RSU award will be granted when the program is adopted); and

•
the effective grant date for non-executive officer new hire stock option, performance share and RSU awards is the 15th day of the month following the month of the employee’s hire date, or, if that is not a trading day, the first trading day thereafter, unless the performance share program for the applicable fiscal year has not yet been adopted (in which case the performance share award and any accompanying RSU award will be granted when the program is adopted).

Because the grant dates are pre-established, the timing of the release of material nonpublic information does not affect the grant dates for equity awards, and Adobe does not time the release of material nonpublic information based on equity award grant dates.
Our Executive Compensation Committee approves all grants made to our executive officers at an in-person or telephonic meeting on or before the grant date. The Executive Compensation Committee also has the authority to approve non-executive officer stock option, performance share and RSU awards on or before the grant date. Our Board has also delegated to a Management Committee for Employee Equity Awards the authority to approve stock option, performance share and RSU awards to non-executive officer employees in accordance with the granting guidelines described above. Pursuant to its charter, the Executive Compensation Committee has the authority to establish the terms and conditions of our equity awards; therefore, the Executive Compensation Committee may make exceptions to Adobe’s granting guidelines.
All stock option awards are granted with an exercise price equal to or greater than (in some instances for awards outside the United States) the fair market value of the underlying stock on the effective grant date or, in accordance with the terms of our approved equity plans, the fair market value of the underlying stock on the last trading day prior to the effective grant date, if an award is granted on a non-trading day.
Effect of Retirement, Death and Disability on Equity Compensation Awards
The terms and conditions of our stock option and RSU awards provide that if a recipient’s employment is terminated due to death or disability, the recipient will be given credit for an additional 12 months of service, resulting in vesting for the applicable award accelerating by 12 months. In addition, our U.S. and certain other stock option agreements provide that if a recipient’s employment terminates on or after age 65, the individual will be given credit for an additional 12 months of service, resulting in vesting for the applicable award accelerating by 12 months. The terms and conditions of our performance share awards provide that if a recipient’s employment is terminated due to death or disability before certification of the performance goals, the recipient will receive a pro-rated target award based on the number of months of service provided during the performance period, for which the vesting will be accelerated by an amount equal to the percentage amount scheduled to vest on the next annual vesting date for each award. If a recipient’s employment is terminated due to death or disability after certification of the performance goals, the recipient will receive accelerated vesting of the actual award equal to the percentage amount scheduled to vest on the next annual vesting date for each award.

Outstanding Equity Awards at 2011 Fiscal Year End
The following table sets forth information regarding outstanding equity awards as of December 2, 2011, for each NEO. All vesting is contingent upon continued employment with Adobe. Market values and payout values in this table are calculated based on the closing market price of our common stock as reported on NASDAQ on December 2, 2011, which was $27.11 per share.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Shantanu Narayen	377,742	—	29.12	1/14/2012	—	—	—	—
	200,000	—	32.42	5/24/2012	—	—	—	—
	200,000	—	39.39	2/2/2013	—	—	—	—
	225,000	—	39.69	1/24/2014	—	—	—	—
	256,833	11,167(3)	34.64	1/24/2015	—	—	—	—
	201,000	402,000(4)	34.64	1/24/2015	—	—	—	—
	—	—	—	—	26,660(5)	722,753	—	—
	—	—	—	—	64,000(6)	1,735,040	—	—
	202,086	83,214(7)	19.93	1/26/2016	—	—	—	—
	—	—	—	—	23,774(8)	644,513	—	—
	132,916	157,084(9)	34.16	1/25/2017	—	—	—	—
	—	—	—	—	85,500(10)	2,317,905	—	—
	—	—	—	—	71,250(11)	1,931,588	—	—
	—	—	—	—	—	—	136,500	3,700,515
	—	—	—	—	94,000(12)	2,548,340	—	—
	56,666	215,334(13)	34.03	1/24/2018	—	—	—	—
Mark Garrett	275,000	—	39.25	2/15/2014	—	—	—	—
	115,000	5,000(3)	34.64	1/24/2015	—	—	—	—
	—	—	—	—	12,090(5)	327,760	—	—
	89,673	36,927(7)	19.93	1/26/2016	—	—	—	—
	—	—	—	—	10,550(8)	286,011	—	—
	22,458	26,542(9)	34.16	1/25/2017	—	—	—	—
	—	—	—	—	50,000(14)	1,355,500	—	—
	—	—	—	—	14,400(10)	390,384	—	—
	—	—	—	—	12,750(11)	345,653	—	—
	—	—	—	—	—	—	43,500	1,179,285
	—	—	—	—	30,000(12)	813,300	—	—
	18,332	69,668(13)	34.03	1/24/2018	—	—	—	—

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Kevin Lynch	13,910	—	24.66	2/24/2015	—	—	—	—
	26,863	—	26.53	9/14/2015	—	—	—	—
	120,750	—	32.10	11/30/2015	—	—	—	—
	90,000	—	38.52	1/3/2013	—	—	—	—
	150,000	—	39.69	1/24/2014	—	—	—	—
	115,000	5,000(3)	34.64	1/24/2015	—	—	—	—
	—	—	—	—	12,090(5)	327,760	—	—
	44,529	36,927(7)	19.93	1/26/2016	—	—	—	—
	—	—	—	—	10,550(8)	286,011	—	—
	22,458	26,542(9)	34.16	1/25/2017	—	—	—	—
	—	—	—	—	50,000(14)	1,355,500	—	—
	—	—	—	—	14,400(10)	390,384	—	—
	—	—	—	—	12,750(11)	345,653	—	—
	—	—	—	—	—	—	70,500	1,911,255
	—	—	—	—	48,000(12)	1,301,280	—	—
	29,374	111,626(13)	34.03	1/24/2018	—	—	—	—
Matthew Thompson	250,000	—	40.05	1/16/2014	—	—	—	—
	90,081	3,919(3)	34.64	1/24/2015	—	—	—	—
	—	—	—	—	9,300(5)	252,123	—	—
	70,124	28,876(7)	19.93	1/26/2016	—	—	—	—
	—	—	—	—	8,250(8)	223,658	—	—
	19,708	23,292(9)	34.16	1/25/2017	—	—	—	—
	—	—	—	—	50,000(14)	1,355,500	—	—
	—	—	—	—	12,600(10)	341,586	—	—
	—	—	—	—	11,250(11)	304,988	—	—
	—	—	—	—	—	—	39,000	1,057,290
	—	—	—	—	27,000(12)	731,970	—	—
	16,040	60,960(13)	34.03	1/24/2018	—	—	—	—

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

David Wadhwani	20,699	—	25.41	2/11/2015	—	—	—	—
	35,000	—	30.79	6/22/2013	—	—	—	—
	25,000	—	39.69	1/24/2014	—	—	—	—
	28,750	1,250(3)	34.64	1/24/2015	—	—	—	—
	8,062	938(15)	35.75	4/15/2015	—	—	—	—
	—	—	—	—	3,100(5)	84,041	—	—
	—	—	—	—	930(16)	25,212	—	—
	24,291	13,709(7)	19.93	1/26/2016	—	—	—	—
	—	—	—	—	3,916(8)	106,163	—	—
	—	—	—	—	30,000(17)	813,300	—	—
	13,131	15,519(9)	34.16	1/25/2017			—	—
	—	—	—	—	10,462(12)	283,625	—	—
	—	—	—	—	15,000(18)	406,650	—	—
	—	—	—	—	—	—	39,000	1,057,290
	—	—	—	—	27,000(12)	731,970	—	—
	16,040	60,960(13)	34.03	1/24/2018	—	—	—	—
_________________________

(1)
All stock option awards were granted pursuant to our 2003 Plan, except certain stock option grants to Mr. Lynch and Mr. Wadhwani. Mr. Lynch’s grants for 13,910, 26,863 and 120,750 shares and Mr. Wadhwani’s grant for 20,699 were made pursuant to the Macromedia, Inc. 2002 Equity Incentive Plan.

(2)
These amounts represent the maximum number of shares that could have been earned under our 2011 Performance Share Program. The performance period ended at the end of fiscal year 2011, and certification was completed on January 24, 2012. The first 1/3 of the performance shares earned vested on January 24, 2012, the first anniversary of the grant date, and the remaining 2/3 of the shares earned is subject to annual time-based vesting over the two years after the first anniversary of the grant date. Shares fully vest on January 24, 2014. See the table “Equity Awards during Fiscal Year 2011” in the “Compensation Discussion and Analysis” for actual achievement amounts.

(3)	Four-year vesting in equal monthly installments. Shares fully vested on January 24, 2012.

(4)	Four-year vesting with 1/3 vesting on the third anniversary of the grant date and 2/3 vesting on the fourth anniversary of the grant date. Shares fully vested on January 24, 2012.

(5)
These amounts represent awards actually earned under our 2008 Performance Share Program. Four-year vesting with 25% vesting in fiscal year 2009 upon certification, and then 25% vesting per year on each anniversary of the grant date. Shares fully vested on January 24, 2012.

(6)
RSUs granted pursuant to our 2003 Plan. Five-year vesting with 50% vesting on the fourth anniversary of the grant date and 50% vesting on the fifth anniversary of the grant date. Shares fully vest on January 24, 2013.

(7)	Four-year vesting in equal monthly installments. Shares fully vest on January 26, 2013.

(8)	RSUs granted pursuant to our 2003 Plan. Four-year vesting with 25% vesting on each anniversary of the grant date. Shares fully vest on January 26, 2013.

(9)	Four-year vesting in equal monthly installments. Shares fully vest on January 25, 2014.

(10)
These amounts represent awards actually earned under our 2010 Performance Share Program. Three-year vesting with 1/3 vesting on the each anniversary of the grant date. Shares fully vest on January 25, 2013.

(11)	RSUs granted pursuant to our 2003 Plan. Four-year vesting with 25% vesting on each anniversary of the grant date. Shares fully vest on January 25, 2014.

(12)	RSUs granted pursuant to our 2003 Plan. Four-year vesting with 25% vesting on each anniversary of the grant date. Shares fully vest on January 24, 2015.

(13)	Four-year vesting in equal monthly installments. Shares fully vest on January 24, 2015.

(14)
RSUs granted pursuant to our 2003 Plan. Four-year vesting with 50% vesting on the second anniversary of the grant date and 25% vesting on the third and fourth anniversaries of the grant date. Shares fully vest on January 25, 2014.

(15)	Four-year vesting in equal monthly installments. Shares fully vest on April 15, 2012.

(16)	These amounts represent awards actually earned under our 2008 Performance Share Program. Four-year vesting with 25% vesting on each anniversary of the grant date. Shares fully vest on April 15, 2012.

(17)
RSUs granted pursuant to our 2003 Plan. Four-year vesting with 50% vesting on the second anniversary of the vesting commencement date and thereafter as to 25% on each of the third and fourth anniversaries of the vesting commencement date. Shares fully vest on December 15, 2013.

(18)	RSUs granted pursuant to our 2003 Plan. Four-year vesting with 25% vesting on each anniversary of the grant date. Shares fully vest on June 22, 2014.

Option Exercises and Stock Vested in Fiscal Year 2011
The following table sets forth information regarding each exercise of stock options and the vesting during fiscal year 2011 of time-based stock-settled RSUs, and performance-based stock-settled RSUs granted under our 2007, 2008, and 2010 Performance Share Programs for each of the NEOs, on an aggregate basis. The value realized on the exercise of option awards is calculated as follows (i) if the exercise involves a sale of some or all of the exercised shares, the difference between the actual price at which the exercised shares were sold and the exercise price of the options, or (ii) in all other cases, the difference between the closing market price of our common stock as reported on NASDAQ on the date of exercise and the exercise price of the options. The value realized on vesting of stock awards is based on the closing market price of our common stock as reported on NASDAQ on the vesting date of the stock-settled RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Shantanu Narayen	—	—	117,548	3,962,841
Mark Garrett	—	—	32,565	1,098,353
Kevin Lynch	45,144	634,728	37,148	1,256,075
Matthew Thompson	—	—	27,225	919,640
David Wadhwani	—	—	15,865	517,594

Nonqualified Deferred Compensation
Under the terms of our Deferred Compensation Plan, eligible employees, including each of the NEOs, and directors may elect to defer the receipt of a portion of cash and equity compensation they would otherwise have received when earned. Amounts deferred under the Deferred Compensation Plan are deemed invested in the investment funds selected by the participant from the same fund options as available under the Adobe 401(k) Plan, except that the individually directed brokerage account feature and the Retirement Savings Trust are not available under the Deferred Compensation Plan. Participants can make changes in the allocations of their deferred compensation among these funds in generally the same manner and on generally the same terms as our 401(k) Plan. Deferrals are adjusted for earnings and losses in the deemed investments. We do not contribute to the Deferred Compensation Plan on behalf of our employees, or match the deferrals made by participants, with the exception of situations in which an election to defer under the Deferred Compensation Plan would prevent a participant from receiving the full 401(k) company match as described in the “Compensation Discussion and Analysis—Retirement and Deferred Compensation Plan Benefits” section of this proxy statement. In those situations, we make a contribution to the Deferred Compensation Plan equal to the foregone 401(k) company match. No such contribution was made in fiscal year 2011. As a result, amounts payable under the Deferred Compensation Plan generally are entirely determined by participant contributions and fund elections.
Employee participants in the Deferred Compensation Plan may elect to contribute 1% to 75% of their base salary and 1% to 100% of other specified compensation, including commissions and bonuses. Participants may also contribute 100% per vesting tranche of their RSU and performance share awards. Participants elect the payment of benefits to begin on a specified date at least three years in the future in the form of a lump sum or annual installments of 5, 10 or 15 years. Upon termination of a participant’s employment with Adobe, the participant will receive a distribution in the form of a lump sum payment. Each participant shall elect whether to keep his or her account balance in the Deferred Compensation Plan or to receive a lump sum distribution upon a change of control. In addition, if a participant experiences an unforeseeable emergency during the deferral period, the participant may petition to receive a partial or full payout from the Deferred Compensation Plan. All distributions are made in cash, except that deferred RSUs and performance shares are settled in Adobe stock.
No NEOs participated in, or had an accrued balance under, the Deferred Compensation Plan in fiscal year 2011.

Change of Control
Each of the NEOs is eligible to receive severance benefits in the event of certain terminations of employment upon or after a change of control of Adobe, pursuant to the terms of our Prior Participant Change of Control Plan applicable to each of our current NEOs or, in the case of our Chief Executive Officer, upon or after a change of control of Adobe, in some cases whether or not his employment is terminated, pursuant to his individual Retention Agreement. Mr. Narayen would need to waive all benefits under his Retention Agreement to receive any benefits under the Prior Participant Change of Control Plan.
On December 12, 2011, the Former Plan expired by its terms; our Executive Compensation Committee approved the Prior Participant Change of Control Plan effective as of December 13, 2011, and our NEOs became eligible participants under this new plan at that time. The material terms of, and payments due under, the Prior Participant Change of Control Plan are similar to the Former Plan. Participants of the Former Plan are eligible to participate in the Prior Participant Change of Control Plan. The Prior Participant Change of Control Plan will expire on December 13, 2014, unless extended by Adobe or unless a change of control occurs prior thereto, in which case the Prior Participant Change of Control Plan will terminate following the later of the date which is at least two years after the occurrence of a change of control or the payment of all severance benefits due under the Prior Participant Change of Control Plan. The Executive Compensation Committee also approved an additional change of control severance plan that would apply to certain employees who were not eligible under the Former Plan upon its expiration, and therefore are not eligible under the Prior Participant Change of Control Plan.
Pursuant to the terms of the Prior Participant Change of Control Plan, the Former Plan, and Mr. Narayen’s Retention Agreement, a “change of control” of Adobe is generally defined as one of the following:

•
a person or entity becomes the beneficial owner of Adobe securities representing 30% or more of the combined voting power of our then outstanding securities entitled to vote in the election of directors;

•	during any period of two consecutive years, a majority of our directors who were nominated by a vote of at least 3/4 of the directors in office at the beginning of the period cease to be directors;

•
as a result of a reorganization, merger, consolidation or other corporate transaction involving Adobe, our stockholders immediately prior to the transaction do not retain ownership of more than 50% of the combined voting power of Adobe or resulting entity;

•	all or substantially all of our assets are sold, liquidated or distributed; or

•	a “change of control” or a “change in the effective control” of Adobe within the meaning of Section 280G of the Code occurs.
Executive Severance Plans
Pursuant to the Prior Participant Change of Control Plan and the Former Plan, if there is a qualifying change of control of Adobe, and within two years following the change of control,  Mr. Garrett, Mr. Lynch, Mr. Thompson or Mr. Wadhwani experiences a separation from service as a result of Adobe (or any successor) terminating the executive officer’s employment without cause, or as a result of his disability, or if he resigns for good reason, the executive officer would be eligible to receive:

•	24 months of salary and target bonus plus one month of salary and bonus per year of service up to an additional 12 months;

•	pro-rata target bonus for the fiscal year of termination;

•
COBRA premiums for the eligible executive and covered dependents until the earlier of (i) the last month in which the executive and his covered dependents are eligible for and enrolled in COBRA coverage and (ii) 24 months plus the number of years of service with Adobe (up to a maximum of 12); and

•	accelerated vesting of all outstanding equity awards (including, to the extent credited, for performance shares).

In the event that any amount under the Prior Participant Change of Control Plan or the Former Plan would constitute an excess parachute payment within the meaning of Section 280G of the Code, the amounts payable will not exceed the amount which produces the greatest after-tax benefit to the affected individual. All of the benefits under the Prior Participant Change of Control Plan or the Former Plan are conditioned upon the executive officer signing a release of claims.
Chief Executive Officer Retention Agreement
Effective January 12, 1998, Adobe entered into a Retention Agreement with Mr. Narayen, which was amended twice, the first time effective February 11, 2008, based on his promotion to Chief Executive Officer, and the second on December 17, 2010, in order to clarify the manner of compliance with, or exemption from, Section 409A of the Code, in light of updates to, and interpretations of, applicable tax regulations.
Pursuant to his Retention Agreement, if there is a qualifying change of control of Adobe, and within two years following the change of control Mr. Narayen experiences a separation from service as a result of Adobe (or any successor) terminating his employment without cause, or as a result of his disability, or if he resigns for good reason, Mr. Narayen would be eligible to receive:

•	36 months of salary and target bonus;

•	pro-rata target bonus for the fiscal year of termination; and

•	COBRA premiums for him and covered dependents until the earlier of (i) the last month in which he and his covered dependents are eligible for and enrolled in COBRA coverage and (ii) 36 months.
Upon a change of control, regardless of whether his employment is terminated, or his death or disability, Mr. Narayen would be eligible to receive accelerated vesting of all outstanding equity awards (including, to the extent credited, for performance shares) and all stock options will become fully exercisable.
In the event that any amount under Mr. Narayen’s Retention Agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the amounts payable will not exceed the amount which produces the greatest after-tax benefit to Mr. Narayen. All benefits provided under the Retention Agreement are conditioned upon his signing a release of claims. The Retention Agreement has no expiration date.
2003 Plan
See “Proposal 2—Summary of the 2003 Plan—Change of Control” for a description of the treatment of awards under the 2003 Plan in the event of a change of control.
Performance Share Programs
Pursuant to our Performance Share Programs, in the event of a change of control prior to the certification date, there will be an automatic crediting to each NEO of a pro-rated (based on time elapsed during the performance period) target award immediately prior to the date of the change of control, but the applicable time-based service vesting requirements will continue to apply. The Prior Participant Change of Control Plan, the Former Plan and Mr. Narayen’s Retention Agreement may provide for acceleration of some or all of the awards held by the NEOs, as described above.
Potential Payments upon Termination and/or a Change of Control
The following table sets forth the estimated potential payments and benefits payable to each NEO under the Former Plan (which was in effect on December 2, 2011) in the event of a termination of employment and/or a change of control of Adobe (“COC”), as if such termination or COC event had occurred on December 2, 2011, the last day of fiscal year 2011. The value of the stock awards is based on the closing market price of our common stock as reported on NASDAQ on December 2, 2011, which was $27.11 per share. Each NEO must sign a release of claims to receive any of the benefits below except those for Death/Disability, COC Only (continued employment), or COC Only/Equity Not Assumed or Substituted.

Triggering Event (1)	Target Bonus (2) ($)	Lump Sum Severance (3)($)	Accelerated Stock Options (4) ($)	Accelerated Performance Awards (5) ($)	Accelerated Restricted Stock Units ($)	Cont. Health Insurance Coverage (present value) (6) ($)	Total (7) ($)

Shantanu Narayen
Death/Disability(8)	—	—	512,114	2,704,042	2,470,738	—	5,686,894
Voluntary Termination/Involuntary Termination with Cause	—	—	—	—	—	—	—
Involuntary Termination Without Cause/Resignation for Good Reason	—	—	—	—	—	—	—
Involuntary Termination/Resignation for Good Reason upon COC(9)	1,125,000	6,075,000	597,469	5,507,668	6,859,508	37,416	20,202,061
COC Only (continued employment)(10)	—	—	597,469	5,507,668	6,859,508	—	12,964,645
COC Only/Equity Not Assumed or Substituted(11)	—	—	597,469	5,507,668	6,859,508	—	12,964,645
Mark Garrett
Death/Disability(8)	—	—	227,247	785,015	1,139,298	—	2,151,560
Voluntary Termination/Involuntary Termination with Cause	—	—	—	—	—	—	—
Involuntary Termination Without Cause/Resignation for Good Reason	—	—	—	—	—	—	—
Involuntary Termination/Resignation for Good Reason upon COC(9)	575,000	2,683,333	265,122	1,504,334	2,800,463	37,416	7,865,668
COC Only (continued employment)(10)	—	—	—	—	—	—	—
COC Only/Equity Not Assumed or Substituted(11)	—	—	265,122	1,504,334	2,800,463	—	4,569,919
Kevin Lynch
Death/Disability(8)	—	—	227,247	947,675	1,261,293	—	2,436,215
Voluntary Termination/Involuntary Termination with Cause	—	—	—	—	—	—	—
Involuntary Termination Without Cause/Resignation for Good Reason	—	—	—	—	—	—	—
Involuntary Termination/Resignation for Good Reason upon COC(9)	375,000	2,625,000(12)	265,122	1,992,314	3,288,443	30198	8,576,077
COC Only (continued employment)(10)	—	—	—	—	—	—	—
COC Only/Equity Not Assumed or Substituted(11)	—	—	265,122	1,992,314	3,288,443	—	5,545,879
Matthew Thompson
Death/Disability(8)	—	—	177,705	657,869	1,074,234	—	1,909,808
Voluntary Termination/Involuntary Termination with Cause	—	—	—	—	—	—	—
Involuntary Termination Without Cause/Resignation for Good Reason	—	—	—	—	—	—	—
Involuntary Termination/Resignation for Good Reason upon COC(9)	525,000	2,450,000	207,323	1,298,569	2,616,115	40173	7,137,180
COC Only (continued employment)(10)	—	—	—	—	—	—	—
COC Only/Equity Not Assumed or Substituted(11)	—	—	207,323	1,298,569	2,616,115	—	4,122,007

Triggering Event (1)	Target Bonus (2) ($)	Lump Sum Severance (3)($)	Accelerated Stock Options (4) ($)	Accelerated Performance Awards (5) ($)	Accelerated Restricted Stock Units ($)	Cont. Health Insurance Coverage (present value) (6) ($)	Total (7) ($)
David Wadhwani
Death/Disability(8)	—	—	84,365	344,207	872,827	—	1,301,399
Voluntary Termination/Involuntary Termination with Cause	—	—	—	—	—	—	—
Involuntary Termination Without Cause/Resignation for Good Reason	—	—	—	—	—	—	—
Involuntary Termination/Resignation for Good Reason upon COC(9)	356,250	1,732,194(12)(13)	98,423	814,113	2,341,762	40682	5,383,424
COC Only (continued employment)(10)	—	—	—	—	—	—	—
COC Only/Equity Not Assumed or Substituted(11)	—	—	98,423	814,113	2,341,762	—	3,254,298
_________________________

(1)
While Adobe’s standard form of stock option agreement under the 2003 Plan provides for the acceleration of 12 months of vesting in the event the person is age 65 or older upon terminating employment with Adobe, the table does not reflect this retirement vesting because none of the NEOs is at least age 65.

(2)
This amount represents the fiscal year 2011 target annual cash incentive opportunity under the Executive Bonus Plan calculated according to the terms of the Former Plan, which means it is based on the then-current base salary of the NEO (not the actual amount of salary earned during the fiscal year). The cash incentive opportunity amount is pro-rated for the elapsed time in the current incentive period, assuming that all performance targets have been met; because the incentive period ended on December 2, 2011, the amount reported is 100% of the target annual cash incentive opportunity. Actual fiscal year 2011 bonuses earned by each NEO are reported in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table.”

(3)	Based on the base salary and target bonus on December 2, 2011.

(4)
This amount is calculated by aggregating the sums determined by multiplying, for each award, (i) the number of accelerated stock options times (ii) the difference between the closing price per share ($27.11) of our common stock on December 2, 2011, and the option exercise price per share.

(5)
This amount reflects the automatic crediting of pro-rated shares under the 2011 Performance Share Program based on the elapsed time in the performance period; because the performance period ended on December 2, 2011, but was not yet certified, the amount reported is based on 100% of target award amount.

(6)
Amounts reported represent the present value of 18 months (the usual legal maximum period) of COBRA payments with an estimated 5% premium increase every 12 months. The present value is calculated by using 120% of the short term applicable federal rate of 0.24%.

(7)
In accordance with the terms of the Former Plan and Mr. Narayen’s Retention Agreement, all of the benefits in this table are subject to a reduction in the event the amounts payable would constitute an excess parachute payment within the meaning of Section 280G of the Code, to the extent the amounts payable do not exceed the amount which produces the greatest after-tax benefit to the NEOs. Only Mr. Wadhwani’s benefits were so reduced. See footnote 13 below.

(8)
For an explanation of benefits to be received by our NEOs as a result of death or disability, see “Executive Compensation—Grants of Plan-Based Awards in Fiscal Year 2011—Narrative Summary to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2011 Table—Effect of Retirement, Death and Disability on Equity Compensation Awards” above.

(9)	For an explanation of benefits received by our NEOs as a result of an involuntary termination or resignation for good reason upon a COC, see “Change of Control” above.

(10)
Assumes that all equity awards were assumed or substituted by the hypothetical acquiring company. No benefits are payable to the NEOs pursuant to the terms of the Former Plan and there is no accelerated vesting pursuant to the terms of the applicable equity award agreements if the NEOs’ employment continues after a COC; however, Mr. Narayen’s Retention Agreement provides that all outstanding equity awards (to the extent credited, for performance shares) accelerate and are immediately exercisable and vested in full upon a COC, regardless of whether his employment is terminated.

(11)
Assumes that equity awards were not assumed or substituted by the hypothetical acquiring company. Pursuant to the terms of the applicable equity plans generally, any unexercised and/or unvested portions of any outstanding equity awards that are not assumed or substituted by the acquiring company are immediately exercisable and vested in full as of the date immediately prior to the effective date of the COC.

(12)
Mr. Lynch and Mr. Wadhwani both receive credit under the Former Plan for their service time at Macromedia, Inc., which was acquired by Adobe in 2005. Mr. Lynch’s service began in July 1996, and Mr. Wadhwani’s service began in April 2002.

(13)
Mr. Wadhwani’s severance amount exceeded the 280G threshold and therefore triggered a reduction pursuant to the Former Plan. His lump sum severance amount would have been $2,285,938 without this provision.

DIRECTOR COMPENSATION
The following table sets forth certain information with respect to compensation awarded to, paid to or earned by each of Adobe’s non-employee directors during fiscal year 2011.

Name	Fees Earned or Paid in Cash(1)(2)(3) ($)	Stock Awards(4)(5)(6) ($)	Option Awards(4)(7)(8) ($)	Total ($)

Charles M. Geschke	110,000	—	191,675	301,675
John E. Warnock	110,000	—	191,675	301,675
Edward W. Barnholt	90,000	235,667	—	325,667
Robert K. Burgess	72,473	235,667	—	308,140
Michael R. Cannon	80,000	235,667	—	315,667
James E. Daley	107,500	—	191,675	299,175
Carol Mills(9)	36,696	—	—	36,696
Daniel Rosensweig	89,032	235,667	—	324,699
Robert Sedgewick	76,881	—	191,675	268,556
_________________________

(1)	Director fees were paid at the end of the quarter for which services were provided.

(2)	The following table provides a breakdown of the annual retainers and committee fees earned or paid in cash:

Name	Annual Board Retainers ($)	Audit Committee Fees ($)	Executive Compensation Committee Fees ($)	Nominating and Governance Committee Fees ($)	Total ($)

Dr. Geschke	110,000*	—	—	—	110,000
Dr. Warnock	110,000*	—	—	—	110,000
Mr. Barnholt	60,000	—	15,000	15,000	90,000
Mr. Burgess	60,000	12,473	—	—	72,473
Mr. Cannon	60,000	20,000	—	—	80,000
Mr. Daley	60,000	40,000	—	7,500	107,500
Ms. Mills**	22,582	—	11,291	2,823	36,696
Mr. Rosensweig	60,000	—	24,355	4,677	89,032
Dr. Sedgewick	60,000	7,527	9,354	—	76,881

*	Includes $60,000 annual Board member fee and $50,000 annual Board Chair fee.
** Retainers and fees for Ms. Mills were pro-rated based on her retirement from the Board on April 20, 2011.

(3)	Mr. Cannon and Mr. Daley each deferred all cash fees pursuant to Adobe’s Deferred Compensation Plan. For more information on this plan, see “Deferred Compensation Plan” below.

(4)
On April 25, 2011, each non-employee director received a grant of stock options, RSUs or a 50% combination of each (as elected by each director in his or her discretion prior to the end of the previous fiscal year), per the terms of the Board’s Non-Employee Director Compensation Policy, as described below.

(5)
These amounts do not reflect the actual economic value realized by the director for these awards. In accordance with SEC rules, this column reflects the grant date fair value of 7,092 RSUs for each director electing to receive RSUs, disregarding estimates of forfeitures related to service-based vesting conditions.

For the assumptions and methodology used to calculate these amounts, please see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2011 Annual Report on Form 10-K and the Notes to Consolidated Financial Statements at Note 13, “Stock-based Compensation.”

(6)	At 2011 fiscal year end, each non-employee director held the following aggregate number of unvested RSUs:

Name	Aggregate Shares Subject to Unvested RSUs (#)

Dr. Geschke	—
Dr. Warnock	—
Mr. Barnholt	7,092
Mr. Burgess	7,092
Mr. Cannon	7,092
Mr. Daley	—
Mr. Rosensweig	7,092
Dr. Sedgewick	—

(7)
These amounts do not reflect the actual economic value realized by the director for these awards. In accordance with SEC rules, this column reflects the grant date fair value of 21,276 stock options with an exercise price of $33.23 in fiscal year 2011 for each director electing to receive stock options, in accordance with applicable accounting guidance related to stock-based compensation, disregarding estimates of forfeitures related to service-based vesting conditions. For the methodology of how this amount is calculated, please see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2011 and 2010 Annual Reports on Form 10-K and the Notes to Consolidated Financial Statements at Note 13, “Stock-based Compensation.”

(8)	At 2011 fiscal year end, each non-employee director held stock options, including vested and unvested options, to purchase the following aggregate number of shares of our common stock:

Name	Aggregate Shares Subject to Outstanding Options (#)

Dr. Geschke	178,163
Dr. Warnock	292,218
Mr. Barnholt	131,887
Mr. Burgess	131,887
Mr. Cannon	110,000
Mr. Daley	276,003
Ms. Mills*	90,942
Mr. Rosensweig	—
Dr. Sedgewick	212,218
_________________________
* See footnote 9 below regarding Ms. Mills’s exercisable options.

(9)
Ms. Mills retired from our Board on April 20, 2011. In recognition of her service to the Board, all of her outstanding unvested options (6,250 shares from the stock option granted in 2008) were accelerated upon her retirement and all of her vested options remain exercisable for one year after her retirement date.

Compensation Philosophy
The general philosophy of our Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation to reward directors for a year of service in fulfilling their oversight responsibilities. Adobe does not compensate its management director (our Chief Executive Officer) for Board service in addition to his regular employee compensation. Each year, the Executive Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors and recommends changes, if any, to the Board. The Executive Compensation Committee considers advice from Compensia, when appropriate. Our Board reviews the Executive Compensation Committee’s recommendations and then determines the amount of director compensation.
Fees Earned or Paid in Cash
In fiscal year 2011, each non-employee director received an annual retainer of $60,000 (and in addition, each Chairman of the Board received a Board Chair fee of $50,000) plus committee fees for each committee on which he or she served, as follows:

Committee	Chair ($)	Members ($)

Audit	40,000	20,000
Executive Compensation	30,000	15,000
Nominating and Governance	15,000	7,500
Our Board retained the same levels of cash compensation for fiscal year 2012.
Equity Awards
Our Board approved a 2011 Non-Employee Director Compensation Policy, effective December 4, 2010, which included equity award grants to non-employee directors as follows:

•
an initial grant of RSUs in an amount valued (based on the estimated value on the grant date) at $450,000 that is converted into a number of RSUs based on the average closing market price over the 30 calendar days ending the day prior to the grant date. The award vests 50% each year on the anniversary of the grant date over a two-year period. Directors receiving an initial grant will not be eligible to receive an annual grant until the second annual meeting of stockholders after joining the Board; directors who first join our Board upon being elected at an annual meeting of stockholders will receive the initial award and will also receive an annual award at the next annual meeting; and

•
an annual grant of stock options, RSUs or a 50% combination of each (to be elected by each director in his or her discretion in the previous fiscal year), which vests 100% on the day immediately preceding our next annual meeting of stockholders. The annual award is valued at $240,000 (based on the estimated value on the date of grant), and is converted into a number of RSUs based on the average closing market price over the 30 calendar days ending the day prior to the grant date. If the director elects to receive the annual award partially or entirely in the form of stock options, the RSU award amount (either 50% or 100%, depending on the mix the director previously elected) is multiplied by three to determine the number of stock options.

Our Board retained the same equity compensation for fiscal year 2012.
All outstanding stock options granted to non-employee directors before November 28, 2008 vest and are exercisable at a rate of 25% on the day immediately preceding our annual stockholder meeting over a four-year period.
Non-employee directors may only exercise the stock options once they vest. Stock options are generally exercisable until not later than three months after termination of director status (except in the case of termination due to death or disability), but that period is extended for non-employee directors with at least four years of Board service to Adobe, to one year following termination of director status or the expiration date of the stock option, if earlier. If a non-employee director’s service terminates due to death or disability, the director will be given credit for an additional 12 months of service for the vesting of both stock options and RSUs, and stock options will remain exercisable for one year following the termination or until the expiration of the stock option, if earlier.
In the event of a change of control, any unvested portion of a non-employee director option shall become fully vested and exercisable as of immediately prior to the transaction resulting in a change of control, subject to the consummation of the change of control. If the stock option is not assumed or substituted by the acquiring company, it will terminate to the extent it is not exercised on or before the date of such a transaction. Any unvested portion of RSUs will become vested in full immediately prior to the effective date of a change of control.
In light of the retirement of Ms. Mills, who announced on January 14, 2011, that she would not be standing for re-election to the Board at the 2011 Annual Meeting of Stockholders, our Board elected to accelerate all of her outstanding unvested stock options as of her last day of service (6,250 shares from the stock option granted in 2008) in recognition of her service to Adobe.
Deferred Compensation Plan
Our Deferred Compensation Plan allows non-employee directors to defer from 5% up to 100% of their cash compensation, which amounts are deemed invested in the investment funds selected by the director from the same fund options as generally available in Adobe’s 401(k) Plan (other than the individual direct brokerage account and Retirement Savings Trust). Participants may also contribute 100% per vesting tranche of their RSU awards. Deferred Compensation Plan participants must elect irrevocably to receive the deferred funds on a specified date at least three years in the future in the form of a lump sum or annual installments over 5, 10 or 15 years.  Mr. Cannon and Mr. Daley participated in the Deferred Compensation Plan with respect to 100% of their respective retainers and committee fees for their services in fiscal year 2011. See “Executive Compensation—Nonqualified Deferred Compensation” in this proxy statement for more information regarding our Deferred Compensation Plan.
Expenses
We reimburse our directors for their travel and related expenses in connection with attending Board and committee meetings, as well as costs and expenses incurred in attending director education programs and other Adobe-related seminars and conferences.
Other Benefits
Non-employee directors are offered an opportunity to purchase certain Adobe health, dental, and vision insurance while serving as a Board member. Participating directors pay 100% of their own insurance premiums.
Stock Ownership Guidelines
We have adopted stock ownership guidelines for members of our Board. Under these guidelines, each non-employee director should hold 25% of the net shares acquired from Adobe until the total number of shares held by such non-employee director equals or exceeds 6,000 shares. Once achieved, this 6,000 share guideline should be maintained going forward. An “acquired share” includes shares of vested restricted stock, RSUs, performance shares, performance units and shares issued upon the exercise of vested options. “Net shares acquired” means acquired shares remaining after deducting acquired shares sold to cover the exercise price and withheld for taxes. Shares that count toward the minimum share ownership include shares owned outright or beneficially owned, shares acquired through the Employee Stock Purchase Plan, vested restricted stock, vested RSUs, and shares issued upon the exercise of vested options, as well as vested performance shares or performance units deferred into our Deferred Compensation Plan. As of December 2, 2011, each of our non-employee directors was in compliance with these guidelines.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The members of our Executive Compensation Committee for fiscal year 2011 prior to April 20, 2011, were Ms. Mills and Mr. Barnholt and Mr. Rosensweig. Effective April 20, 2011 and for the remainder of fiscal year 2011, the members of our Executive Compensation Committee were Mr. Barnholt, Mr. Rosensweig and Dr. Sedgewick. There are no members of our Executive Compensation Committee who were officers or employees of Adobe or any of our subsidiaries during fiscal year 2011. No members were formerly officers of Adobe or had any relationship otherwise requiring disclosure hereunder. During fiscal year 2011, no interlocking relationships existed between any of our executive officers or members of our Board or Executive Compensation Committee, on the one hand, and the executive officers or members of the board of directors or compensation committee of any other entity, on the other hand.
TRANSACTIONS WITH RELATED PERSONS
Review, Approval or Ratification of Transactions with Related Persons
Adobe’s Code of Business Conduct requires that all employees and directors avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of Adobe.
In addition, pursuant to its written charter, the Nominating and Governance Committee considers and approves or disapproves any related person transaction as defined under Item 404 of Regulation S-K promulgated by the SEC, after examining each such transaction for potential conflicts of interest and other improprieties. The Nominating and Governance Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented.
Transactions with Related Persons
Since the beginning of fiscal year 2011, there have not been any transactions, nor are there any currently proposed transactions, in which Adobe was or is to be a participant, the amount involved exceeded $120,000, and any related person had or will have a material direct or indirect interest.
HOUSEHOLDING OF PROXY MATERIALS
We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, 2011 Annual Report and proxy materials, as applicable, unless we have received contrary instructions from one or more of the stockholders. This allows us to save money by reducing the number of documents we must print and mail, and helps reduce the environmental impact as well.
Householding is available to both registered stockholders and beneficial owners of shares held in street name.
Registered Stockholders
If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information to only one account in your household, as identified by you, we will deliver or mail a single copy of our Notice, 2011 Annual Report and proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting Broadridge Financial Solutions, Inc., either by calling 1-800-542-1061 (toll free), or by writing to Broadridge, Householding Department, 51 Mercedes Way , Edgewood, NY 11717. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Notice, 2011 Annual Report and proxy materials, as applicable, mailed to you, please submit your request to Broadridge who will promptly deliver the requested copies.
Registered stockholders who have not consented to householding will continue to receive copies of our Notice, Annual Reports and proxy materials, as applicable, for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of annual reports or proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.
Street Name Holders
Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.
ANNUAL REPORT
Accompanying this proxy statement is our Annual Report on Form 10-K for the fiscal year ended December 2, 2011. The 2011 Annual Report contains audited financial statements covering our fiscal years ended December 2, 2011, December 3, 2010 and November 27, 2009. Copies of our Annual Report on Form 10-K for the fiscal year ended December 2, 2011, as filed with the SEC, are available free of charge on our website at www.adobe.com/aboutadobe/invrelations or you can request a copy free of charge by calling 408-536-4700 or sending an email to adobe@kpcorp.com. Please include your contact information with the request.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON APRIL 12, 2012
This proxy statement and our 2011 Annual Report on Form 10-K for the fiscal year ended December 2, 2011, as filed with the SEC, are available at http://materials.proxyvote.com/00724F.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2013, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than November 1, 2012. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2013 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than November 1, 2012 nor earlier than October 2, 2012.

Karen Cottle Senior Vice President, General Counsel & Corporate Secretary
March 1, 2012
San Jose, California

ANNEX A

_____________

ADOBE SYSTEMS INCORPORATED
2003 EQUITY INCENTIVE PLAN

Amended and Restated as of February 16, 2012
_____________

1.	Establishment, Purpose and Term of Plan	A-1
1.1	Establishment	A-1
1.2	Purpose	A-1
1.3	Term of Plan	A-1
2.	Definitions and Construction	A-6
2.1	Definitions	A-6
3.	Administration	A-6
3.1	Administration by the Committee	A-6
3.2	Authority of Officers	A-6
3.3	Administration with Respect to Insiders	A-6
3.4	Committee Complying with Section 162 (m)	A-6
3.5	Powers of the Committee	A-6
3.6	Repricing	A-7
3.7	Indemnification	A-8
4.	Shares Subject to Plan	A-8
4.1	Maximum Number of Shares Issuable	A-8
4.2	Adjustments for Changes in Capital Structure	A-9
5.	Eligibility and Award Limitations	A-9
5.1	Persons Eligible for Awards	A-9
5.2	Participation	A-9
5.3	Incentive Stock Option Limitations	A-9
5.4	Award Limits	A-10
6.	Terms and Conditions of Options	A-11
6.1	Exercise Price	A-11
6.2	Exercisability and Term of Options	A-11
6.3	Payment of Exercise Price	A-12
6.4	Effect of Termination of Service	A-12
6.5	Transferability of Options	A-12
7.	Terms and Conditions of Stock Appreciation Rights	A-12
7.1	Types of SARs Authorized	A-12
7.2	Exercise Price	A-12
7.3	Exercisability and Term of SARs	A-12
7.4	Exercise of SARs	A-12
7.5	Deemed Exercise of SARs	A-14
7.6	Effect of Termination of Service	A-14
7.7	Nontransferability of SARs	A-14
8.	Terms and Conditions of Stock Awards	A-14
8.1	Types of Stock Awards Authorized	A-14
8.2	Purchase Price	A-14
8.3	Purchase Period	A-14
8.4	Payment of Purchase Price	A-14
8.5	Vesting: Restrictions on Transfer; Deferral	A-15
8.6	Voting Rights; Dividends and Distributions	A-15
8.7	Effect of Termination of Service	A-16
8.8	Nontransferability of Stock Award Rights	A-16

A-i

9.	Terms and Conditions of Performance Awards	A-16
9.1	Types of Performance Awards Authorized	A-16
9.2	Initial Value of Performance Shares and Performance Units	A-17
9.3	Establishment of Performance Period, Performance Goals and Performance Award Formula	A-17
9.4	Measurement of Performance Goals	A-17
9.5	Settlement of Performance Awards	A-20
9.6	Dividend Equivalents	A-21
9.7	Effect of Termination of Service	A-21
9.8	Nontransferability of Performance Awards	A-22
10.	Standard Forms of Award Agreement	A-22
10.1	Award Agreements	A-22
10.2	Authority to Vary Terms	A-22
11.	Change of Control	A-22
11.1	Awards Granted Prior to January 24, 2008	A-22
11.2	Awards Granted On or After January 24, 2008	A-23
12.	Compliance with Securities Law	A-24
13.	Tax Withholding	A-25
13.1	Tax Withholding in General	A-25
13.2	Withholding in Shares	A-25
14.	Termination of Amendment of Plan	A-26
15.	Miscellaneous Provisions	A-26
15.1	Repurchase Rights	A-26
15.2	Provision of Information	A-26
15.3	Rights as Employee, Consultant or Director	A-26
15.4	Rights as a Stockholder	A-26
15.5	Fractional Shares	A-27
15.6	Beneficiary Designation	A-27
15.7	Unfunded Obligation	A-27
15.8	Section 409A	A-27

A-ii

ADOBE SYSTEMS INCORPORATED
2003 EQUITY INCENTIVE PLAN

1.ESTABLISHMENT, PURPOSE AND TERM OF PLAN.
1.1    Establishment. Adobe Systems Incorporated, a Delaware corporation, hereby establishes the Adobe Systems Incorporated 2003 Equity Incentive Plan (as amended and restated, the “Plan”) effective as of April 9, 2003, the date of its approval by the stockholders of the Company (the “Effective Date”).
1.2    Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Stock Purchase Rights, Stock Bonuses, Restricted Stock Units, Performance Shares and Performance Units.
1.3    Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Incentive Stock Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted, as amended, by the Board or the date the Plan is duly approved, as amended, by the stockholders of the Company.
2.    DEFINITIONS AND CONSTRUCTION.
2.1    Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)    “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S‑8 under the Securities Act.
(b)    “Award” means any Option, SAR, Stock Purchase Right, Stock Bonus, Restricted Stock Unit, Performance Share or Performance Unit granted under the Plan.
(c)    “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant. An Award Agreement may be an “Option Agreement, an “SAR Agreement,” a

“Stock Purchase Agreement,” a “Stock Bonus Agreement, ” a “Restricted Stock Unit Agreement,” ” a “Performance Share Agreement” or a “Performance Unit Agreement.”
(d)    “Board” means the Board of Directors of the Company.
(e)    “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
(f)    “Committee” means the Executive Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
(g)    “Company” means Adobe Systems Incorporated, a Delaware corporation, or any successor corporation thereto.
(h)    “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on (i) registration on a Form S‑8 Registration Statement under the Securities Act, or (ii) Rule 701 of the Securities Act, or (iii) other means of compliance with the securities laws of all relevant jurisdictions.
(i)    “Director” means a member of the Board or the board of directors of any other Participating Company.
(j)    “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.
(k)    “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.
(l)    “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.
(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n)    “Fair Market Value” means, as of any date, the value of a share of

Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i)    If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq Global Select Market, The Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.
(ii)    If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.
(o)    “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option.
(p)    “Insider” means an Officer, a member of the Board or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
(q)    “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.
(r)    “Officer” means any person designated by the Board as an officer of the Company.
(s)    “Option” means the right to purchase Stock at a stated price for a specified period of time granted to a participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
(t)    “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(u)    “Participant” means any eligible person who has been granted one or more Awards.

(v)    “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.
(w)    “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.
(x)    “Performance Award” means an Award of Performance Shares or Performance Units.
(y)    “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.
(z)    “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.
(aa)    “Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.
(bb)    “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share based on performance.
(cc)    “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit based upon performance.
(dd)    “Predecessor Plans” mean, collectively, the Adobe Systems Incorporated 1994 Stock Option Plan and the Adobe Systems Incorporated 1999 Equity Incentive Plan.
(ee)    “Restricted Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 8 of the Plan to receive one share of Stock, a cash payment equal to the value of one share of Stock, or a combination thereof, as determined in the sole discretion of the Committee.
(ff)    “Restriction Period” means the period established in accordance with Section 8.5 of the Plan during which shares subject to a Stock Award are subject to Vesting Conditions.
(gg)    “Rule 16b‑3” means Rule 16b‑3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
(hh)    “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.
(ii)    “Section 162(m)” means Section 162(m) of the Code.
(jj)    “Securities Act” means the Securities Act of 1933, as amended.
(kk)    “Service” means a Participant’s employment or service with the Participating Company Group as an Employee, a Consultant or a Director, whichever such capacity the Participant held on the date of grant of an Award. Unless otherwise determined by the Board, a Participant’s Service shall be deemed to have terminated if the Participant ceases to render service to the Participating Company Group in such initial capacity. However, a Participant’s Service shall not be deemed to have terminated merely because of a change in the Participating Company for which the Participant renders such Service in such initial capacity, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any bona fide leave of absence approved by the Company of ninety (90) days or less. In the event of a leave in excess of ninety (90) days, the Participant’s Service shall be deemed to terminate on the ninety-first (91st) day of the leave unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
(ll)    “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.
(mm)    “Stock Award” means an Award of a Stock Bonus, a Stock Purchase Right or a Restricted Stock Unit Award.
(nn)    “Stock Bonus” means Stock granted to a Participant pursuant to Section 8 of the Plan.
(oo)    “Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8 of the Plan.
(pp)    “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(qq)    “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(rr)    “Vesting Conditions” mean those conditions established in accordance with Section 8.5 of the Plan prior to the satisfaction of which shares subject to a Stock Award remain subject to forfeiture or a repurchase option in favor of the Company.
2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.    ADMINISTRATION.
3.1    Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.
3.2    Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election. To the extent consistent with applicable law (including but not limited to Delaware General Corporation Law Section 157(c)), the Board may, in its discretion, delegate to a committee comprised of one or more Officers (any such committee, an “Officer Committee”) the authority to designate Employees (other than themselves) to receive one or more Options or rights to acquire shares of Stock and to determine the number of shares of Stock subject to such Options and rights, without further approval of the Board or the Committee. Any such grants will be subject to the terms of the Board resolutions providing for such delegation of authority.
3.3    Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b‑3.
3.4    Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).
3.5    Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(a)    to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

(b)    to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;
(c)    to determine the Fair Market Value of shares of Stock or other property;
(d)    to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;
(e)    to determine whether an Award of SARs, Restricted Stock Units, Performance Shares or Performance Units will be settled in shares of Stock, cash, or in any combination thereof;
(f)    to approve one or more forms of Award Agreement;
(g)    to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;
(h)    to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;
(i)    to prescribe, amend or rescind rules, guidelines and policies relating to the plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of or to accommodate the laws, regulations, tax or accounting effectiveness, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and
(j)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.
3.6    Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefor of new Awards having a lower exercise or purchase price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.
3.7    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.    SHARES SUBJECT TO PLAN.
4.1    Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be two hundred and twenty-nine million six hundred and forty-nine thousand six hundred and twenty (229,649,620). The number of shares of stock available for issuance under the Plan shall be reduced (a) by one share for each share issued pursuant to options or rights granted pursuant to the Predecessor Plans or pursuant to Options or Stock Appreciation Rights, and (b) by one and seventy seven-hundredths (1.77) shares for each share issued pursuant to Awards other than those set forth in the preceding clause (a); provided, however, that (A) for Awards granted prior to April 5, 2007, the reduction was one share of Stock for each share of Stock issued pursuant to any Awards, (B) for Awards granted on April 5, 2007 through and including April 9, 2008, the reduction was two and one-tenth (2.1) shares for each share issued pursuant to any Awards other than options or rights granted pursuant to the Predecessor Plans or pursuant to Options or Stock Appreciation Rights, and (C) for Awards granted on April 10, 2008 through and including March 31, 2009, the reduction was two and four-tenths (2.4) shares for each share issued pursuant to any Awards other than options or rights granted pursuant to the Predecessor Plans or pursuant to Options or Stock Appreciation Rights. Such shares shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company at the Participant’s purchase price to effect a forfeiture of unvested shares upon termination of Service, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall be added back to the Plan share reserve in an amount corresponding to the reduction in such share reserve previously made in accordance with the rules described above in this Section 4.1 and again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award (other than a SAR that may be settled in shares of Stock and/or cash) that is settled in cash. Shares withheld in satisfaction of tax withholding obligations pursuant to Section 13.2 shall not again become available for issuance under the Plan. Upon exercise of a SAR, whether in cash or shares of Stock, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by “net exercise” (as described in Section 6.3(a)(iv)) or tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised.
4.2    Adjustments for Changes in Capital Structure. In the event of any change in the Stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and class of shares subject to the Plan, in the ISO Share Limit set forth in Section 5.3(b), the Award limits set forth in Section 5.4 and to any outstanding Awards, and in the exercise or purchase price per share under any outstanding Award. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.
5.    ELIGIBILITY AND AWARD LIMITATIONS.
5.1    Persons Eligible for Awards. Awards may be granted only to Employees, Directors and Consultants. No Award shall be granted prior to the date on which such person commences Service.
5.2    Participation. Except as otherwise provided in Section 3.2 above, Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one (1) Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.
5.3    Incentive Stock Option Limitations.
(a)    Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person, but who is otherwise an Employee or a Director of, or Consultant to, the Company or any of its Affiliates, may be granted only a Nonstatutory Stock Option.
(b)    ISO Share Limit. Subject to adjustment as provided in Section 4.2, in no event shall more than 229,649,620 shares of Stock be available for issuance pursuant to the exercise of Incentive Stock Options granted under the Plan or the Predecessor Plans (the “ISO Share Limit”).
(c)    Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, each portion shall be separately identified.
5.4    Award Limits.
(a)    Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).
(i)    Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than four million (4,000,000) shares of Stock. An Option which is canceled (or a Freestanding SAR as to which the exercise price is reduced to reflect a reduction in the Fair Market Value of the Stock) in the same fiscal year of the Company in which it was granted shall continue to be counted against such limit for such fiscal year.
(ii)    Stock Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Stock Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than two hundred thousand (200,000) shares of Stock.

(iii)    Performance Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted (A) Performance Shares which could result in such Employee receiving more than two hundred thousand (200,000) shares of Stock for each full fiscal year of the Company contained in the Performance Period for such Award, or (B) Performance Units which could result in such Employee receiving more than two million five hundred thousand dollars ($2,500,000) for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same

Performance Period.
6.    TERMS AND CONDITIONS OF OPTIONS.
Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
6.1    Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Sections 409A and 424(a) of the Code.
6.2    Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of seven (7) years after the effective date of grant of such Option, and (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder to an Employee, Consultant or Director shall terminate seven (7) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.
6.3    Payment of Exercise Price.
(a)    Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the

Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.
(b)    Limitations on Forms of Consideration.
(i)    Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for more than six (6) months (or such longer or shorter period as necessary to avoid a charge to earnings for financial accounting purposes) and not used for another Option exercise by attestation during any such period or were not acquired, directly or indirectly, from the Company.
(ii)    Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.
6.4    Effect of Termination of Service. An Option shall be exercisable after a Participant’s termination of Service to such extent and during such period as determined by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option or in another written agreement between the Company and the Participant.
6.5    Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. No Option shall be assignable or transferable by the Participant, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S‑8 Registration Statement under the Securities Act.
7.    TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.
SARs shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1    Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.
7.2    Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.
7.3    Exercisability and Term of SARs.
(a)    Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.
(b)    Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of eight (8) years after the effective date of grant of such SAR.
7.4    Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made in cash, shares of Stock, or any combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing such SAR, payment shall be made in a lump sum as soon as practicable following the date of exercise of the SAR. The Award Agreement evidencing any SAR may provide for deferred payment in a lump sum or in installments. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant.
7.5    Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.
7.6    Effect of Termination of Service. An SAR shall be exercisable after a Participant’s termination of Service to such extent and during such period as determined by the Committee, in its discretion, and set forth in the Award Agreement evidencing such SAR or in another written agreement between the Company and the Participant.
7.7    Nontransferability of SARs. SARs may not be assigned or transferred in any manner except by will or the laws of descent and distribution, and, during the lifetime of the Participant, shall be exercisable only by the Participant or the Participant’s guardian or legal representative.
8.    TERMS AND CONDITIONS OF STOCK AWARDS.
Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Stock Bonus, a Stock Purchase Right or a Restricted Stock Unit, and the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Stock Award or purported Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
8.1    Types of Stock Awards Authorized. Stock Awards may be in the form of a Stock Bonus, a Stock Purchase Right or a Restricted Stock Unit. Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, service to a Participating Company or upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).
8.2    Purchase Price. The purchase price for shares of Stock issuable under each Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to such Stock Award.
8.3    Purchase Period. A Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Stock Purchase Right; provided, however, that no Stock Purchase

Right granted to an Employee, a Consultant or a Director may become exercisable prior to the date on which such person commences Service.
8.4    Payment of Purchase Price. Stock Bonuses shall be issued in consideration for past services actually rendered to a Participating Company or for its benefit. At the time of grant of Restricted Stock Units, the Committee will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Stock acquired pursuant to Restricted Stock Units. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Stock Purchase Right or delivered pursuant to a Restricted Stock Unit shall be made (i) in cash, by check, or cash equivalent, (ii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iii) by any combination thereof, in each case consistent with any requirements under applicable law regarding payment in respect of the “par value” of the Stock. The Committee may at any time or from time to time grant Stock Purchase Rights or Restricted Stock Units which do not permit all of the foregoing forms of consideration to be used in payment of the purchase price or which otherwise restrict one or more forms of consideration.
8.5    Vesting; Restrictions on Transfer; Deferral. Shares issued pursuant to any Stock Award may or may not be made subject to vesting conditioned upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4 (the “Vesting Conditions”), as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period (the “Restriction Period”) in which shares acquired pursuant to a Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to a Change of Control as provided in Section 11, or as provided in Section 8.8. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions. Restricted Stock Units may be subject to such conditions that may delay the delivery of the shares of Stock (or their cash equivalent) subject to Restricted Stock Units after the vesting of such Award.
8.6    Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during the Restriction Period applicable to shares subject to a Stock Bonus or Restricted Stock Purchase Right, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. With respect to Restricted Stock Units, the Committee may, in its sole discretion, provide that dividend equivalents shall not be paid or provide either for the current payment of dividend equivalents or for the accumulation and payment of dividend equivalents to the extent that the Restricted Stock Units become nonforfeitable. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, then any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Stock Award shall be immediately subject to the same Vesting Conditions and, if applicable, deferral elections as the shares subject to the Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.7    Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Stock Award and set forth in the Award Agreement or in another written agreement between the Company and the Participant, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (i) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service, (ii) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (iii) the Participant shall forfeit all rights in any portion of a Restricted Stock Unit award that has not vested as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.
8.8    Nontransferability of Stock Award Rights. Rights to acquire shares of Stock pursuant to a Stock Award may not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, shall be exercisable only by the Participant or the Participant’s guardian or legal representative.
9.    TERMS AND CONDITIONS OF PERFORMANCE AWARDS.
Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
9.1    Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.
9.2    Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee (or, as applicable for awards not granted in a manner intending to comply with Section 162(m), a duly authorized Officer Committee in accordance with applicable law) in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial value of one hundred dollars ($100). The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

9.3    Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to “performance-based compensation,” the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.
9.4    Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:
(a)    Permitted Performance Measures. Performance Measures may be one or more of the following, as determined by the Committee:
(i)    growth in revenue or product revenue;
(ii)    growth in the market price of the Stock;
(iii)    operating margin;
(iv)    margin, including gross margin;
(v)    operating income;
(vi)    operating income after taxes;
(vii)    operating profit or net operating profit;
(viii)    pre-tax profit;
(ix)    earnings before interest, taxes and depreciation;
(x)    earnings before interest, taxes, depreciation and amortization;
(xi)    income, before or after taxes (including net income);
(xii)    total return on shares of Stock or total stockholder return;

(xiii)    earnings, including but not limited to earnings per share and net earnings;
(xiv)    return on stockholder equity or average stockholders’ equity;
(xv)    return on net assets;
(xvi)    return on assets, investment or capital employed;
(xvii)    expenses;
(xviii)    cost reduction goals;
(xix)    return on capital;
(xx)    economic value added;
(xxi)    market share;
(xxii)    operating cash flow;
(xxiii)    cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization;
(xxiv)    cash flow per share;
(xxv)    improvement in or attainment of working capital levels;
(xxvi)    debt reduction;
(xxvii)    debt levels;
(xxviii)     capital expenditures;
(xxix)    sales or revenue targets, including product or product family targets;
(xxx)    billings;
(xxxi)    workforce diversity;
(xxxii)    customer satisfaction;
(xxxiii)    implementation or completion of projects or processes;
(xxxiv)    improvement in or attainment of working capital levels;

(xxxv)    stockholders’ equity; and
(xxxvi)    other measures of performance selected by the Committee to the extent consistent with Section 162(m).
(b)    Structure of Performance Measures and Performance Goals. Performance Measures and Performance Goals may differ from Participant to Participant and from Performance Award to Performance Award. Performance Goals may, as the Committee specifies, either include or exclude the effect of payment of Performance Awards under this Plan and any other performance plans of the Company. In establishing a Performance Goal, the Committee may provide that performance shall be appropriately adjusted as follows:
(i)    to include or exclude restructuring and/or other nonrecurring charges;
(ii)    to include or exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals;
(iii)    to include or exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board;
(iv)    to include or exclude the effects of any statutory adjustments to corporate tax rates;
(v)    to include or exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles;
(vi)    to include or exclude the effect of payment of bonuses under any cash bonus plan of the Company;
(vii)    to include or exclude the effect of stock based compensation and/or deferred compensation;
(viii)    to include or exclude any other unusual, non-recurring gain or loss or other extraordinary item;
(ix)    to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development;
(x)    to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; to include or exclude the effects of divestitures, acquisitions or joint ventures;
(xi)    to include or exclude the effects of discontinued operations that do not qualify as a segment of a business unit under generally accepted accounting principles;
(xii)    to assume that any business divested by the Company

achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture;
(xiii)    to include or exclude the effect of any change in the outstanding shares of Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends;
(xiv)    to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code);
(xv)    to reflect any partial or complete corporate liquidation;
(xvi)    to reflect shippable backlog; and
(xvii)    to include or exclude the amortization of purchased intangibles, technology license arrangements and incomplete technology.
(c)    Performance Goals. Performance Goals may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Goal may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.
9.5    Settlement of Performance Awards.
(a)    Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.
(b)    Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant’s Performance Award.

(c)    Effect of Leaves of Absence. Unless otherwise required by law, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days of leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on a leave of absence.
(d)    Notice to Participants. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.
(e)    Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. An Award Agreement may provide for deferred payment in a lump sum or in installments at the election of the Participant or otherwise. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalents or interest.
(f)    Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the value of a share of Stock determined by the method specified in the Award Agreement. Such methods may include, without limitation, the closing market price on a specified date (such as the settlement date) or an average of market prices over a series of trading days. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.
9.6    Dividend Equivalents. In its discretion, the Committee may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5. Dividend Equivalents shall not be paid with respect to Performance Units.
9.7    Effect of Termination of Service. The effect of a Participant’s termination of Service on the Participant’s Performance Award shall be as determined by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Performance Award or in another written agreement between the Company and the Participant.

9.8    Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award may be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
10.    STANDARD FORMS OF AWARD AGREEMENT.
10.1    Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms as the Committee may approve from time to time.
10.2    Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.
10.3    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause.
11.    CHANGE OF CONTROL.
11.1    Awards Granted Prior to January 24, 2008. The following provisions shall control for Awards granted prior to January 24, 2008:
(a)    Except as otherwise provided in a Participant’s Award Agreement:
(i)    An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company); or (iv) a liquidation or dissolution of the Company.

(ii)    A “Change in Control” shall mean an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 11.1(a)(iii), the entity to which the assets of the Company were transferred.
(b)    Effect of Change in Control on Options, SARs and Restricted Stock Units. In the event of a Change in Control, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume the Company’s rights and obligations under outstanding Options, SARs and Restricted Stock Units or substitute for outstanding Options, SARs and Restricted Stock Units substantially equivalent equity awards for the Acquiror’s stock. In the event the Acquiror elects not to assume or substitute for outstanding Options, SARs or Restricted Stock Units in connection with a Change in Control, the Committee shall provide that any unexercised and/or unvested portions of such outstanding Awards shall be immediately exercisable and vested in full as of the date thirty (30) days prior to the date of the Change in Control. The exercise and/or vesting of any Option, SAR or Restricted Stock Unit that was permissible solely by reason of this paragraph 10.2 shall be conditioned upon the consummation of the Change in Control. Any Options, SARs or Restricted Stock Units which are not assumed or replaced by the Acquiror in connection with the Change in Control nor exercised as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.
(c)    Effect of Change in Control on Stock Awards. The Committee may, in its discretion, provide in any Award Agreement evidencing a Stock Award that, in the event of a Change in Control, the lapsing of the Restriction Period applicable to the shares subject to the Stock Award held by a Participant whose Service has not terminated prior to such date shall be accelerated effective as of the date of the Change in Control to such extent as specified in such Award Agreement. Any acceleration of the lapsing of the Restriction Period that was permissible solely by reason of this Section 11.1(c) and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.
(d)    Effect of Change in Control on Performance Awards. The Committee may, in its discretion, provide in any Award Agreement evidencing a Performance Award that, in the event of a Change in Control, the Performance Award held by a Participant whose Service has not terminated prior to such date shall become payable effective as of the date of the Change in Control to such extent as specified in such Award Agreement.
11.2    Awards Granted On or After January 24, 2008. The following provisions shall control for Awards granted on or after January 24, 2008:
(a)    Except as otherwise provided in a Participant’s Award Agreement, “Change of Control” shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that anything in this Plan to the contrary notwithstanding, a

Change of Control shall be deemed to have occurred if:
(i)    any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company;
(ii)    during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Incumbent Directors”), cease for any reason to constitute a majority thereof;
(iii)    there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own securities representing more than 50% of the combined voting power of the Company, a parent of the Company or other corporation resulting from such Transaction (counting, for this purpose, only those securities held by the Company’s stockholders immediately after the Transaction that were received in exchange for, or represent their continuing ownership of, securities of the Company held by them immediately prior to the Transaction);
(iv)    all or substantially all of the assets of the Company are sold, liquidated or distributed; or
(v)    there is a “Change of Control” or a “change in the effective control” of the Company within the meaning of Section 280G of the Code and the regulations promulgated thereunder.
(b)    The Committee or the Board may, in its discretion, provide in any Award Agreement, severance plan or other individual agreement, that, in the event of a Change of Control of the Company, the Award held by a Participant shall become vested, exercisable and/or payable to such extent as specified in such document.
(c)    In the event of a Change of Control, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume the Company’s rights and obligations under outstanding Awards or substitute for outstanding Awards substantially equivalent equity awards for the Acquiror’s stock. In the event the Acquiror elects not to assume or substitute for outstanding Awards in connection with a Change of Control, any unexercised and/or unvested portions of such outstanding Awards shall become immediately exercisable and vested in full as of immediately prior to the effective date of the Change of Control. The exercise and/or vesting of any Award that was permissible solely by reason of this paragraph 11.2 shall be conditioned upon the consummation of the Change in Control. Any Awards which are not assumed or replaced by the

Acquiror in connection with the Change of Control nor exercised as of the time of consummation of the Change of Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change of Control.
12.    COMPLIANCE WITH SECURITIES LAW.
12.1    The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (i) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (ii) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
12.2    If the exercise of an Award, or the purchase or delivery of shares of Stock subject to an Award, following the termination of the Participant’s Service would be prohibited at any time during the applicable post-termination period solely because the issuance of shares of Stock would violate the registration requirements under the Securities Act, then the Award shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Participant’s Service during which the exercise of the Award would not be in violation of such registration requirements, or (ii) the expiration of the term of the Award as set forth in the Award Agreement.
13.    TAX WITHHOLDING.
13.1    Tax Withholding in General. Unless prohibited by applicable law, the Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.
13.2    Withholding in Shares. Unless prohibited by applicable law, the Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the

Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.
14.    TERMINATION OR AMENDMENT OF PLAN.
The Committee may terminate or amend the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with any applicable law, regulation or rule.
15.    MISCELLANEOUS PROVISIONS.
15.1    Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
15.2    Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
15.3    Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, a Consultant or a Director, or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award can in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.
15.4    Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.
15.5    Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.
15.6    Beneficiary Benefits. Subject to local laws and procedures, the Company may request appropriate written documentation from a trustee or other legal representative, court, or similar legal body, regarding any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before such representative shall be entitled to act on behalf of the Participant and before a beneficiary receives any or all of such benefit.
15.7    Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee, the Officer Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.
15.8    Section 409A. It is intended that all of the benefits and payments provided under this Plan satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A (together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5), 1.409A-1(b)(6) and 1.409A 1(b)(9), and this Plan will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Plan and the payments and benefits to be provided hereunder are intended to, and will be construed and implemented so as to, comply in all respects with the applicable provisions of Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), any right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
To the extent that the Committee determines that any Award granted under the Plan is, or may reasonably be, subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences described in Section 409A(a)(1) of the Code (or any similar provision). Such terms and conditions shall include, without limitation, the following provision (or comparable provision of similar effect): “To the extent that (i) one or more of the payments or benefits received or to be received by a Participant upon “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) without regard to alternative definitions thereunder) pursuant to this Plan would constitute deferred compensation subject to the requirements of Section 409A, and (ii) the Participant is a “specified employee” within the meaning of Section 409A at the time of separation from service, then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments and benefits shall not be provided to the Participant prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of the Participant’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation on the Participant. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments and benefits deferred pursuant to this paragraph shall be paid in a lump sum to the Participant, and any remaining payments and benefits due shall be paid as otherwise provided herein.” If an Award Agreement is silent as to such provision, the foregoing provision is hereby incorporated by reference directly into such Award Agreement.
In addition, and notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award is, or may reasonably be, subject to Section 409A and related Department of Treasury guidance (including such Department of Treasury guidance issued from time to time) or contains any ambiguity as to the application of Section 409A, the Committee may, without the Participant’s consent, adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (A) exempt (or clarify the exemption of) the Award from Section 409A, (B) preserve the intended tax treatment of the benefits provided with respect to the Award, and/or (C) comply with the requirements of Section 409A and related Department of Treasury guidance.
Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Affiliates shall be responsible for, or required to reimburse or otherwise make any Participant whole for, any tax or penalty imposed on, or losses incurred by, any Participant that arises in connection with the potential or actual application of Section 409A to any Award granted hereunder.

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE
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Adobe Systems Incorporated encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the internet, by telephone or by mail. Your internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the internet, by telephone, or by mail, please read the accompanying proxy statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 11, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 11, 2012. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Adobe Systems Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Adobe Systems Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

345 PARK AVENUE SAN JOSE, CA 95110-2704

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M41634-P20045	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADOBE SYSTEMS INCORPORATED

Vote on Directors

The Board of Directors recommends a vote FOR all nominees.

1.	Election of the five (5) Directors proposed in the accompanying Proxy Statement to serve for a one-year term.		For	Against	Abstain			For	Against	Abstain
	1a.	Edward W. Barnholt	☐	☐	☐
	1b.	Michael R. Cannon	☐	☐	☐	3.	Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending on November 30, 2012.	☐	☐	☐
	1c.	James E. Daley	☐	☐	☐
	1d.	Charles M. Geschke	☐	☐	☐
	1e.	Shantanu Narayen	☐	☐	☐	4.	Approve, on an advisory basis, the compensation of the named executive officers.	☐	☐	☐

Vote on Proposals

The Board of Directors recommends a vote FOR Proposals 2, 3 and 4:
2.
Approval of the amendment of the 2003 Equity Incentive Plan to increase the available share reserve by 12.39 million shares, increase the maximum number of shares that may be granted as incentive stock options, and approve new performance metrics as described in the accompanying Proxy Statement.

			☐	☐	☐

Sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M41635-P20045

ADOBE SYSTEMS INCORPORATED

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints John E. Warnock and Shantanu Narayen, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Adobe Systems Incorporated (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company's headquarters, 321 Park Avenue, East Tower, San Jose, California 95110-2704 on Thursday, April 12, 2012 at 9:00 a.m. local time and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the election of the nominees listed on the reverse side for the Board of Directors and FOR Proposals 2, 3 and 4. Whether or not you are able to attend the meeting, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting.

IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY

USING THE ENCLOSED ENVELOPE

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)